    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 14, 1996
                                                     REGISTRATION NO. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            FIRST UNION CORPORATION
             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6711                       56-0898180
   (State or other jurisdiction       (Primary standard industrial        (I.R.S. employer
of incorporation or organization)      classification code number)     identification number)

                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6565
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          MARION A. COWELL, JR., ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            FIRST UNION CORPORATION
                             ONE FIRST UNION CENTER
                      CHARLOTTE, NORTH CAROLINA 28288-0013
                                 (704) 374-6828
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                    COPY TO:
                            EDWARD D. HERLIHY, ESQ.
                         WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    As promptly as practicable after the effective date of this Registration
                                   Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
[CAPTION]

        TITLE OF EACH CLASS                                       PROPOSED MAXIMUM         PROPOSED MAXIMUM
          OF SECURITIES TO                 AMOUNT TO BE            OFFERING PRICE          AGGREGATE OFFER-
           BE REGISTERED                  REGISTERED (1)            PER UNIT (2)             ING PRICE (2)
Common Stock, $3.33 1/3 par              7,500,000 shares             $24.5625               $395,222,759
  value (including rights to
  purchase shares of common
  stock or junior participating
  Class A Preferred Stock).........
        TITLE OF EACH CLASS                  AMOUNT OF
          OF SECURITIES TO                 REGISTRATION
           BE REGISTERED                      FEE (2)
Common Stock, $3.33 1/3 par
  value (including rights to                 $136,284
  purchase shares of common
                                             - 81,957
  stock or junior participating
  Class A Preferred Stock).........          $ 54,327

(1) Represents the estimated maximum number of shares of common stock, par value $3.33 1/3 per share, issuable by First Union Corporation ("FUNC") upon consummation of the acquisition of Center Financial Corporation ("CFC") by FUNC, including shares issuable upon the exercise of outstanding employee and director stock options.
(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee for the FUNC common stock is based on the average of the high and low sale prices of CFC common stock on the Nasdaq National Market on August 12, 1996 ($24.5625), and computed based on the estimated maximum number of such shares (16,090,494) that may be exchanged for the securities being registered. A filing fee of $81,957 was previously paid in connection with the filing by CFC (CIK number 0000948463) of preliminary proxy material and is credited against the registration fee payable hereunder. The $54,327 balance due is to be paid by debiting CFC's account (CIK number 0000948463) for such amount.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                       FIRST UNION CORPORATION PROSPECTUS
        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K
            SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES
                      TO THE ITEMS OF PART I OF FORM S-4.

                                FORM S-4 ITEM                                              LOCATION IN PROSPECTUS
  1.  Forepart of Registration Statement and Outside Front Cover Page of
      Prospectus..............................................................  Outside front cover page; facing page
  2.  Inside Front and Outside Back Cover Pages of Prospectus.................  AVAILABLE INFORMATION; TABLE OF CONTENTS
  3.  Risk Factors, Ratio of Earnings to Fixed Charges and Other
      Information.............................................................  SUMMARY; THE MERGERS; ANNEX C
  4.  Terms of the Transaction................................................  SUMMARY; GENERAL INFORMATION; THE MERGERS;
                                                                                DESCRIPTION OF FUNC CAPITAL STOCK; CERTAIN
                                                                                DIFFERENCES IN THE RIGHTS OF CFC AND FUNC
                                                                                STOCKHOLDERS; ANNEX A
  5.  Pro Forma Financial Information.........................................  SUMMARY
  6.  Material Contacts with the Company Being Acquired.......................  SUMMARY; THE MERGERS
  7.  Additional Information Required for Reoffering by Persons and Parties
      Deemed to Be Underwriters...............................................  *
  8.  Interests of Named Experts and Counsel..................................  LEGAL OPINIONS; EXPERTS
  9.  Disclosure of Commission Position on Indemnification for Securities Act
      Liabilities.............................................................  *
 10.  Information with Respect to S-3 Registrants.............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; RECENT DEVELOPMENTS; FUNC
 11.  Incorporation of Certain Information by Reference.......................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE
 12.  Information with Respect to S-2 or S-3 Registrants......................  *
 13.  Incorporation of Certain Information by Reference.......................  *
 14.  Information with Respect to Registrants Other Than S-3 or
      S-2 Registrants.........................................................  *
 15.  Information with Respect to S-3 Companies...............................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; RECENT DEVELOPMENTS; CFC
 16.  Information with Respect to S-2 or S-3 Companies........................  *
 17.  Information with Respect to Companies Other Than S-2 or
      S-3 Companies...........................................................  *
 18.  Information if Proxies, Consents or Authorizations are to be
      Solicited...............................................................  INCORPORATION OF CERTAIN DOCUMENTS BY
                                                                                REFERENCE; SUMMARY; GENERAL INFORMATION; THE
                                                                                MERGERS; FUNC; CFC
 19.  Information if Proxies, Consents or Authorizations are not to be
      Solicited, or in an Exchange Offer......................................  *

* Not applicable.

                          CENTER FINANCIAL CORPORATION
                              60 NORTH MAIN STREET
                          WATERBURY, CONNECTICUT 06702
                                 (203) 578-7000
                                                                 August 23, 1996
Dear Stockholder:
     On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a Special Meeting of Stockholders of Center Financial Corporation ("CFC"). The meeting will be held at 10:00 a.m. on September 25, 1996, at the Mattatuck Museum, 144 West Main Street, Waterbury, Connecticut.
     The purpose of the meeting is to vote on a proposal to approve the Agreement and Plan of Mergers, dated as of June 14, 1996 (the "Merger Agreement"), by and among CFC, Centerbank, First Union Corporation ("FUNC") and First Union Bank of Connecticut ("FUB-CT"), pursuant to which, among other things, CFC will merge with and into FUNC (the "Corporate Merger") and Centerbank will merge with and into FUB-CT (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein. FUNC is the sixth largest bank holding company in the nation, based on assets of $139.9 billion at June 30, 1996.
     Upon consummation of the Corporate Merger, each outstanding share of CFC common stock (excluding dissenters' shares and certain shares held by CFC or
FUNC) will be converted into the right to receive a number of shares of FUNC common stock equal to the result obtained by dividing $25.44 by the average closing price of FUNC common stock on the New York Stock Exchange (the "NYSE") Composite Transactions Tape (the "NYSE Tape") for the ten trading days immediately prior to the effective date of the Corporate Merger, in a transaction that is generally tax-free for federal income tax purposes, all as more fully discussed in the accompanying Prospectus/Proxy Statement. The common stock of FUNC is actively traded and is listed on the NYSE. The last reported
sale price of FUNC common stock on the NYSE Tape on              , 1996, was
$       per share.
     Consummation of the Mergers is subject to certain conditions, including approval of the Merger Agreement by CFC stockholders and approval of the Mergers by various regulatory agencies. Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the votes entitled to be cast at the meeting by the holders of CFC common stock.
     The accompanying Notice of Special Meeting and Prospectus/Proxy Statement contain information about the Mergers. I urge you to review carefully such information and the information in FUNC's 1995 Annual Report on Form 10-K, 1996 First and Second Quarter Reports on Form 10-Q, 1996 Annual Meeting Proxy Statement and 1996 Current Reports on Form 8-K, copies of which are available as indicated in the accompanying Prospectus/Proxy Statement under "AVAILABLE INFORMATION".
     THE BOARD OF DIRECTORS OF CFC HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF CFC APPROVE THE MERGER AGREEMENT. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE THE ENCLOSED PROXY, SIGN AND DATE IT AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID, RETURN ADDRESSED ENVELOPE.
                                         Yours very truly,
                                         ROBERT J. NARKIS
                                         PRESIDENT, CHIEF EXECUTIVE OFFICER
                                         AND TREASURER

                          CENTER FINANCIAL CORPORATION
                              60 NORTH MAIN STREET
                          WATERBURY, CONNECTICUT 06702
                                 (203) 578-7000
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 25, 1996
                                                                 August 23, 1996
Dear Stockholder:
     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Center Financial Corporation ("CFC") will be held at 10:00 a.m. on September 25, 1996, at the Mattatuck Museum, 144 West Main Street, Waterbury, Connecticut (the "Special Meeting"), for the following purpose:
    To consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of June 14, 1996 (the "Merger Agreement"), by and among CFC, Centerbank, First Union Corporation ("FUNC") and First Union Bank of Connecticut ("FUB-CT"), pursuant to which, among other things, (i) CFC will merge with and into FUNC (the "Corporate Merger") and Centerbank will merge with and into FUB-CT (the "Bank Merger", and together with the Corporate Merger, the "Mergers"), and (ii) each outstanding share of CFC common stock (excluding dissenters' shares and certain shares held by CFC or FUNC) will be converted into the right to receive a number of shares of FUNC common stock equal to the result obtained by dividing $25.44 by the average closing price of FUNC common stock on the New York Stock Exchange Composite Transactions Tape for the ten trading days immediately prior to the effective date of the Corporate Merger, all on and subject to the terms and conditions contained in the Merger Agreement.
     A copy of the Merger Agreement is set forth in ANNEX A to the accompanying Prospectus/Proxy Statement.
     The Board of Directors of CFC has fixed August 20, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of record of CFC common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.
     Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the votes entitled to be cast at the Special Meeting by the holders of CFC common stock.
     Each holder of CFC common stock who is entitled to vote on approval of the Merger Agreement has the right to object to the Mergers and to be paid the fair value of such holder's CFC common stock in cash if the Merger Agreement is approved and the Corporate Merger is consummated. The right of any such holder of CFC common stock to receive such payment is contingent upon strict compliance with the requirements set forth in the applicable provisions of the Connecticut General Statutes Annotated, the full text of which provisions is set forth in ANNEX C to the accompanying Prospectus/Proxy Statement and a summary of which is set forth under "THE MERGERS -- Dissenters' Rights".
     THE BOARD OF DIRECTORS OF CFC UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.
                                         By Order of the Board of Directors of
                                         CENTER FINANCIAL CORPORATION
                                         JOSEPH CARLSON II
                                         SECRETARY
BECAUSE THE AFFIRMATIVE VOTE OF AT LEAST TWO-THIRDS OF THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING IS REQUIRED TO APPROVE THE MERGER AGREEMENT, CFC STOCKHOLDERS ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.

                         PROSPECTUS                                                 PROXY STATEMENT
                  FIRST UNION CORPORATION                                     CENTER FINANCIAL CORPORATION
                        COMMON STOCK                                        SPECIAL MEETING OF STOCKHOLDERS
               $3.33 1/3 PAR VALUE PER SHARE

     This Prospectus/Proxy Statement is being furnished by Center Financial Corporation, a Connecticut corporation ("CFC"), to the holders of CFC common stock, par value $1.00 per share (together with the CFC Rights (as hereinafter defined) attached thereto, "CFC Common Stock"), as a Proxy Statement in connection with the solicitation of proxies by the Board of Directors of CFC (the "CFC Board") for use at a Special Meeting of Stockholders of CFC to be held at 10:00 a.m., on September 25, 1996, at the Mattatuck Museum, 144 West Main Street, Waterbury, Connecticut, and at any adjournments or postponements thereof (the "Special Meeting"). This Prospectus/Proxy Statement is also being furnished by First Union Corporation, a North Carolina corporation ("FUNC"), as a Prospectus with respect to the shares (the "FUNC Common Shares") of FUNC common stock, $3.33 1/3 par value per share (together with the FUNC Rights (as hereinafter defined) attached thereto, "FUNC Common Stock"), that are issuable upon consummation of the Corporate Merger (as hereinafter defined).
     This Prospectus/Proxy Statement, the accompanying Notice of Special Meeting and form of proxy are first being mailed to the stockholders of CFC on or about August 23, 1996.
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Mergers, dated as of June 14, 1996 (the "Merger Agreement"), among CFC, Centerbank, a Connecticut stock savings bank, FUNC, and First Union Bank of Connecticut, a Connecticut state bank ("FUB-CT"), pursuant to which, among other things, CFC will merge with and into FUNC (the "Corporate Merger") and Centerbank will merge with and into FUB-CT (the "Bank Merger", and together with the Corporate Merger, the "Mergers"), all on and subject to the terms and conditions contained therein.
     Upon consummation of the Corporate Merger, each outstanding share of CFC Common Stock (excluding shares with respect to which dissenters' rights have been perfected ("Dissenting Shares") and certain shares held by CFC or FUNC) will be converted into the right to receive a number of FUNC Common Shares (the "Exchange Ratio") equal to the result obtained by dividing $25.44 by the average closing price (the "Average Closing Price") of FUNC Common Stock on the NYSE Tape (as hereinafter defined) for the ten trading days immediately prior to the Effective Date (as hereinafter defined).
     Based on the (i)           shares of CFC Common Stock outstanding on the
Record Date (as hereinafter defined), (ii)        shares of CFC Common Stock
issuable upon the exercise of all outstanding options to purchase shares of CFC Common Stock granted to employees and directors of CFC, and (iii) an assumed Exchange Ratio equal to .4240 (which is based on the closing price of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60.00), the date the Merger Agreement was executed, as if such closing price were the Average Closing
Price), a total of         FUNC Common Shares will be issuable upon consummation
of the Corporate Merger. The actual Exchange Ratio and the actual number of FUNC Common Shares to be issued will depend on the Average Closing Price (which will not be known until shortly before the Effective Date). As a result, the actual Exchange Ratio may be higher or lower than .4240. CFC stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.
     FUNC Common Stock is listed and traded on the New York Stock Exchange ("NYSE") and CFC Common Stock is listed and traded on the Nasdaq National Market. On June 14, 1996, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") and the last reported sale price of CFC Common Stock on the Nasdaq National Market
were $60.00 and $22.875, respectively. On             , 1996, such prices were
$      and $      , respectively.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY
       STATEMENT. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
        THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS AUGUST 23, 1996.

                             AVAILABLE INFORMATION
     FUNC and CFC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FUNC and CFC can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information is also available from the Commission over the Internet at http://www.sec.gov. Since FUNC Common Stock is listed on the NYSE, reports, proxy statements and other information relating to FUNC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Proxy Statement does not contain all of the information set
forth in the Registration Statement on Form S-4 (No. 333-      ), of which this
Prospectus/Proxy Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.
     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS/PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782) AS TO FUNC DOCUMENTS; AND TO: CENTER FINANCIAL CORPORATION, SHAREHOLDER COMMUNICATIONS, 60 NORTH MAIN STREET, WATERBURY, CONNECTICUT 06702 (TELEPHONE NUMBER (203) 578-6630) AS TO CFC DOCUMENTS. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY SEPTEMBER 18, 1996.
     All information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to FUNC was supplied by FUNC, and all information contained or incorporated by reference in this Prospectus/Proxy Statement with respect to CFC was supplied by CFC.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FUNC OR CFC. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE FUNC COMMON SHARES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FUNC OR CFC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE FUNC COMMON SHARES OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Proxy Statement.
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
        AGENCY.
                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Commission by FUNC (File No. 1-10000) and by CFC (File No. 0-26384) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Proxy
Statement:
     FUNC documents:
           (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1995;
           (ii) FUNC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996; and
          (iii) FUNC's Current Reports on Form 8-K dated January 10, 1996 and February 9, 1996.
     CFC documents:
           (i) CFC's Annual Report on Form 10-K for the year ended December 31, 1995;
           (ii) CFC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996; and
          (iii) CFC's Current Reports on Form 8-K dated May 31, 1996 and June 14, 1996.
     All documents filed by FUNC or CFC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Prospectus/Proxy Statement and shall be deemed to be a part hereof from the date of filing of such documents.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Proxy Statement or any supplement hereto.
                                       3

                               TABLE OF CONTENTS

                                                                                                                          PAGE
AVAILABLE INFORMATION..................................................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................     3
SUMMARY................................................................................................................     6
RECENT DEVELOPMENTS....................................................................................................    17
  Certain 1996 Completed and Pending Acquisitions......................................................................    17
GENERAL INFORMATION....................................................................................................    18
  General..............................................................................................................    18
  Record Date; Vote Required; Revocation of Proxies....................................................................    18
THE MERGERS............................................................................................................    18
  General; Exchange Ratio..............................................................................................    19
  Effective Date.......................................................................................................    19
  Exchange of CFC Certificates.........................................................................................    19
  Background and Reasons...............................................................................................    20
  Opinion of Financial Advisor.........................................................................................    22
  Interests of Certain Persons.........................................................................................    24
  Certain Federal Income Tax Consequences..............................................................................    28
  Business Pending Consummation........................................................................................    28
  Regulatory Approvals.................................................................................................    29
  Conditions to Consummation; Termination..............................................................................    30
  Waiver; Amendment....................................................................................................    30
  Accounting Treatment.................................................................................................    30
  Expenses.............................................................................................................    31
  Stock Option Agreement...............................................................................................    31
  Dissenters' Rights...................................................................................................    32
  Market Prices........................................................................................................    34
  Dividends............................................................................................................    35
CFC....................................................................................................................    36
  General..............................................................................................................    36
  History and Business.................................................................................................    36
FUNC...................................................................................................................    37
  General..............................................................................................................    37
  History and Business.................................................................................................    37
  Certain Regulatory Considerations....................................................................................    38
DESCRIPTION OF FUNC CAPITAL STOCK......................................................................................    41
  Authorized Capital...................................................................................................    41
  FUNC Common Stock....................................................................................................    41
  FUNC Preferred Stock.................................................................................................    41
  FUNC Class A Preferred Stock.........................................................................................    41
  FUNC Rights Plan.....................................................................................................    42
  Other Provisions.....................................................................................................    43
CERTAIN DIFFERENCES IN THE RIGHTS OF CFC AND FUNC STOCKHOLDERS.........................................................    44
  General..............................................................................................................    44
  Authorized Capital...................................................................................................    44
  Amendment to Articles of Incorporation or Bylaws.....................................................................    44
  Size and Classification of Board of Directors........................................................................    45
  Removal of Directors.................................................................................................    45
  Director Exculpation.................................................................................................    45
  Director Conflict of Interest Transactions...........................................................................    46
  Stockholder Meetings.................................................................................................    47
  Director Nominations.................................................................................................    47
  Stockholder Proposals................................................................................................    48

                                       4

                                                                                                                          PAGE
  Stockholder Protection Rights Plans..................................................................................    48
  Stockholder Inspection Rights; Stockholder Lists.....................................................................    49
  Required Stockholder Vote for Certain Actions........................................................................    50
  Anti-Takeover Provisions.............................................................................................    52
  Dissenters' Rights...................................................................................................    53
  Dividends and Other Distributions....................................................................................    53
  Voluntary Dissolution................................................................................................    53
RESALE OF FUNC COMMON SHARES...........................................................................................    54
VALIDITY OF FUNC COMMON SHARES.........................................................................................    54
EXPERTS................................................................................................................    54
ANNEX A -- AGREEMENT AND PLAN OF MERGERS (including the Stock Option Agreement as Exhibit A thereto)...................   A-1
ANNEX B -- OPINION OF KEEFE, BRUYETTE, & WOODS, INC....................................................................   B-1
ANNEX C -- SECTIONS OF THE CONNECTICUT GENERAL STATUTES ANNOTATED
             RELATING TO DISSENTERS' RIGHTS............................................................................   C-1

                                    SUMMARY
     THE FOLLOWING SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGERS IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE MERGERS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/PROXY STATEMENT. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROSPECTUS/PROXY STATEMENT, THE TERMS "FUNC", "FUB-CT", "CFC" AND "CENTERBANK" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, TO THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.
PARTIES TO THE MERGERS
  FUNC AND FUB-CT
     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the "BHCA"). Through its banking subsidiaries, FUNC provides a wide range of commercial and retail banking services and trust services in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland, Delaware, Pennsylvania, New Jersey, New York, Connecticut and the District of Columbia. FUNC also provides various other financial services, including mortgage banking, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries. As of June 30, 1996, and for the six months then ended, FUNC reported assets of $139.9 billion, net loans of $91.3 billion, deposits of $91.5 billion, stockholders' equity of $9.3 billion and net income applicable to common stockholders of $675 million, and as of such date FUNC operated through 2,210 offices in 38 states, the District of Columbia and four foreign countries. FUNC is the sixth largest bank holding company in the United States, based on assets at June 30, 1996. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.
     FUB-CT, a Connecticut state bank that provides a wide range of commercial and retail banking services and trust services in Connecticut, is an indirect subsidiary of FUNC. As of June 30, 1996, and for the six months then ended, FUB-CT reported assets of $2.6 billion, net loans of $1.9 billion, deposits of $2.1 billion, stockholder's equity of $247 million and net income of $37 million, and as of such date FUB-CT operated through 66 banking offices in Connecticut.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS" and "FUNC".
  CFC AND CENTERBANK
     CFC is a bank holding company registered under the BHCA. CFC is the parent corporation of Centerbank, a Connecticut stock savings bank that provides commercial and retail banking services in Connecticut. In addition to its banking activities, Centerbank provides diversified lending and financing services through its subsidiaries, Centerbank Mortgage Company, Center Credit Corporation, Center Capital Corporation and Affiliated Business Credit Corporation. As of June 30, 1996, and for the six months then ended, CFC reported assets of $4.0 billion, net loans of $3.1 billion, deposits of $2.6 billion, stockholder's equity of $234 million and net income of $13 million, and as of such date CFC operated through 80 offices in 17 states. The principal executive offices of CFC are located at 60 North Main Street, Waterbury, Connecticut 06702, and its telephone number is (203) 578-7000. See
" -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS" and "CFC".
SPECIAL MEETING; RECORD DATE
     The Special Meeting is scheduled to be held on September 25, 1996, at 10:00 a.m., at the Mattatuck Museum, 144 West Main Street, Waterbury, Connecticut. At the Special Meeting, stockholders will consider and vote upon a proposal to approve the Merger Agreement.
                                       6

     The CFC Board has fixed August 20, 1996, as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the
"Record Date"). As of such date, there were         shares of CFC Common Stock
outstanding and entitled to be voted at the Special Meeting.
     See "GENERAL INFORMATION".
THE MERGERS; EXCHANGE RATIO
     Subject to the terms and conditions of the Merger Agreement, CFC will merge with and into FUNC and Centerbank will merge with and into FUB-CT. Upon consummation of the Corporate Merger, each outstanding share of CFC Common Stock (excluding Dissenting Shares and any shares of stock held by FUNC or CFC, other than in a fiduciary capacity or in satisfaction of a debt previously contracted (together with the Dissenting Shares, "Excluded Shares")) will be converted into the right to receive a number of FUNC Common Shares equal to the Exchange Ratio (I.E., the result obtained by dividing $25.44 by the Average Closing Price).
     For purposes of the pro forma computations in this Prospectus/Proxy Statement, a .4240 Exchange Ratio has been calculated using the closing price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60.00), the date the Merger Agreement was executed, as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than .4240. The pro forma information will be different if the Average Closing Price results in an Exchange Ratio different from .4240. Set forth on the cover page of this Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. CFC stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.
     See "THE MERGERS -- General; Exchange Ratio", " -- Dissenters' Rights", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF CFC AND FUNC STOCKHOLDERS".
VOTE REQUIRED
     Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the votes entitled to be cast at the Special Meeting by the holders of CFC Common Stock.
     The directors and executive officers of CFC (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled
to vote at the Special Meeting,        shares of CFC Common Stock, which
represents   percent of the outstanding shares of CFC Common Stock entitled to be voted at the Special Meeting. Assuming that the directors and executive officers of CFC vote their shares of CFC Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the
affirmative vote of the holders of an additional    percent of the outstanding
shares of CFC Common Stock entitled to be voted at the Special Meeting.
     See "GENERAL INFORMATION -- Record Date; Vote Required; Revocation of Proxies".
     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" APPROVAL OF THE MERGER AGREEMENT.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers set forth in the Merger Agreement, the Corporate Merger will become effective (the "Effective Date") on such date as FUNC and CFC mutually agree upon, and if not so agreed upon, such date shall be the date that FUNC notifies CFC in writing not less than five days prior thereto. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the fourth quarter of 1996 or the first quarter of 1997. If the Corporate Merger is consummated in either of such quarters, or in any other quarter, CFC stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. See "THE MERGERS -- Exchange of CFC Certificates" and " -- Conditions to Consummation; Termination". RECOMMENDATION OF THE CFC BOARD
     THE CFC BOARD HAS ADOPTED THE MERGER AGREEMENT BY UNANIMOUS VOTE, BELIEVES IT IS IN THE BEST INTERESTS OF CFC AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY CFC STOCKHOLDERS. SEE "THE MERGERS -- BACKGROUND AND REASONS; CFC".
                                       7

OPINION OF FINANCIAL ADVISOR
     Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette") has advised the CFC Board that, in its opinion, the consideration to be received by CFC stockholders in the Corporate Merger is fair, from a financial point of view, to the holders of CFC Common Stock. The full text of the Keefe Bruyette opinion, which describes the procedures followed, assumptions made, limitations on the review undertaken and other matters in connection with rendering such opinion, is set forth in ANNEX B to this Prospectus/Proxy Statement and should be read in its entirety by CFC stockholders. See "THE MERGERS -- Opinion of Financial Advisor".
INTERESTS OF CERTAIN PERSONS IN THE MERGERS
     Certain members of CFC's management and the CFC Board may be deemed to have interests in the Mergers in addition to their interests as stockholders of CFC generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, and certain other benefits as summarized below.
     CFC has certain employment agreements, severance agreements, supplemental severance agreements and stock award plans in effect covering certain of its officers and employees, including its senior executive officers, Robert J. Narkis, President, Chief Executive Officer, Treasurer and a director of CFC, Joseph Carlson II, Vice President, Chief Financial Officer and Secretary of CFC, William H. Placke, Vice President of CFC and President and Chief Operating Officer of Centerbank, and Thomas C. Brown, Vice President of CFC and President and Chief Executive Officer of Centerbank Mortgage Company. Certain of the benefits under such agreements and plans are either triggered by a change in control of CFC (such as the Corporate Merger) or are accelerated by such a change in control (the "Change of Control Benefits"). Assuming the Corporate Merger were to occur on October 31, 1996, and assuming the Change of Control Benefits were to become payable or otherwise become fully vested on such date, it is currently estimated that the approximate value of such benefits would be $5.3 million with respect to Mr. Narkis, $2.3 million with respect to Mr. Carlson, $2.8 million with respect to Mr. Placke, $2.6 million with respect to Mr. Brown and $8.4 million with respect to all other employees in the aggregate. The Change of Control Benefits are in addition to various other employee benefits that are not triggered or accelerated as a result of the Corporate Merger, including, with respect to Messrs. Narkis, Carlson, Placke and Brown, the value of their employee stock options to purchase shares of CFC Common Stock, all of which are fully vested, and the value of certain of their restricted shares of CFC Common Stock which have vested.
     In addition, CFC has certain benefit plans in effect with respect to its directors, including stock option plans pursuant to which outstanding options to purchase an aggregate of 206,400 shares of CFC Common Stock have been granted to the ten non-employee directors of CFC, certain of which options will become exercisable upon a change in control of CFC (such as the Corporate Merger). It is currently estimated that the approximate aggregate value of all such stock options upon consummation of the Corporate Merger would be $3.4 million.
     See "THE MERGERS -- Interests of Certain Persons".
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Among other things, consummation of the Mergers is conditioned upon receipt
(i) by FUNC of an opinion of Sullivan & Cromwell, special counsel for FUNC, and
(ii) by CFC of an opinion of Wachtell, Lipton, Rosen & Katz, special counsel for CFC, each dated as of the Effective Date, to the effect that no gain or loss will be recognized for federal income tax purposes by stockholders of CFC who receive FUNC Common Shares in exchange for their shares of CFC Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, or in the case of any holders of CFC Common Stock who perfect their dissenters' rights, cash received upon exercise of such rights. See "THE MERGERS -- Certain Federal Income Tax Consequences" and
" -- Dissenters' Rights".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH CFC STOCKHOLDER, IT IS RECOMMENDED THAT CFC STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE CORPORATE MERGER IN THEIR PARTICULAR CIRCUMSTANCES. DISSENTERS' RIGHTS
     Holders of CFC Common Stock entitled to vote on approval of the Merger Agreement have the right to object to the Mergers, and upon consummation of the Corporate Merger and the satisfaction of certain specified procedures, to be paid the
                                       8
fair value of such holders' shares of CFC Common Stock in cash, in accordance with the applicable provisions of the Connecticut General Statutes Annotated ("CGSA"). The procedures to be followed by objecting stockholders are summarized under "THE MERGERS -- Dissenters' Rights". A copy of the applicable provisions of the CGSA is set forth in ANNEX C to this Prospectus/Proxy Statement. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN LOSS OF SUCH DISSENTERS' RIGHTS.
     In general, any objecting stockholder who perfects such holder's statutory right to be paid in cash the fair value of such holder's CFC Common Stock will recognize gain or loss for federal income tax purposes upon receipt of such cash. See "THE MERGERS -- Certain Federal Income Tax Consequences".
RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares under applicable federal securities laws, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of CFC or FUNC. See "RESALE OF FUNC COMMON SHARES".
BUSINESS PENDING CONSUMMATION
     CFC agreed in the Merger Agreement to conduct its business in the ordinary and usual course consistent with past practice and to refrain from taking certain actions relating to its operation pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than dividends payable on CFC Common Stock at a quarterly rate not to exceed $.07 per share (provided CFC may not pay any dividend for the quarter in which the Effective Date occurs unless the record date for the FUNC Common Stock dividend for such quarter precedes the Effective Date), or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity (other than in the ordinary course of business consistent with past practice); (iii) increasing the rate of compensation (other than normal individual increases in regular compensation in the ordinary course of business consistent with past practice) or paying any bonus to any of its directors, officers or employees (excluding certain bonuses payable under CFC's Short-Term Incentive Compensation Plan and certain retention bonuses); (iv) entering into or modifying any employment agreements or employee benefit plans; (v) disposing of any material portion of its assets or acquiring any portion of the business or property of any other entity which is material to it; (vi) changing its lending, investment, liability management or other material banking policies in any material respect; (vii) settling any claim, action or proceeding involving money damages in an amount greater than $100,000 or any restrictions upon the operations of CFC; or (viii) entering into, terminating or materially changing any material agreements, except for those agreements entered into in the ordinary course of business consistent with past practice that are terminable by CFC without penalty on not more than 60 days' prior written notice.
     CFC also has agreed that it will use its best efforts to conform its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent with those of FUNC, provided certain conditions are met.
     See "THE MERGERS -- "Interests of Certain Persons" and " -- Business Pending Consummation".
REGULATORY APPROVALS
     The Mergers are subject to the prior approval of the Federal Deposit Insurance Corporation (the "FDIC") and the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner") and to the prior approval, or a waiver of the requirement to receive such approval, from the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). An application has been filed with such regulatory authorities for such approval or waiver with respect to the FDIC and the Federal Reserve Board, and is expected to be filed in the near future with the Connecticut Commissioner. There can be no assurance that the necessary regulatory approvals or waiver will be obtained or as to the timing or conditions of such approvals or waiver. See "THE MERGERS -- Regulatory Approvals".
CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of CFC; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which, in the reasonable opinion of FUNC, would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the
                                       9

Mergers; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Mergers; (iv) receipt by FUNC of the opinion of Sullivan & Cromwell and receipt by CFC of the opinion of Wachtell, Lipton, Rosen & Katz, each dated as of the Effective Date, as to certain federal income tax consequences of the Corporate Merger, as discussed above; (v) receipt by FUNC of a letter from CFC's independent auditors, dated as of or shortly prior to the Effective Date, with respect to CFC's consolidated financial position and results of operations; and (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     The Merger Agreement may be terminated by mutual consent of FUNC and CFC. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or CFC if the Corporate Merger does not occur on or before May 1, 1997, or if certain conditions set forth in the Merger Agreement are not met.
     See "THE MERGERS -- Conditions to Consummation; Termination".
EXPENSES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and CFC.
STOCK OPTION AGREEMENT
     As an inducement and condition to FUNC's willingness to enter into the Merger Agreement, CFC (as issuer) entered into a Stock Option Agreement with FUNC (as grantee), dated as of June 15, 1996 (the "Stock Option Agreement"). The Stock Option Agreement is set forth in Exhibit A to the Merger Agreement, which is set forth in ANNEX A to this Proxy Statement/Prospectus.
     Pursuant to the Stock Option Agreement, CFC granted to FUNC an irrevocable option (the "FUNC Option"), exercisable only under certain circumstances (none of which, to the best of CFC's and FUNC's knowledge, has occurred as of the date hereof) to purchase up to 19.9 percent of the authorized but unissued shares of CFC Common Stock for a purchase price of $22.875 per share, subject to adjustment in certain circumstances.
     Under certain circumstances, if the FUNC Option becomes exercisable, CFC may be required to repurchase the FUNC Option (or the shares purchased pursuant thereto). The purchase of any shares of CFC Common Stock pursuant to the FUNC Option is subject to compliance with applicable law, including receipt of any necessary approval under the BHCA.
     The Stock Option Agreement and the FUNC Option are intended to increase the likelihood that the Mergers will be consummated on the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire CFC.
     See "THE MERGERS -- Stock Option Agreement".
ACCOUNTING TREATMENT
     It is intended that the Corporate Merger will be accounted for as a purchase under generally accepted accounting principles. See "THE
MERGER -- Accounting Treatment".
CERTAIN DIFFERENCES IN THE RIGHTS OF CFC AND FUNC STOCKHOLDERS
     The rights of stockholders of CFC are currently determined by reference to the CGSA and by CFC's Articles of Incorporation (as amended, the "CFC Articles") and bylaws (as amended, the "CFC Bylaws"). On the Effective Date, stockholders of CFC will become stockholders of FUNC, and their rights as stockholders of FUNC will be determined by reference to the North Carolina Business Corporation Act (the "NCBCA") and by FUNC's Articles of Incorporation (as amended, the "FUNC Articles") and bylaws (as amended, the "FUNC Bylaws"). See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF CFC AND FUNC STOCKHOLDERS".
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on a historical basis for FUNC and CFC; (ii) on a pro forma combined basis per share of FUNC Common Stock; and (iii) on an equivalent pro forma basis per share of CFC Common Stock. Such pro forma information has been prepared assuming (a) a
 .4240 Exchange
                                       10

Ratio, and (b) consummation of the Corporate Merger on a purchase accounting basis as of the beginning of each of the periods presented. All data with respect to FUNC (i) as of and for periods ended on or before December 31, 1995, have been restated to reflect the pooling of interests acquisition of First Fidelity Bancorporation ("FFB") on January 1, 1996, and (ii) as of and for six months ended June 30, 1996, includes $181 million, or $0.64 per share of FUNC Common Stock, in after-tax FFB merger-related restructuring charges. All data with respect to CFC (i) as of and for periods ended on or before September 30, 1995, have been restated to reflect the pooling of interests acquisition of Great Country Bank on December 15, 1995, and (ii) as of and for periods ended on or prior to March 31, 1995, reflects data for Centerbank, which became a wholly-owned subsidiary of CFC on July 7, 1995, as a result of a corporate reorganization effective as of such date. See "RECENT DEVELOPMENTS", "THE MERGERS -- Accounting Treatment" and "CFC".
     The .4240 Exchange Ratio used in the pro forma information is based on $60.00, the last reported sale price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996, the date the Merger Agreement was executed. The actual Exchange Ratio will depend on the Average Closing Price (which will not be known until shortly before the Effective Date) and may be higher or lower than .4240. The pro forma information would be different if the Average Closing Price results in an Exchange Ratio different from .4240. Set forth on the cover page of this Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the date hereof. Stockholders are urged to obtain current quotations of the market price per share of FUNC Common Stock.
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Corporate Merger, consummation of the Corporate Merger will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Corporate Merger might have affected historical financial statements if the Corporate Merger had been consummated at an earlier time. The pro forma financial information does not purport to be indicative of the results that actually would have been realized had the Corporate Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods.
     The information shown below should be read in conjunction with the historical financial statements of FUNC and CFC, including the respective notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". See also the footnotes to the table "FUNC and CFC Pro Forma Combined Selected Financial Information" under " -- Selected Financial Data".

                                                                                               JUNE 30, 1996    DECEMBER 31, 1995
BOOK VALUE PER SHARE:
  Historical per share of:
     FUNC Common Stock......................................................................      $ 32.46             31.89
     CFC Common Stock.......................................................................        15.58             15.33
  Pro forma combined per share of FUNC Common Stock (1).....................................        32.46             31.89
  Equivalent pro forma per share of CFC Common Stock (2)....................................      $ 13.76             13.52

(1) The pro forma combined book value per share of FUNC Common Stock amounts represent the sum of the pro forma combined stockholders' equity amounts, divided by pro forma combined period-end number of shares outstanding.
(2) The equivalent pro forma book value per share of CFC Common Stock amounts represent the pro forma combined book value per share of FUNC Common Stock amounts multiplied by a .4240 Exchange Ratio.

                                                                                                                YEARS ENDED
                                                                                        SIX MONTHS ENDED        DECEMBER 31,
                                                                                         JUNE 30, 1996      1995    1994    1993
CASH DIVIDENDS PAID PER SHARE:
  Historical per share of:
     FUNC Common Stock...............................................................        $ 1.04         1.96    1.72    1.50
     CFC Common Stock................................................................          0.14         0.20      --      --
  Pro forma combined per share of FUNC Common Stock (3)..............................          1.04         1.22      --      --
  Equivalent pro forma per share of CFC Common Stock (4).............................        $ 0.44         0.52      --      --

(3) The pro forma combined cash dividends paid per share of FUNC Common Stock amounts represent pro forma combined cash dividends paid on common stock outstanding, divided by pro forma combined average number of common shares outstanding, rounded to the nearest cent.
(4) The equivalent pro forma cash dividends paid per share of CFC Common Stock amounts represent pro forma combined per share of FUNC Common Stock amounts multiplied by a .4240 Exchange Ratio, rounded up to the nearest cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.58 per share payable on September 16, 1996, would be $2.32. On an equivalent pro forma basis, such current annualized FUNC dividend per share of CFC Common Stock would be $.98, based on a .4240 Exchange Ratio, rounded to the nearest cent. Any future FUNC and CFC dividends are dependent upon their respective earnings and financial conditions, government regulations and policies and other factors. Equivalent pro forma cash dividends per share of CFC Common Stock based on FUNC historical dividends are set forth under "THE MERGERS-- Dividends". See "THE MERGERS -- Exchange of CFC Certificates", " -- Business Pending Consummation" and " -- Dividends".

                                                                                                                YEARS ENDED
                                                                                        SIX MONTHS ENDED        DECEMBER 31,
                                                                                         JUNE 30, 1996      1995    1994    1993
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS:
  Historical per share of:
     FUNC Common Stock...............................................................        $ 2.40         5.04    4.58    4.30
     CFC Common Stock................................................................          0.90         1.58    0.31    0.73
  Pro forma combined per share of FUNC Common Stock (5)..............................          2.39         5.00      --      --
  Equivalent pro forma per share of CFC Common Stock (6).............................        $ 1.01         2.12      --      --

(5) The pro forma combined income per share of FUNC Common Stock amounts represent pro forma combined net income applicable to holders of FUNC Common Stock, divided by pro forma combined average number of shares of FUNC Common Stock outstanding.
(6) The equivalent pro forma income per share of CFC Common Stock amounts represent pro forma combined income per share of FUNC Common Stock amounts multiplied by a .4240 Exchange Ratio.

                                                                     HISTORICAL
                                                                FUNC            CFC                EQUIVALENT PRO FORMA
                                                            COMMON STOCK    COMMON STOCK    PER SHARE OF CFC COMMON STOCK (7)
MARKET VALUE PER SHARE:
  June 14, 1996..........................................     $ 60.00          22.875                     25.375
             , 1996......................................     $

(7) The equivalent pro forma market values per share of CFC Common Stock represent the historical market values per share of FUNC Common Stock multiplied by a .4240 Exchange Ratio, rounded down to the nearest one-eighth. The FUNC and CFC historical market values per share represent the last reported sale prices per share of FUNC Common Stock and CFC Common Stock on the NYSE Tape and the Nasdaq National Market, respectively: (i) on June 14, 1996, the last business day preceding public announcement of the
    execution of the Merger Agreement; and (ii) on             , 1996. See "THE
    MERGERS -- Market Prices".
     Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the FUNC Common Shares that holders of CFC Common Stock will receive upon consummation of the Corporate Merger may increase or decrease prior to and after the receipt of such shares. CFC stockholders are urged to obtain current market quotations for FUNC Common Stock.
SELECTED FINANCIAL DATA
     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and CFC and certain unaudited pro forma combined selected financial information. Such pro forma information has been prepared assuming (i) a .4240 Exchange Ratio, and (ii) consummation of the Corporate Merger on a purchase accounting basis as of the beginning of each of the periods presented. All data with respect to FUNC (i) as of and for periods ended on or before December 31, 1995, have been restated to reflect the pooling of interests acquisition of FFB on January 1, 1996, and
                                       12

(ii) as of and for the six months ended June 30, 1996, includes $181 million, or $0.64 per share of FUNC Common Stock, in after-tax FFB merger-related restructuring charges. All data with respect to CFC (i) as of and for periods ended on or before September 30, 1995, have been restated to reflect the pooling of interests acquisition of Great Country Bank on December 15, 1995, and have not been restated for the acquisition of Heritage Bank, and (ii) as of and for periods ended on or prior to March 31, 1995, reflects data for Centerbank, which became a wholly-owned subsidiary of CFC on July 7, 1995, as a result of a corporate reorganization effective as of such date. See "RECENT DEVELOPMENTS", "THE MERGERS -- Accounting Treatment" and "CFC". This information should be read in conjunction with the historical financial statements of FUNC and CFC, including the respective notes thereto, and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". Interim unaudited historical data of FUNC and CFC reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.
     The .4240 Exchange Ratio used in the pro forma information is based on $60.00, the last reported sale price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996, the date the Merger Agreement was executed. The actual Exchange Ratio will depend on the Average Closing Price (which will not be known until shortly before the Effective Date) and may be higher or lower than .4240. The pro forma information would be different if the Average Closing Price results in an Exchange Ratio different from .4240. Set forth on the cover page of this Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. Stockholders are urged to obtain current quotations of the market price per share of FUNC Common Stock.
     Since purchase accounting does not require restatement of results for prior periods following consummation of the Corporate Merger, consummation of the Corporate Merger will not affect FUNC's historical results for the periods indicated. Pro forma financial information is intended to show how the Corporate Merger might have affected historical financial statements if the Corporate Merger had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Corporate Merger taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods.
                                       13

                                                       SIX MONTHS ENDED
                                                           JUNE 30,                           YEARS ENDED DECEMBER 31,
                                                      1996           1995          1995          1994          1993          1992
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income...............................  $  4,771,184      4,155,528     8,686,377     7,230,813     6,601,528   6,608,666
  Interest expense..............................     2,294,522      1,871,877     4,051,815     2,792,982     2,481,952   2,941,680
  Net interest income...........................     2,476,662      2,283,651     4,634,562     4,437,831     4,119,576   3,666,986
  Provision for loan losses.....................       150,000         96,500       220,000       179,000       369,753     642,708
  Net interest income after provision for loan
    losses......................................     2,326,662      2,187,151     4,414,562     4,258,831     3,749,823   3,024,278
  Securities available for sale transactions....        18,276         18,921        44,340         6,213        32,784      39,227
  Investment security transactions..............         2,541          1,450         4,818         4,006         7,435      (2,881)
  Noninterest income............................     1,051,210        835,253     1,847,350     1,565,694     1,541,569   1,360,202
  Noninterest expense...........................     2,344,253      1,936,534     4,092,469     3,746,857     3,536,346   3,443,524
  Income before income taxes....................     1,054,436      1,106,241     2,218,601     2,087,887     1,795,265     977,302
  Income taxes..................................       372,217        392,003       788,420       711,444       578,912     278,514
  Net income....................................       682,219        714,238     1,430,181     1,376,443     1,216,353     698,788
  Dividends on preferred stock..................         7,584         17,350        26,390        46,020        45,553      53,040
  Net income applicable to common stockholders
    before redemption premium...................       674,635        696,888     1,403,791     1,330,423     1,170,800     645,748
  Redemption premium on preferred stock.........            --             --            --        41,355            --          --
  Net income applicable to common stockholders
    after redemption premium....................  $    674,635        696,888     1,403,791     1,289,068     1,170,800     645,748
PER COMMON SHARE DATA
  Net income before redemption premium..........  $       2.40           2.49          5.04          4.72          4.30        2.53
  Net income after redemption premium...........          2.40           2.49          5.04          4.58          4.30        2.53
  Cash dividends................................          1.04           0.92          1.96          1.72          1.50        1.28
  Book value....................................         32.46          30.42         31.89         28.19         26.71       23.36
CASH DIVIDENDS PAID ON COMMON STOCK
 (In thousands).................................       291,303        158,418       336,321       297,902       243,845     167,601
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets........................................   139,885,834    118,462,474   131,879,873   113,529,201   104,549,554  95,308,328
  Loans, net of unearned income.................    91,338,626     84,019,654    90,562,880    77,830,993    68,263,088  60,301,462
  Deposits......................................    91,452,597     87,660,947    92,555,218    87,865,125    81,885,433  76,155,800
  Long-term debt................................     7,806,544      6,053,033     7,120,947     4,242,137     3,675,002   3,732,768
  Preferred stockholders' equity................       163,495        218,349       183,223       229,707       262,014     276,946
  Common stockholders' equity...................     9,152,453      8,456,896     8,859,921     8,044,785     7,431,590   6,187,426
  Total stockholders' equity....................  $  9,315,948      8,675,245     9,043,144     8,274,492     7,946,053   6,716,813
  Preferred shares outstanding..................         2,599          4,793         3,388         5,213        11,560      12,158
  Common shares outstanding.....................       281,948        278,019       277,846       285,361       278,204     264,895
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 (In thousands)
  Assets........................................  $133,597,354    113,257,292   118,142,086   106,413,103    99,610,438  90,620,843
  Loans, net of unearned income.................    89,546,269     79,511,312    83,265,397    70,725,906    62,996,378  58,700,311
  Deposits......................................    91,367,200     85,286,901    87,274,641    80,760,083    76,830,389  71,946,699
  Long-term debt................................     7,428,892      5,050,528     5,707,257     4,009,128     3,597,957   3,527,853
  Common stockholders' equity*..................     9,048,848      8,303,939     8,412,020     7,869,710     6,781,863   5,723,532
  Total stockholders' equity*...................  $  9,220,985      8,530,840     8,623,039     8,371,959     7,302,152   6,280,407
  Common shares outstanding.....................       281,475        280,337       278,677       281,663       272,438     255,384
CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders
   before redemption premium to average common
   stockholders' equity*........................         14.99%*        16.92**       16.69         16.91         17.26       11.28
  Net income applicable to common stockholders
    after redemption premium to average common
    stockholders' equity*.......................         14.99**        16.92**       16.69         16.38         17.26       11.28
  Net income to:
    Average total stockholders' equity*.........         14.88**        16.88**       16.59         16.44         16.66       11.13
    Average assets..............................          1.03**         1.27**        1.21          1.29          1.22        0.77
  Average stockholders' equity to average
    assets***...................................          6.90           7.39          7.23          7.52          7.11        6.89
  Allowance for loan losses to:
    Net loans...................................          1.55           1.83          1.66          2.03          2.38        2.57
    Nonaccrual and restructured loans...........           195            244           233           248           151         105
    Nonperforming assets........................           169            182           182           178           115          76
  Net charge-offs to average net loans..........          0.56**         0.40**        0.41          0.40          0.78        1.03
  Nonperforming assets to loans, net and
    foreclosed properties.......................          0.91           1.00          0.91          1.14          2.06        3.36
  Capital ratios:***
    Tier 1 capital..............................          7.11           7.31          6.70          7.76          9.14        9.22
    Total capital...............................         11.94          11.72         11.45         12.94         14.64       14.31
    Leverage....................................          5.60           5.96          5.49          6.12          6.13        6.55
  Net interest margin...........................          4.18%**         4.64**        4.46         4.75          4.82        4.73

                                                     1991
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income...............................   7,031,400
  Interest expense..............................   4,070,885
  Net interest income...........................   2,960,515
  Provision for loan losses.....................     946,284
  Net interest income after provision for loan
    losses......................................   2,014,231
  Securities available for sale transactions....      53,566
  Investment security transactions..............     155,048
  Noninterest income............................   1,254,635
  Noninterest expense...........................   2,777,665
  Income before income taxes....................     699,815
  Income taxes..................................     129,843
  Net income....................................     569,972
  Dividends on preferred stock..................      51,746
  Net income applicable to common stockholders
    before redemption premium...................     518,226
  Redemption premium on preferred stock.........          --
  Net income applicable to common stockholders
    after redemption premium....................     518,226
PER COMMON SHARE DATA
  Net income before redemption premium..........        2.34
  Net income after redemption premium...........        2.34
  Cash dividends................................        1.12
  Book value....................................       21.21
CASH DIVIDENDS PAID ON COMMON STOCK
 (In thousands).................................     126,029
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets........................................  89,488,406
  Loans, net of unearned income.................  58,725,097
  Deposits......................................  72,394,773
  Long-term debt................................   3,549,815
  Preferred stockholders' equity................     377,144
  Common stockholders' equity...................   5,175,987
  Total stockholders' equity....................   5,805,579
  Preferred shares outstanding..................      16,165
  Common shares outstanding.....................     244,070
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 (In thousands)
  Assets........................................  83,822,199
  Loans, net of unearned income.................  54,844,025
  Deposits......................................  64,602,620
  Long-term debt................................   3,192,477
  Common stockholders' equity*..................   4,554,234
  Total stockholders' equity*...................   5,083,574
  Common shares outstanding.....................     221,469
CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders
   before redemption premium to average common
   stockholders' equity*........................       11.38
  Net income applicable to common stockholders
    after redemption premium to average common
    stockholders' equity*.......................       11.38
  Net income to:
    Average total stockholders' equity*.........       11.21
    Average assets..............................        0.68
  Average stockholders' equity to average
    assets***...................................        6.29
  Allowance for loan losses to:
    Net loans...................................        2.49
    Nonaccrual and restructured loans...........          77
    Nonperforming assets........................          55
  Net charge-offs to average net loans..........        1.53
  Nonperforming assets to loans, net and
    foreclosed properties.......................        4.45
  Capital ratios:***
    Tier 1 capital..............................        7.56
    Total capital...............................       11.76
    Leverage....................................        5.31
  Net interest margin...........................        4.12

  * Average common stockholders' equity and total stockholders' equity exclude net unrealized gains (losses) on debt and equity securities in 1994 through 1996.
 ** Annualized.
*** The average stockholders' equity to average asset ratios and all capital ratios for 1991-1994 are not restated for pooling of interests acquisitions. Risk-based capital ratio guidelines require a minimum ratio of Tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       14

                                                          SIX MONTHS ENDED              YEARS ENDED DECEMBER 31,
                                                           JUNE 30, 1996       1995        1994         1993        1992
CFC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income.......................................     $  134,227        254,103     211,465      213,963     247,271
  Interest expense......................................         77,159        141,127     100,163      101,992     144,233
  Net interest income...................................         57,068        112,976     111,302      111,971     103,038
  Provision for loan and lease losses...................          3,737          8,616      20,103       17,052      16,129
  Net interest income after provision for loan losses...         53,331        104,360      91,199       94,919      86,909
  Securities available for sale transactions............          3,156          1,813         753           --          --
  Investment securities transactions....................             --             --          --        3,512         234
  Noninterest income....................................         19,063         34,172      29,906       28,183      23,109
  Noninterest expense...................................         55,528        115,900     122,478      117,790     116,879
  Income (loss) before income taxes (benefits)..........         20,022         24,445        (620)       8,824      (6,627)
  Income taxes (benefits)...............................          6,593          1,797      (4,956)(a)     (634)      4,400
  Net income (loss).....................................     $   13,429         22,648       4,336        9,458     (11,027)
PER COMMON SHARE DATA
  Net income (loss).....................................     $     0.90           1.58        0.31         0.73       (0.85)
  Cash dividends........................................           0.14           0.20          --           --          --
  Book value............................................          15.58          15.33       13.77        13.62       13.27
CASH DIVIDENDS PAID ON COMMON STOCK
 (In thousands).........................................          2,058          2,547          --           --          --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets................................................      4,018,341      3,580,419   3,405,303    3,207,355   3,058,945
  Loans and leases, net of unearned income..............      3,127,972      2,909,732   2,593,667    2,602,050   2,515,391
  Deposits..............................................      2,638,246      2,540,170   2,486,817    2,542,012   2,606,866
  Long-term debt........................................        400,424        379,805     333,244      240,050     173,730
  Common stockholders' equity...........................        233,936        221,426     195,946      189,638     172,136
  Total stockholders' equity............................     $  233,936        221,426     195,946      189,638     172,136
  Common shares outstanding.............................         15,014         14,446      14,229       13,927      12,974
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 (In thousands)
  Assets................................................     $3,768,543      3,491,481   3,225,960    3,064,304   3,208,361
  Loans and leases, net of unearned income..............      2,961,751      2,704,526   2,406,138    2,448,880   2,508,953
  Deposits..............................................      2,612,438      2,460,690   2,537,307    2,568,045   2,730,778
  Common stockholders' equity...........................        224,973        207,342     192,021      182,288     180,611
  Total stockholders' equity............................     $  224,973        207,342     192,021      182,288     180,611
  Common shares outstanding.............................         14,929         14,326      14,146       13,006      12,958
CONSOLIDATED PERCENTAGES
Net income to:
  Average total stockholders' equity....................          12.00%*        10.92        2.26         5.19       (6.11)
  Average assets........................................           0.72*          0.65        0.13         0.31       (0.34)
Average stockholders' equity to average assets..........           5.97           5.94        5.95         5.95        5.63
Allowance for loan losses to:
  Loans, net of unearned income.........................           1.42           1.48        1.76         2.40        2.95
  Nonaccrual and restructured loans.....................          56.42          67.23       73.90        72.27       71.47
  Nonperforming assets..................................          41.13          45.68       43.88        35.88       33.41
Net charge-offs to average net loans....................           0.23*          0.42        1.62         1.16        1.21
Nonperforming assets to loans, net
  and foreclosed properties.............................           3.42           3.20        3.95         6.61        8.42
Capital ratios**
  Tier 1 capital........................................           8.92           8.87        8.45         8.71        8.20
  Total capital.........................................          11.19          11.22        9.71         9.98        9.48
  Leverage..............................................           5.71           5.79        5.53         5.59        5.31
Net interest margin.....................................           3.24%*         3.51        3.87         4.17        3.61

                                                            1991
CFC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income.......................................    208,636
  Interest expense......................................    145,766
  Net interest income...................................     62,870
  Provision for loan and lease losses...................     24,374
  Net interest income after provision for loan losses...     38,496
  Securities available for sale transactions............         --
  Investment securities transactions....................     (1,169)
  Noninterest income....................................     28,260
  Noninterest expense...................................     89,847
  Income (loss) before income taxes (benefits)..........    (24,260)
  Income taxes (benefits)...............................       (795)
  Net income (loss).....................................    (23,465)
PER COMMON SHARE DATA
  Net income (loss).....................................      (1.82)
  Cash dividends........................................         --
  Book value............................................      14.14
CASH DIVIDENDS PAID ON COMMON STOCK
 (In thousands).........................................         --
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets................................................  3,376,932
  Loans and leases, net of unearned income..............  2,676,622
  Deposits..............................................  2,812,750
  Long-term debt........................................    296,779
  Common stockholders' equity...........................    182,940
  Total stockholders' equity............................    182,940
  Common shares outstanding.............................     12,942
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 (In thousands)
  Assets................................................  2,401,059
  Loans and leases, net of unearned income..............  1,876,438
  Deposits..............................................  1,683,820
  Common stockholders' equity...........................    193,652
  Total stockholders' equity............................    193,652
  Common shares outstanding.............................     12,927
CONSOLIDATED PERCENTAGES
Net income to:
  Average total stockholders' equity....................     (12.12)
  Average assets........................................      (0.98)
Average stockholders' equity to average assets..........       8.07
Allowance for loan losses to:
  Loans, net of unearned income.........................       3.29
  Nonaccrual and restructured loans.....................      75.21
  Nonperforming assets..................................      37.70
Net charge-offs to average net loans....................       1.55
Nonperforming assets to loans, net
  and foreclosed properties.............................       8.37
Capital ratios**
  Tier 1 capital........................................       7.85
  Total capital.........................................       9.39
  Leverage..............................................       5.43
Net interest margin.....................................       2.94

 * Annualized.
 ** Risked-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of eight percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from three to five percent.
(a) Includes benefit of $4,547,000 for cumulative effect of change in accounting for income taxes.
                                       15

FUNC AND CFC
PRO FORMA COMBINED SELECTED FINANCIAL DATA (1)

                                                                                    SIX MONTHS ENDED    AS OF AND FOR THE YEAR
                                                                                     JUNE 30, 1996      ENDED DECEMBER 31, 1995
CONSOLIDATED SUMMARIES OF INCOME
  (In thousands,except per share data)
  Interest income................................................................     $  4,894,353              8,916,155
  Interest expense...............................................................        2,371,681              4,192,942
  Net interest income............................................................        2,522,672              4,723,213
  Provision for loan losses......................................................          153,737                228,616
  Net interest income after provision for loan losses............................        2,368,935              4,494,597
  Securities available for sale transactions.....................................           21,432                 46,153
  Investment security transactions...............................................            2,541                  4,818
  Noninterest income.............................................................        1,070,273              1,881,522
  Noninterest expense............................................................        2,413,522              4,235,852
  Income before income taxes.....................................................        1,049,659              2,191,238
  Income taxes...................................................................          370,056                771,806
  Net income.....................................................................          679,603              1,419,432
  Dividends on preferred stock...................................................            7,584                 26,390
  Net income applicable to common stockholders...................................     $    672,019              1,393,042
  Net income per common share....................................................     $       2.39                   5.00
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
  (In thousands)
  Assets.........................................................................     $143,702,481            135,268,455
  Loans, net of unearned income..................................................       94,466,598             93,472,612
  Deposits.......................................................................       94,090,843             95,095,388
  Long-term debt.................................................................        8,206,968              7,500,752
  Preferred stockholders' equity.................................................          163,495                183,223
  Common stockholders' equity....................................................        9,152,453              8,859,921
  Total stockholders' equity.....................................................     $  9,315,948              9,043,144
  Preferred shares outstanding...................................................            2,599                  3,388
  Common shares outstanding......................................................          281,948                277,846
CONSOLIDATED PERCENTAGES
Allowance for loan losses to:
  Net loans......................................................................             1.55%                  1.66
  Nonperforming assets...........................................................              155                    168
Net charge-offs to average net loans.............................................              .55*                  0.41
Nonperforming assets to loans, net and foreclosed properties.....................             1.00%                  0.98

 * Annualized.
(1) Pro forma assumptions related to the Corporate Merger include (i) a .4240 Exchange Ratio based on the June 14, 1996 FUNC Common Stock closing price of $60.00; (ii) the issuance of 6.8 million shares FUNC Common Stock; (iii) the repurchase by FUNC of such shares in the open market at a cost of $425 million; (iv) a cost of funds rate of 5.25 percent for the six months ended June 30, 1996, and 5.77 percent for the year ended December 31, 1995; and
    (v) an increase in mortgage servicing rights, goodwill and deposit base premium of $4 million, $112 million and $124 million, respectively, which is being amortized over 10-year straight-line, 25-year straight-line and 10-year accelerated bases, respectively. See "THE MERGERS -- Market Prices".
                                       16

                              RECENT DEVELOPMENTS
CERTAIN 1996 COMPLETED AND PENDING ACQUISITIONS
  FUNC
     On January 1, 1996, FUNC completed the pooling of interests acquisition of FFB. Each share of FFB common stock was exchanged for 1.35 shares of FUNC Common Stock; and each share of the three outstanding series of FFB preferred stock was exchanged for one share of one of the three corresponding new series of FUNC Class A Preferred Stock having substantially identical terms as the related series of FFB preferred stock. Based on the closing price of FUNC Common Stock on the NYSE Tape on December 29, 1995 ($55.625), the FFB acquisition was valued at $5.9 billion and represented a purchase price of $75.09 for each share of FFB common stock. Approximately 106.3 million shares of FUNC Common Stock were issued in the FFB acquisition. Two of the three series of FUNC Class A Preferred Stock that were issued in the FFB acquisition were redeemed by FUNC on July 1, 1996, at an aggregate redemption price of $109 million.
     At December 31, 1995, FFB had assets of $35.3 billion, net loans of $24.9 billion, deposits of $27.6 billion and net income applicable to common stockholders of $398 million. FUNC's 1995 Annual Report on Form 10-K includes as an exhibit, supplemental consolidated financial statements of the Corporation and FFB on a combined basis, and the related notes thereto, and additional financial and other information on a combined basis. Reference is made thereto for such statements and information. See "AVAILABLE INFORMATION".
     In addition to the FFB acquisition, during the first six months of 1996, FUNC completed three additional banking-related acquisitions, RS Financial Corp. (a savings and loan holding company based in Raleigh, North Carolina, completed January 11, 1996), Brentwood Savings Bank (based in Brentwood, Tennessee, completed January 31, 1996) and Society First Federal Savings Bank (based in Fort Myers, Florida, completed June 1, 1996). These three acquisitions had combined assets, net loans and deposits of approximately $2.1 billion, $1.4 billion and $1.8 billion, respectively. An aggregate of 2.4 million shares of FUNC Common Stock were issued in the RS Financial Corp. and Brentwood National Bank acquisitions and $164 million in cash was paid in the Society First Federal Savings Bank acquisition. The acquisitions were accounted for as purchases. A number of shares of FUNC Common Stock equal to the number of such shares issued in the two stock-for-stock acquisitions has been repurchased by FUNC in the open market.
     On June 16, 1996, FUNC entered into an agreement to acquire Home Financial Corporation ("HFC"), a savings and loan holding company based in Hollywood, Florida. HFC operates eight branches in southeast Florida and at June 30, 1996, reported $1.2 billion in assets and $888 million in deposits. Under the terms of the agreement, FUNC will exchange 0.2233 shares of FUNC Common Stock for each share of HFC common stock, subject to adjustment under certain circumstances. Based on a price of $60.00 per share of FUNC Common Stock and a .2233 exchange ratio, the purchase price would be approximately $336 million. The acquisition, which will be accounted for as a purchase, is expected to close late in 1996 or early in 1997, subject to certain conditions of closing. FUNC expects to repurchase in the open market the number of shares of FUNC Common Stock to be issued in the acquisition.
     On July 31, 1996, a subsidiary of FUNC acquired the assets of USL Capital's railcar leasing business. USL Capital is a member of Ford Motor Company's Financial Services Group. The purchase price amounted to $920 million in cash, subject to adjustment based on the net book value of such assets on the closing date.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations, frequently take place and future acquisitions involving cash, debt and equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income may occur in connection with future acquisitions.
     See "THE MERGERS -- Accounting Treatment", " -- Market Prices" and "FUNC". CFC
     On April 12, 1996, CFC acquired Heritage Bank ("Heritage"), based in Watertown, Connecticut, for 437,539 shares of CFC Common Stock. As of and for the three months ended March 31, 1996, Heritage reported assets of $57 million, net loans of $41 million, deposits of $42 million and a net loss of $0.1 million. The acquisition has been accounted for as a pooling of interests but due to the relative size of Heritage compared to CFC, the financial statements of CFC have not been restated as a result of the acquisition. See "THE
MERGERS -- Accounting Treatment" and "CFC".
                                       17

                              GENERAL INFORMATION
GENERAL
     This Prospectus/Proxy Statement is being furnished by CFC to its stockholders as a Proxy Statement in connection with the solicitation of proxies by the CFC Board for use at the Special Meeting to be held on September 25, 1996, and any adjournments or postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement. This Prospectus/Proxy Statement is also beingfurnished by FUNC to the holders of CFC Common Stock as a Prospectus in connection with the issuance by FUNC of the FUNC Common Shares upon consummation of the Corporate Merger.
     Directors, officers and employees of CFC and FUNC may solicit proxies from CFC stockholders, either personally or by telephone, telegraph or other forms of communication. Such persons will receive no additional compensation for such
services. CFC has retained                to assist in soliciting proxies and to
send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost not expected to
exceed $     , plus out-of-pocket expenses. All expenses associated with the solicitation of proxies in the form enclosed will be borne by the party incurring the same, except for printing expenses, which will be shared equally between FUNC and CFC.
     THE CFC BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF CFC AND ITS STOCKHOLDERS AND IS FAIR TO THE STOCKHOLDERS, AND RECOMMENDS APPROVAL OF THE MERGER AGREEMENT BY CFC STOCKHOLDERS. SEE "THE MERGER -- BACKGROUND AND REASONS; CFC".
RECORD DATE; VOTE REQUIRED; REVOCATION OF PROXIES
     The CFC Board has fixed August 20, 1996, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of CFC Common Stock of record at the close of business on that day are entitled to notice of and to vote at the Special Meeting. The number of shares of CFC Common Stock outstanding on the Record Date was
        , each of such shares being entitled to one vote. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Special Meeting. Abstentions and broker non-votes (I.E., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons as to certain proposals on which such beneficial owners or persons are entitled to vote their shares but with respect to which the brokers or nominees have no discretionary power to vote without such instructions) will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. Approval of the Merger Agreement requires the affirmative vote of at least two-thirds of the votes entitled to be cast at the Special Meeting by the holders of CFC Common Stock. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement.
     The directors and executive officers of CFC (including certain of their related interests) beneficially owned, as of the Record Date, and are entitled
to vote at the Special Meeting        shares of CFC Common Stock, which
represents    percent of the outstanding shares of CFC Common Stock entitled to be voted at the Special Meeting. Assuming that the directors and executive officers of CFC vote their shares of CFC Common Stock in favor of approval of the Merger Agreement, approval of the Merger Agreement will require the
affirmative vote of the holders of an additional    percent of the outstanding
shares of CFC Common Stock entitled to be voted at the Special Meeting.
     After having been submitted, the enclosed proxy may be revoked by the person giving it, at any time before it is exercised, by: (i) submitting written notice of revocation of such proxy to the Secretary of CFC; (ii) submitting a proxy having a later date; or (iii) appearing at the Special Meeting and requesting a return of the proxy. All shares represented by valid proxies will be exercised in the manner specified thereon. If no specification is made, such shares will be voted in favor of approval of the Merger Agreement and otherwise in the discretion of the proxyholders named thereon in accordance with their best judgment as to any other matters which may be voted on at the Special Meeting, including among other things, a motion to adjourn or postpone the Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise; provided, however, that no proxy which is voted against the proposal to adopt the Merger Agreement will be voted in favor of any adjournment or postponement proposed for the purpose of soliciting additional votes in favor of the Merger Agreement.
                                       18

                                  THE MERGERS
     THE FOLLOWING INFORMATION RELATING TO THE MERGERS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/PROXY STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX A TO THIS PROSPECTUS/PROXY STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGERS. STOCKHOLDERS OF CFC ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.
GENERAL; EXCHANGE RATIO
     Subject to the terms and conditions of the Merger Agreement, CFC will merge with and into FUNC and Centerbank will merge with and into FUB-CT. Upon consummation of the Corporate Merger, each outstanding share of CFC Common Stock (excluding any Excluded Shares) will be converted, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, into the right to receive a number of FUNC Common Shares equal to the Exchange Ratio (I.E. the the result obtained by dividing $25.44 by the Average Closing Price). Each holder of CFC Common Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date by the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled.
     For purposes of the pro forma computations in this Prospectus/Proxy Statement, a .4240 Exchange Ratio has been calculated using the closing price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60.00), the date the Merger Agreement was executed, as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than .4240. The pro forma information will be different if the Average Closing Price results in an Exchange Ratio different from .4240. Set forth on the cover page of the Prospectus/Proxy Statement is the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the most recent practicable date prior to the mailing hereof. CFC stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.
     The Merger Agreement provides that FUNC may at any time change the method of acquiring CFC and Centerbank; provided, however, no such change may (i) alter the amount or kind of consideration to be issued to the holders of CFC Common Stock pursuant to the Merger Agreement, (ii) adversely affect the intended tax-free treatment to such holders as a result of receiving such consideration, or (iii) materially impede or delay receipt of any required regulatory approvals of the Mergers or the consummation of the transactions contemplated by the Merger Agreement.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Mergers, the Effective Date will occur on such date as FUNC and CFC mutually agree upon, and if not so agreed upon, such date shall be the date that FUNC notifies CFC in writing not less than five days prior thereto. Subject to the foregoing, it is currently anticipated that the Mergers will be consummated in the last quarter of 1996 or the first quarter of 1997. If the Corporate Merger is consummated in either of such quarters, or in any other quarter, CFC stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or CFC may terminate the Merger Agreement if the Effective Date does not occur on or before May 1, 1997. See " -- Exchange of CFC Certificates" and
" -- Conditions to Consummation; Termination".
EXCHANGE OF CFC CERTIFICATES
     As promptly as practicable after the Effective Date, FUNC will send or cause to be sent to each holder of record of CFC Common Stock as of the Effective Date, transmittal materials for use in exchanging all of such holder's certificates representing CFC Common Stock for a certificate or certificates representing the FUNC Common Shares to which such holder is entitled and a check for such holder's fractional share interest and any dividends to which such holder is entitled, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.
     CFC STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.
                                       19

     Upon surrender of all of the certificates for CFC Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to FUNC and the exchange agent selected by FUNC if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).
     All FUNC Common Shares issued to the holders of CFC Common Stock pursuant to the Corporate Merger will be deemed issued as of the Effective Date. After the Effective Date, former holders of record of CFC Common Stock (other than holders of Dissenting Shares) will be entitled to vote at any meeting of holders of FUNC Common Stock the number of FUNC Common Shares into which their shares of CFC Common Stock have been converted, regardless of whether they have surrendered their CFC Common Stock certificates. FUNC dividends having a record date on or after the Effective Date will include dividends on all FUNC Common Shares issued in the Corporate Merger, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any CFC Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. FUNC dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date or any other day prior to the Effective Date) will not include dividends on the FUNC Common Shares issued in the Corporate Merger. After the Effective Date, the stock transfer books of CFC will be closed, and there will be no transfers on the transfer books of CFC of the shares of CFC Common Stock that were outstanding immediately prior to the Effective Date.
     The Merger Agreement provides that CFC will cause each person who may be deemed to be an "affiliate" (as defined in the Securities Act) to execute an agreement restricting the disposition of such affiliate's shares of CFC Common Stock. The Merger Agreement further provides that shares of CFC Common Stock held by an affiliate of CFC will not be exchanged for FUNC Common Shares until FUNC receives such an agreement.
BACKGROUND AND REASONS
  CFC
     Over the past several years, the CFC Board from time to time has reviewed the strategic options available to CFC. As one resource to aid in that process, Centerbank and CFC have retained Keefe Bruyette as a financial advisor since 1990.
     Prior to April 1996, after considering the information available to it, together with the advice of its financial advisors, the CFC Board had, in connection with each such review, determined that the best course of action for CFC's stockholders would be for CFC to remain an independent entity and to grow its business by expanding its existing operations and, where appropriate, acquiring other financial institutions.
     In mid-April 1996, Keefe Bruyette informed Robert J. Narkis, the Chief Executive Officer of CFC, that FUNC's management had informed Keefe Bruyette that FUNC might have an interest in acquiring CFC. At the next regularly scheduled meeting of the CFC Board, on April 23, 1996, Mr. Narkis related to the CFC Board his conversation with Keefe Bruyette regarding FUNC. Mr. Narkis recommended, and the CFC Board agreed, that the CFC Board should hold a strategic review session with Keefe Bruyette on May 2, 1996.
     At the May 2, 1996, meeting, the CFC Board again reviewed its strategic options with internal management and Keefe Bruyette. In that review, information provided to, and discussions by, the CFC Board caused the CFC Board to reconsider its belief that remaining independent would be best for CFC's stockholders. Among other things, the continuing pace of merger and acquisition activity nationwide and in the New England area suggested to the CFC Board that moderately-sized institutions such as CFC could have difficulty in the long run competing with larger organizations which had lower administrative and operating costs relative to their revenues. The CFC Board reevaluated its historical strategy of remaining independent in order to achieve management's desired performance objectives in light of CFC's progress in achieving such objectives and in light of continuing increases in profitability of the industry's highest performers.
     In the meeting, the full range of strategic options available to CFC was reviewed in detail. The options considered included continued independence, the potential for a merger of equals and the possibility of the sale of the company. Although the CFC Board did not conclude that any of the options was necessarily superior to the others, the CFC Board did conclude that remaining independent would make achieving management's desired performance goals increasingly difficult
                                       20
given the changing industry environment; and that it was in the stockholders' interests to determine whether certain institutions were likely to be interested in making a compelling offer for a business combination with, or acquisition of, CFC. Management and the CFC Board also believed the information gained in the process of contacting such institutions would be useful in the process of initiating any new internal restructuring efforts that would be required if it were determined CFC would remain independent. Three banking institutions were identified (including FUNC) which were considered by the CFC Board and its advisors to be the most likely candidates, and CFC's management was instructed to contact these institutions to determine what level of interest they might have.
     Contact was made with the three institutions on May 3, 8, and 9, 1996, respectively, at which management invited these institutions to indicate their interest in pursuing a transaction with CFC. On May 15, 1996, Keefe Bruyette and management reviewed with the CFC Board information regarding banking industry trends, merger and acquisition activity in New England and financial analysis of CFC and the three banking institutions that had been contacted by management. Management also reviewed the results of the meetings with the three institutions. Based on the foregoing, the CFC Board directed management to continue its dialogue with those institutions.
     At a meeting on June 10, 1996, the CFC Board determined that of the three parties contacted, only FUNC had made meaningful progress toward a potential transaction. At the June 10 meeting, the CFC Board authorized management to negotiate with FUNC the terms of a merger transaction which had been proposed by FUNC's management.
     During the period from June 10, 1996 to June 14, 1996, CFC, FUNC and their legal and financial advisors negotiated the terms of the Merger Agreement and the Stock Option Agreement. On June 14, 1996, the CFC Board met to consider the form of Merger Agreement and Stock Option Agreement presented to the CFC Board. After discussing the implications of the transaction for CFC's stockholders, reviewing the other alternatives available to CFC, including remaining independent, and receiving advice from outside counsel concerning the CFC Board's fiduciary duties relating to the consideration and approval of the Merger Agreement, the CFC Board voted unanimously to approve the Merger Agreement.
     In reaching its determination to approve and adopt the Merger Agreement and the transactions contemplated thereby, the CFC Board considered a number of factors, including, without limitation, the following:
          (i) the CFC Board's review of the operating environment, including, but not limited to, the continuing consolidation and increasing competition in the banking and financial services industries in New England, the prospect for further changes in these industries and the increasing importance of access to financial resources to a bank's ability to capitalize on opportunities in these industries;
          (ii) the CFC Board's review, with the assistance of management and Keefe Bruyette, of the financial condition, results of operations, business and overall prospects of FUNC, as well as management's views of CFC's prospects;
          (iii) the CFC Board's assessment, based on discussions with management and Keefe Bruyette of CFC's strategic alternatives, that the Corporate Merger represented the most attractive strategic alternative available to CFC for enhancing stockholder value;
          (iv) the information reviewed by Keefe Bruyette with the CFC Board and the opinion of Keefe Bruyette as to the fairness from a financial point of view of the Exchange Ratio to CFC's stockholders (see " -- Opinion of Financial Advisor");
          (v) the CFC Board's belief that the terms of the Merger Agreement are attractive in that the agreement allows CFC stockholders to become stockholders of an organization which the CFC Board believes to be well-managed and in a strong competitive position; and
          (vi) the expectation that the Corporate Merger will generally be a tax-free transaction to CFC's stockholders (see " -- Certain Federal Income Tax Consequences").
     The foregoing discussion of the information and factors discussed by the CFC Board is not meant to be exhaustive but is believed to include all material factors considered by the CFC Board. The CFC Board did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the transactions contemplated thereby are in the best interests of CFC's stockholders.
  FUNC
     FUNC believes that it is advantageous to build a multi-state banking organization. The economies of banking favor such an organization as a way of gaining efficiency and spreading costs over a large base, as well as providing diversification. To
                                       21
further its objective to build a multi-state banking organization, FUNC has concentrated its efforts on what it perceives to be some of the better banking markets in the eastern region of the United States and on advantageous ways of entering or expanding its presence in those markets. FUNC believes that joining with CFC is an excellent way to significantly expand FUNC's presence in the State of Connecticut.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See
"FUNC -- History and Business".
OPINION OF FINANCIAL ADVISOR
     Keefe Bruyette's opinion is addressed to the CFC Board and does not constitute a recommendation as to how any stockholder of CFC should vote with respect to the Merger Agreement.
     THE FULL TEXT OF THE OPINION OF KEEFE BRUYETTE, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROSPECTUS/PROXY STATEMENT AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.
     In rendering its opinion, Keefe Bruyette (i) reviewed the Merger Agreement, Annual Reports to Stockholders and Annual Reports on Form 10-K of CFC and FUNC for the four years ended December 31, 1995, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of CFC and FUNC and certain internal financial analyses and forecasts prepared by CFC management; (ii) held discussions with members of senior management of CFC and FUNC regarding the past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for CFC and FUNC with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as it considered appropriate.
     In conducting its review and arriving at its opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe Bruyette did not assume any responsibility for independently verifying any of such information. Keefe Bruyette relied upon the management of CFC as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and Keefe Bruyette assumed that such forecasts and projections reflect the best currently available estimates and judgments of CFC and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by CFC management. Keefe Bruyette also assumed that the aggregate allowances for loan losses for CFC and FUNC are adequate to cover such losses. In rendering its opinion, Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of CFC or FUNC, nor did it examine any individual credit files.
     The following is a summary of the material financial analyses employed by Keefe Bruyette in connection with providing its oral opinion of June 14, 1996, and does not purport to be a complete description of all analyses employed by Keefe Bruyette.
     FINANCIAL SUMMARY OF THE FIRST UNION TRANSACTION. Keefe Bruyette calculated the multiple which the $25.44 per share offer represents when compared to CFC's March 31, 1996 stated book value per share of $15.46, its March 31, 1996 estimated tangible book value per share of $14.41, its trailing 12 months (March 31, 1995 to March 31, 1996) earnings per share of $1.70 and its estimated 1996 earnings per share (as reported by Zachs) of $1.92. The price to book value multiple was 165 percent, the price to tangible book value was 177 percent, the price to trailing 12 months earnings per share was 14.96 times, and the price to 1996 estimated earnings per share was 13.25 times. Keefe Bruyette also calculated a deposit premium of seven percent by dividing the premium paid over tangible equity by the total deposits of CFC as of March 30, 1996, and a market premium of 21 percent by dividing $25.44 over the June 13, 1996 closing CFC Common Stock price of $21.00. Keefe Bruyette also described the floating exchange ratio that generally would enable each share of CFC Common Stock to be exchanged for a number of shares of FUNC Common Stock equal to $25.44 divided by the average closing price of FUNC Common Stock on the NYSE Tape for the ten trading days immediately prior to the Effective Date. For illustrative purposes, Keefe Bruyette assumed throughout its analysis that such exchange ratio equaled
 .4188 FUNC shares (derived by dividing $25.44 by $60.75, the closing price of FUNC Common Stock on June 13, 1996).
                                       22

     SELECTED TRANSACTIONS ANALYSIS. Keefe Bruyette analyzed certain information relating to 11 bank and thrift acquisitions in the New England market announced since August 1993 (the "New England Acquisitions") and relating to 21 such acquisitions occurring in other parts of the United States (the "National Acquisitions"). The New England Acquisitions analyzed were Peoples Heritage Financial Group, Inc.'s acquisition of Family Bancorp, BayBanks, Inc.'s acquisition of NFS Financial Corp., Citizens Financial Group's acquisition of Quincy Savings Bank, Shawmut National Bank's acquisition of Northeast Federal Corp., Fleet Financial Group's acquisition of NBB Bancorp, Inc., Bank of Boston's acquisition of Pioneer Financial Cooperative Bank, Shawmut National Bank's acquisition of Gateway Financial Corporation, Citizens Financial Group's acquisition of Neworld Bancorp, Fleet Financial Group's acquisition of Sterling Bancshares, Bank of Boston's acquisition of Bank Worcester, and Shawmut National Bank's acquisition of Peoples of Worcester. The National Acquisitions analyzed were Union Planters Corporation's acquisition of Leader Financial Corp., MAF Bancorp's acquisition of N.S. Bancorp, South Trust Corp.'s acquisition of Bankers First Corp., Norwest Corporation's acquisition of AMFED Financial, Inc., NationsBank Corp.'s acquisition of CSF Holdings, Crestar Financial Corp.'s acquisition of Loyola Capital Corp., FUNC's acquisitions of Columbia First FSB, Coral Gables Fedcorp, American Savings of Florida, and BancFlorida Financial, First Interstate Bancorp's acquisitions of University Savings Bank and Sacramento Savings Bank, Summit Bancorp's acquisitions of Bankers Corp. and Crestmont Financial Corp., TCF Financial Corp.'s acquisition of Great Lakes Bancorp, Firstar Corp.'s acquisition of Investors Bank Corp., Astoria Financial Corp.'s acquisition of Fidelity New York FSB, North Fork Bancorp's acquisition of Metro Bancshares, Fleet Financial Group's acquisition of NBB Bancorp, Inc., CoreStates Financial Corp's acquisition of Germantown Savings Bank, and Fifth Third Bancorp's acquisition of Cumberland Federal Bancorporation. Keefe Bruyette's analyses of these acquisitions indicated that (i) among the New England Acquisitions, the consideration paid to the acquired party's stockholders averaged 176 percent of book value per share (with a range of 142 percent to 262 percent), 187 percent of tangible book value (with a range of 142 percent to 263 percent), 14.51 times trailing four quarter earnings per share (with a range of 12.28x to 16.25x) and 13.52 times future earnings (with a range of 11.15x to 15.5x), and (ii) that among the National Acquisitions, the consideration paid to the acquired party's stockholders averaged 158 percent of book value per share (with a range of 114 percent to 219 percent), 169 percent of tangible book value per share (with a range of 123 percent to 219 percent), and 14.03 times trailing four quarter earnings per share. The consideration to be received by CFC stockholders in the Corporate Merger with respect to shares of CFC Common Stock will be 165 percent of CFC's March 31, 1996 stated book value per share, 177 percent of CFC's March 31, 1996 estimated tangible book value per share, 13.28 times projected 1996 earnings (as reported by Zachs) and
14.96 times trailing four quarter earnings (March 31, 1995 to March 31, 1996). DISCOUNTED CASH FLOW ANALYSIS. Keefe Bruyette compared the present value of future cash flows that would accrue to a holder of a share of CFC Common Stock assuming CFC were to remain independent to the present value of future cash flows that would accrue to a holder of .4188 shares of FUNC Common Stock assuming the Corporate Merger were to occur. These values were determined by adding (i) the present value of the estimated future dividend stream that CFC and FUNC could generate over the period beginning January 1997 and ending in December 1999, and (ii) the present value of the "terminal value" of CFC Common Stock and FUNC Common Stock at the end of 1999. This analysis was based on several assumptions, including a 20 percent dividend payout ratio for CFC and estimates provided by management of CFC for earnings through 1999. FUNC earnings projections were derived from the mean Wall Street estimate (as provided by Zachs) of $6.90 for 1997 and a ten percent annual growth rate for the years 1998 and 1999. A 35 percent dividend payout ratio was assumed for FUNC through 1999. A terminal price to earnings multiple value of 10.0x was used for both companies as well as a discount rate of 13 percent. Based on such assumptions, Keefe Bruyette's analysis indicated that the present value of a share of CFC Common Stock would be $21.14 compared with a present value of .4188 shares of FUNC Common Stock of $26.85 after giving effect to the Corporate Merger. Keefe Bruyette also presented a table showing the foregoing analysis with a range of discount rates from 13 percent to 17 percent and a range of price-to-earnings multiples of 8x to 15x, resulting in a range of present values for a share of CFC Common Stock of $15.48 to $31.12. Keefe Bruyette stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of CFC Common Stock or FUNC Common Stock.
     PRO FORMA EPS, BOOK VALUE AND DIVIDENDS PER SHARE. Keefe Bruyette analyzed the pro forma EPS, book value and dividends per share of CFC Common Stock assuming an exchange ratio of .4188 shares of FUNC Common Stock for each share of CFC Common Stock. Based on 1995 earnings per share of $1.58 for CFC and $5.04 for FUNC, CFC's pro forma 1995 EPS would have increased to $2.11, reflecting a
33.6 percent increase. CFC's pro forma March 30, 1996 stated book value per share would be $13.32, a 13.9 percent decrease from CFC's stated book value per share of $15.46. CFC's pro forma annualized dividends per share would be $.87, a 211 percent increase from CFC's annualized dividend per share of $.28.
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     OTHER ANALYSES. Keefe Bruyette also reviewed the relative financial and market performance of CFC and FUNC to a variety of relevant industry peer groups and indices. Keefe Bruyette also reviewed selected investment research reports, earnings estimates, historical stock performance and other financial data for FUNC.
     The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Keefe Bruyette's opinion. In arriving at its fairness determination, Keefe Bruyette considered the results of all such analyses. None of the banking institutions selected for use in developing comparisons is identical to CFC and none of the New England Acquisitions or National Acquisitions is identical to the Corporate Merger. Accordingly, Keefe Bruyette indicated to the CFC Board that analyses of the results described above are not purely mathematical, but rather involve complex considerations and judgments concerning differences in operating and financial characteristics, including, among other things, differences in revenue composition and earnings performance among CFC, FUNC and the selected companies and acquisitions reviewed. The analyses were prepared by Keefe Bruyette solely for the purpose of preparing its opinion of June 14, 1996, to the CFC Board as to the fairness of the consideration to be received by stockholders of CFC in the Corporate Merger, and do not purport to be appraisals or necessarily reflect the prices at which CFC or its securities may actually be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.
     Pursuant to an engagement letter, dated May 21, 1996 (the "Keefe Bruyette Engagement Letter"), CFC agreed to pay Keefe Bruyette a fee equal to .90 percent of the market value of the consideration paid by the party acquiring CFC up to a maximum of $3.5 million. Such fee has been or will be paid in two parts: (i) at the signing of the Merger Agreement, and (ii) at the closing of the Corporate Merger. As of the date hereof, $250,000 has been paid to Keefe Bruyette. Pursuant to the Keefe Bruyette Engagement Letter, CFC also agreed to reimburse Keefe Bruyette for certain expenses related to its retention and to indemnify Keefe Bruyette against certain liabilities, including liabilities under the federal securities laws.
     Keefe Bruyette is a recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The CFC Board selected Keefe Bruyette to act as its financial advisor on the basis of its expertise and its reputation in investment banking and mergers and acquisitions.
     Keefe Bruyette has provided certain investment banking and advisory services to CFC from time to time, for which it has received customary compensation. In addition, Keefe Bruyette has provided, and may provide in the future, certain investment banking services to FUNC, for which it received, and will receive, customary compensation.
     Keefe Bruyette has advised CFC that, in the ordinary course of its business as a full-service securities firm, Keefe Bruyette may, subject to certain restrictions, actively trade the equity and/or debt securities of CFC and/or of FUNC for its own account or for the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.
INTERESTS OF CERTAIN PERSONS
  GENERAL
     Certain members of CFC's management and the CFC Board have interests in the Mergers that are in addition to any interests they have as stockholders of CFC generally. These interests include, among others, provisions in the Merger Agreement relating the indemnification of CFC's directors and officers, directors' and officers' liability insurance, and certain other benefits, as described below.
  EMPLOYMENT AGREEMENTS AND SPECIAL TERMINATION AGREEMENTS
     EMPLOYMENT AGREEMENTS WITH SENIOR EXECUTIVE OFFICERS. On May 15, 1996, CFC entered into Employment Agreements (the "Employment Agreements") with its senior executive officers -- Messrs. Narkis, Carlson, Placke and Brown. The Employment Agreements will become effective as of the date on which a change in control (such as the Corporate Merger) of CFC occurs.
     Under the terms of each Employment Agreement, CFC agrees to employ the executive for a period of three years following the effective date of the Employment Agreement. During this period, the executive's position, authority, status and responsibilities will be at least commensurate with those which the executive had during the 120-day period preceding the change in control. Moreover, during this period CFC will pay the executive: (i) a base salary at least equal to 12 times his
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highest monthly base salary during the 12-month period preceding the change in control; plus (ii) an annual bonus equal to at least the highest annual bonus paid to the executive under CFC's Short-Term Incentive Compensation Plan during the three fiscal years preceding the change in control. In addition, the executive will be entitled to participate in incentive, savings and retirement plans and welfare benefit plans, and will be entitled to receive paid vacations, on a basis at least as favorable as that in effect during the 120-day period preceding the change in control.
     During the three-year term of the Employment Agreement, if CFC terminates the executive's employment other than for cause or disability or if the executive terminates his employment for good reason, then the executive will receive a lump sum equal to the following:
          (i) an amount equal to the sum of (a) his base salary for the period through his date of termination, plus (b) his pro rata share of the highest annual bonus paid during the three fiscal years preceding the change in control or the annual bonus payable for the fiscal year preceding the date of termination (whichever is higher), plus (c) all accrued vacation and deferred compensation; plus
          (ii) a severance benefit equal to three times the sum of (a) the executive's annual base salary, and (b) the highest annual bonus paid to the executive during the three fiscal years preceding the change in control or the annual bonus payable to the executive for the fiscal year preceding his date of termination of employment (whichever is higher); plus
          (iii) an amount equal to the excess of (a) the actuarial value of the benefits which the executive would have accrued under CFC's qualified defined benefit pension plan and non-qualified supplemental retirement plan (and, in the case of Mr. Narkis, under the supplemental deferred compensation program entered into between CFC and the executive) if the executive's employment had continued for a period of three years following his date of termination, over (b) the actuarial equivalent of the executive's actual benefit under the defined benefit pension plan and the non-qualified supplemental retirement plan; plus
          (iv) an amount equal to the present value of the cash payments which the executive would have received during the three-year period following his date of termination of employment under the terms of the supplemental compensation policy relating to supplemental long-term disability benefits. In addition, for the three-year period following the executive's termination of employment, CFC will continue to provide the executive and his family with the welfare benefits which he would have received if his employment had not been terminated. Under certain circumstances, the lump sum amount described in (iii) above may be paid in the form of actuarially equivalent installments.
     Under the Code, an excise tax is imposed on certain payments which an executive receives in connection with a change in control in the event the payments exceed a certain threshold amount. If it is determined that any benefits payable to an executive would be subject to the imposition of such an excise tax, then CFC will pay the executive an additional "gross-up payment" so that, after the payment of all taxes attributable to the "gross-up payment" (including any excise taxes and income taxes), the amount of the "gross-up payment" which remains will be sufficient to pay the excise taxes imposed on the payments made to the executive.
     Assuming the Corporate Merger were to occur on October 31, 1996, and the executives were terminated immediately thereafter, the lump sum severance benefits payable to the executives under the terms of the Employment Agreements (including any "gross-up payments") are currently estimated to be approximately equal to the following: Mr. Narkis: $4.4 million; Mr. Carlson: $1.8 million; Mr.
Placke: $2.4 million; and Mr. Brown: $2.1 million.
     SEVERANCE AGREEMENTS WITH OTHER SENIOR OFFICERS. CFC has entered into severance agreements with ten additional senior officers. Such agreements provide for the payment of a lump sum severance benefit in the event the officer's employment is terminated following a change in control of CFC (such as the Corporate Merger). Although the terms of the agreements vary, the amount of the lump sum severance benefit generally equals two times the officer's compensation. Certain of such agreements also provide for the officer's continued participation in CFC's welfare benefit plans on the same basis as an active employee for a two-year period following the officer's termination of employment. Assuming the Corporate Merger were to occur on October 31, 1996, and all of the senior officers were terminated immediately thereafter, the aggregate severance benefits payable to such officers are currently estimated to be approximately $3.0 million.
     SUPPLEMENTAL SEVERANCE AGREEMENTS WITH KEY EMPLOYEES. CFC has entered into supplemental severance agreements with 18 key employees. Under the terms of the supplemental severance agreements, if a change in control of CFC occurs (such as the Corporate Merger) and the employee thereafter terminates employment due to a position elimination, the employee will be entitled to receive supplemental severance benefits in addition to the severance benefits payable under
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CFC's regular severance policy. In general, the sum of the employee's regular severance benefits and supplemental severance benefits will equal one year's pay (although, for some employees, the sum of the employee's regular severance benefits and supplemental severance benefits will equal six months' pay). The employee will also be entitled to participate in CFC's welfare benefit plans on the same terms as an active employee for a period of one year (or for some employees, six months) following his or her termination of employment. Assuming the Corporate Merger were to occur on October 31, 1996, and all of the key employees were terminated immediately thereafter, the aggregate supplemental severance benefits payable to such employees are currently estimated to be approximately $1.1 million.
     ADDITIONAL SUPPLEMENTAL SEVERANCE BENEFITS. In addition to the supplemental severance benefits discussed above, FUNC has agreed that CFC may pay up to an additional $2,000,000 in supplemental severance benefits to its employees.
  EMPLOYEE INCENTIVE STOCK AWARDS
     CFC maintains three plans which authorize the grant of employee stock options -- the Centerbank Executive Stock Incentive Plan, the Centerbank 1992 Executive Stock Incentive Plan (the "1992 Plan") and the Centerbank 1996 Executive Stock Incentive Plan (the "1996 Plan"). The 1992 Plan and the 1996 Plan also authorize the grant of shares of restricted stock.
     All outstanding options which have not become vested will become vested upon the occurrence of a change in control of CFC (such as the Corporate Merger). Under certain circumstances, options may become vested prior to a change in control. However, all of the outstanding stock options held by Messrs. Narkis, Carlson, Placke and Brown have already become vested without regard to the occurrence of the Corporate Merger. At the time of the Corporate Merger, all outstanding stock options to acquire shares of CFC Common Stock will be converted into options to acquire shares of FUNC Common Stock, and the number of shares and the exercise price of such options will be appropriately adjusted.
     The aggregate number of stock options held by Messrs. Narkis, Carlson, Brown and Placke and the seven other executive officers of CFC as a group as of July 31, 1996, and the aggregate value of such stock options are set forth below. The aggregate value of the stock options equals the difference between the per share option exercise prices and $25.44 (the purchase price per share of CFC Common Stock in the Corporate Merger), times the number of options held:
Robert J. Narkis -- 107,000, $1,922,578; Joseph Carlson II -- 52,200, $986,168;
Thomas C. Brown -- 46,200, $920,028; William H. Placke -- 57,000, $939,580; and
the other executive officers as a group -- 95,310, $1,395,423.
     Messrs. Narkis, Carlson, Placke and Brown have also been granted shares of restricted stock. To the extent the shares of restricted stock are not vested, they will become vested upon the occurrence of a change in control of CFC (such as the Corporate Merger). At the time of the Corporate Merger, all of such shares of restricted stock will be converted into shares of FUNC Common Stock.
     For Messrs. Narkis, Carlson, Placke and Brown, the number of shares of restricted stock which are vested, the number of shares of restricted stock which are not vested, and the aggregate value of the restricted stock as of July 31, 1996, are set forth below. The aggregate value of the restricted stock equals the number of vested and unvested shares of restricted stock multiplied by the excess of $25.44 (the purchase price per share of CFC Common Stock in the Corporate Merger) over $1.00 (the par value of the CFC Common Stock): Robert J. Narkis -- 26,250, 38,750, $1,588,600; Joseph Carlson II -- 10,000, 18,000,
$684,320; William H. Placke -- 10,125, 18,375, $696,540; and Thomas C.
Brown -- 9,750, 17,250, $659,880.
  DIRECTOR STOCK OPTIONS
     The non-employee directors of CFC have been granted options to purchase shares of CFC Common Stock under the Centerbank 1991 Directors Stock Option Plan (the "1991 Plan") and the Centerbank 1993 Directors Stock Option Plan (the "1993 Plan"). All outstanding options granted under the 1991 Plan are fully exercisable. All outstanding options granted under the 1993 Plan that are not fully exercisable will become exercisable upon a change in control of CFC (such as the Corporate Merger). At the time of the Corporate Merger, all outstanding stock options to acquire shares of CFC Common Stock will be converted into options to acquire shares of FUNC Common Stock, and the number of shares and the exercise price of such options will be appropriately adjusted.
     The aggregate number of stock options held by each of the non-employee directors of CFC as of July 31, 1996, and the aggregate value of such stock options is set forth below. The aggregate value of the stock options equals the difference between the per share option exercise prices and $25.44 (the purchase price per share of CFC Common Stock in the Corporate Merger), times the number of options held: John F. Burbank -- 15,000, $210,975; Martha L.
Fordiani -- 15,000, $197,850; Nicholas M. Mihalas -- 25,000, $433,500; J. Garry
Mitchell -- 15,000, $210,975; John J. Pacowta -- 15,000,
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$210,975; Reginald H. Post -- 25,000, $433,500; Edward Shaker -- 25,000,
$433,500; Frank E. Shepard -- 25,000, $433,500; Justin L. Smith, Jr. -- 21,400,
$353,391; and Stedman G. Sweet -- 25,000, $433,500. Mr. Sweet's wife also holds an aggregate number of 7,250 options having an aggregate value of $97,472.
  DIRECTORS DEFERRED COMPENSATION PLAN
     CFC maintains a deferred compensation plan (the "Directors Deferred Compensation Plan") for the benefit of its non-employee directors. Under the Directors Deferred Compensation Plan, a director may irrevocably elect to defer all or any portion of the compensation which he or she may otherwise receive as a director during a calendar year. If a director so elects prior to the first day of the calendar year, CFC will establish a deferral account for he or she. Such account will be reflected on the books of CFC, and at the election of the director, either (i) will be adjusted based upon fluctuations in the value of CFC Common Stock, or (ii) will be credited with interest at a rate determined annually by CFC. The deferred amounts and earnings thereon will be paid to the director, commencing at such time as he or she shall specify, either in a lump sum or in equal annual installments not exceeding ten. Five of the ten non-employee directors have deferred accounts under the Directors Deferred Compensation Plan, four of whom elected prior to January 1, 1996, to have such accounts adjusted in 1996 based upon fluctuations in the value of CFC Common Stock.
  RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS
     CFC maintains a retirement plan for the benefit of its non-employee directors (the "Directors Pension Plan"). Each non-employee director of CFC is eligible to participate in the Directors Pension Plan, plus Mr. Narkis, who was a non-employee director immediately prior to becoming an employee of CFC.
     Under the terms of the Directors Pension Plan, as expected to be amended and agreed to by FUNC, each director who has at least ten years of service as a non-employee director will receive an annual retirement benefit equal to 100 percent of the annual rate of his or her retainer at the time of his or her termination of service as an employee or non-employee director. The benefit will commence on the later of the director's 65th birthday or the date of the director's termination of service as a director, and will continue for the life of the director. Under certain circumstances, the director may be able to elect to receive his or her benefits as an actuarially equivalent lump sum. In the case of Mr. Narkis, his retirement benefit will equal 100 percent of the retainer in effect at the time of his termination of service as an employee of CFC.
     Upon a change in control (such as the Corporate Merger), any director who has at least four years of service will be vested in his or her right to receive a retirement benefit. If the director has four or more years of service but less than ten years of service, the amount of his or her retirement benefit will be prorated for less than ten years of service. Nine of the ten non-employee directors have more than ten years of service; one has four years of service. The present value of the benefits payable to the ten eligible non-employee directors and to Mr. Narkis under the Directors Pension Plan upon consummation of the Corporate Merger is currently estimated to equal approximately $1.3 million.
  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE
     The Merger Agreement provides that for the six-year period following the Effective Date, FUNC will indemnify the directors, officers and employees of CFC holding such positions on or prior to the date of the Merger Agreement, against certain liabilities to the extent such persons were indemnified under the CGSA and the CFC Articles and bylaws as in effect on the date of the Merger Agreement.
     In addition, FUNC agreed in the Merger Agreement to use its reasonable best efforts to maintain CFC's existing directors' and officers' liability insurance policy for persons who were covered by such insurance maintained by CFC on the date of the Merger Agreement for a period of three years after the Effective Date at an annual cost not to exceed 150 percent of CFC's annual premium payment on CFC's current policy.
  CERTAIN OTHER MATTERS RELATING TO THE MERGERS
     In connection with the execution of the Merger Agreement, FUNC agreed to cause those members of the CFC Board who are nominated by CFC and are willing to do so, to be appointed to an advisory board, which will advise FUB-CT on deposit and lending activities in Centerbank's market area for at least 24 months following the Effective Date. The directors of CFC who serve on the advisory board will receive $800 for each quarterly meeting they attend. Currently, the directors of CFC receive an annual retainer of $12,000. Committee chairman (except those who are CFC officers) receive an additional retainer of $3,000 per year. Directors also receive $800 for each board of directors meeting they attend and $500 for each committee meeting they attend.
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     FUNC also agreed that if the Effective Date is prior to December 31, 1996,
CFC may make bonus payments to participants in CFC's Short-Term Incentive Compensation Plan, not to exceed $2.1 million prorated based on the number of full months from January 1, 1996 to the Effective Date.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     THE FOLLOWING IS A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE CORPORATE MERGER. THE DISCUSSION IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS CFC STOCKHOLDERS, IF ANY, WHO RECEIVED THEIR CFC COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, THAT HOLD THEIR CFC COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION", OR THAT ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS OR FOREIGN PERSONS.
     Sullivan & Cromwell, special counsel for FUNC, have advised FUNC, and Wachtell, Lipton, Rosen & Katz, special counsel for CFC, have advised CFC, that, in their opinion:
           (i) No gain or loss will be recognized for federal income tax purposes by CFC stockholders upon the exchange in the Corporate Merger of shares of CFC Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).
           (ii) The basis of FUNC Common Shares received in the Corporate Merger by CFC stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of CFC Common Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Corporate Merger by a CFC stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of CFC Common Stock surrendered in exchange therefor were held by the CFC stockholder, provided such shares of CFC Common Stock were held as capital assets.
           (iv) Cash received by a holder of CFC Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the CFC Common Stock allocable to the fractional share interest.
     In addition, consummation of the Mergers is conditioned, among other things, upon receipt by FUNC of an opinion of Sullivan & Cromwell and by CFC of an opinion of Wachtell, Lipton, Rosen and Katz, each dated as of the Effective Date, to the effect that (i) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by CFC stockholders who receive FUNC Common Shares in exchange for their shares of CFC Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. The tax opinions of Sullivan & Cromwell and Wachtell, Lipton, Rosen & Katz summarized above are or will be based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Corporate Merger.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE CORPORATE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH CFC STOCKHOLDER AND OTHER FACTORS, EACH CFC STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CORPORATE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).
BUSINESS PENDING CONSUMMATION
     CFC agreed in the Merger Agreement to conduct its business in the ordinary and usual course consistent with past practice and to refrain from taking certain actions relating to its operation pending consummation of the Mergers, without the prior written consent of FUNC, except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) paying any dividends, other than dividends on CFC Common Stock at a quarterly rate not to exceed $.07 per share (provided CFC may not pay any dividend for the quarter in which the Effective Date occurs unless the record date for the FUNC Common Stock dividend for such quarter precedes the Effective Date), or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity other than in the ordinary course of business consistent with past practice; (iii) increasing the rate of compensation (other
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than normal individual increases in regular compensation in the ordinary course of business consistent with past practice) or paying any bonus to any of its directors, officers or employees (excluding certain bonuses payable under CFC's Short-Term Incentive Compensation Plan and certain retention bonuses); (iv) entering into or modifying any employment agreements or employee benefit plans;
(v) disposing of any material portion of its assets or acquiring any portion of the business or property of any other entity which is material to it; (vi) changing its lending, investment, liability management or other material banking policies in any material respect; (vii) settling any claims involving any liability for money damages in an amount greater than $100,000 or restrictions on the operations of CFC; (viii) entering into, terminating or changing any material agreements, except for those agreements entered into in the ordinary course of business consistent with past practices that are terminable by CFC without penalty on not more than 60 days' prior written notice.
     The Merger Agreement also provides that, consistent with generally accepted accounting principles, CFC will use its best efforts to conform its loan, litigation, and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be consistent on a mutually satisfactory basis with those of FUNC, provided that CFC shall not be obligated to take any such action until CFC is reasonably satisfied that the conditions to consummation of the Mergers will be satisfied or waived and until the day prior to the Effective Date.
     From time to time CFC and its affiliates engage in transactions with FUNC and its affiliates in the ordinary course of business. It is anticipated that such transactions may increase as a result of the execution of the Merger Agreement.
REGULATORY APPROVALS
     Consummation of the Bank Merger is subject to receipt of the prior approval of the FDIC under the Bank Merger Act, 12 U.S.C. (section mark)1828(c) (the "BMA") and the prior approval of the Connecticut Commissioner under Connecticut law. The BMA requires that the relevant regulatory agency take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the FDIC from approving the Bank Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.
     In addition to receipt of the approvals necessary for consummation of the Bank Merger, consummation of the Corporate Merger also is subject to receipt of the prior approval of the Federal Reserve Board under the BHCA, or a waiver of such requirement in accordance with regulations adopted by the Federal Reserve Board under the BHCA, 12 C.F.R. (section mark)225.12(d). If an application is required under the BHCA, the Federal Reserve Board would consider whether the proposed transaction can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interests, or unsound banking practices. In addition, the Federal Reserve Board would be prohibited from approving an application if it finds that the proposed transaction (i) would result in a monopoly or which would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or (ii) may have the effect in any section of the United States of substantially lessening competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.
     Under both statutes, the relevant federal regulatory agency has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position or if the acquiring organization does not meet the requirements of the Community Reinvestment Act of 1977.
     The Mergers may not be consummated until the 15th day following the dates of each of the requisite approvals, during which period the U.S. Department of Justice may comment adversely on the transaction (which has the effect of extending the waiting period to the 30th day following approval) or challenge such merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.
     An application has been filed pursuant to the BMA with the FDIC and is expected to be filed pursuant to state law with the Connecticut Commissioner in the near future. A request for a waiver pursuant to the BHCA has been filed with the Federal Reserve Board.
                                       29

     THE MERGERS WILL NOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS FOR BOTH THE CORPORATE MERGER AND THE BANK MERGER. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND IF THE MERGERS ARE APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED BELOW UNDER " -- CONDITIONS TO CONSUMMATION; TERMINATION". THERE CAN LIKEWISE BE NO ASSURANCE THAT THE U.S. DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE CORPORATE MERGER OR THE BANK MERGER, OR IF SUCH A CHALLENGE IS MADE, AS TO THE OUTCOME THEREOF.
CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Mergers is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of CFC; (ii) receipt of the regulatory approvals referred to above without any restrictions or conditions which, in the reasonable opinion of FUNC, would so materially adversely impact the economic or business benefits to FUNC of the transactions contemplated by the Merger Agreement so as to render inadvisable the consummation of the Mergers; (iii) no court or governmental or regulatory authority having taken any action which enjoins or prohibits the Mergers; (iv) receipt by FUNC of the opinion of Sullivan & Cromwell and by CFC of the opinion of Wachtell, Lipton, Rosen & Katz, each dated as of the Effective Date, as to certain federal income tax consequences of the Corporate Merger; and (v) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance.
     Consummation of the Mergers is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by CFC and FUNC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; (ii) the receipt by FUNC of a letter from CFC's independent certified public accountants, dated as of or shortly prior to the Effective Date, with respect to CFC's financial position and results of operations; and (iii) the receipt by FUNC of an agreement from each "affiliate" of CFC restricting the sale of FUNC Common Shares received by such affiliate in the Corporate Merger. See "RESALE OF FUNC COMMON SHARES".
     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of CFC, the Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Date: (i) by mutual consent of FUNC and CFC; or (ii) by either the Board of Directors of FUNC (the "FUNC Board") or the CFC Board (a) if the stockholders of CFC fail to approve the Merger Agreement or any required regulatory approval is denied, (b) in the event of a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Corporate Merger is not consummated on or before May 1, 1997.
WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto approved by their respective Boards of Directors and executed in the same manner as the Merger Agreement, provided that after approval by the stockholders of CFC, the consideration to be received by the stockholders of CFC may not thereby be decreased.
ACCOUNTING TREATMENT
     It is expected that the purchase method of accounting will be used to reflect the Corporate Merger upon consummation. As required by generally accepted accounting principles, under purchase accounting the assets and liabilities of CFC as of the Effective Date will be recorded at their respective fair market values and added to those of FUNC. Financial statements of FUNC issued after consummation of the Corporate Merger would reflect such values. Financial statements of FUNC issued before consummation of the Corporate Merger would not be restated to reflect the acquired company's historical financial position or results of operations. The unaudited pro forma financial information contained in this Prospectus/Proxy Statement has been prepared using the purchase accounting basis to account for the Corporate Merger.
     The pooling of interests method of accounting was used to reflect the FFB acquisition by FUNC and the Great Country Bank acquisition by CFC. As required by generally accepted accounting principles, under pooling of interests accounting, as of the effective date of such acquisitions, the assets and liabilities of the acquired company were added to those of the acquiring company at their recorded book values and the stockholders' equity accounts of the acquired company and the acquiring company were combined on the acquiring company's consolidated balance sheet. On a pooling of interests
                                       30
accounting basis, income and other financial statements of the acquiring company for periods ended prior to the effective date of such acquisitions, have been restated to reflect the consolidated combined financial position and results of operations as if such acquisitions had taken place prior to the periods covered by such financial statements.
EXPENSES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses will be shared equally by FUNC and CFC.
STOCK OPTION AGREEMENT
     As an inducement and condition to FUNC's willingness to enter into the Merger Agreement, CFC entered into the Stock Option Agreement with FUNC. Pursuant to the Stock Option Agreement, CFC granted the FUNC Option to FUNC. The purchase of any shares of CFC Common Stock pursuant to the FUNC Option is subject to compliance with applicable law, including the receipt of any necessary approval under the BHCA.
     If FUNC is not in material breach of the Stock Option Agreement or the Merger Agreement, and if no injunction or other court order against delivery of the shares covered by the FUNC Option is in effect, the holder of the Option (which may be a person or party other than FUNC) may exercise the FUNC Option, in whole or in part, at any time and from time to time following the happening of certain events (each a "Purchase Event"), including.
          (i) without FUNC's prior written consent, CFC taking certain actions (each an "Acquisition Transaction"), including authorizing, recommending, proposing or entering into an agreement with any third party to effect (a) a merger, consolidation or similar transaction involving CFC or any of its significant subsidiaries, (b) the sale, lease, exchange or other disposition of 20 percent or more of the consolidated assets or deposits of CFC and its subsidiaries, or (c) the issuance, sale or other disposition of securities representing 20 percent or more of the voting power of CFC or any of its significant subsidiaries; or
          (ii) any third party acquiring or having the right to acquire 20 percent or more of the voting power of CFC or any of its significant subsidiaries, except as otherwise permitted by the Stock Option Agreement;
provided that the FUNC Option will terminate upon the earliest to occur of certain events, including:
          (i) consummation of the Corporate Merger;
          (ii) termination of the Merger Agreement prior to the happening of a Purchase Event or Preliminary Purchase Event (as defined below), other than a termination (a "Default Termination") by FUNC as a result of a willful breach by CFC;
          (iii) 18 months after a Default Termination; or
          (iv) 18 months after termination of the Merger Agreement (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a Preliminary Purchase Event referred to in (iv) below, in which case such 18-month period shall be reduced to a 12-month period).
     The term "Preliminary Purchase Event" shall mean the occurrence of certain events, including:
          (i) the commencement by any third party of a tender or exchange offer, which upon consummation, would result in such third party owning 15 percent or more of the outstanding shares of CFC Common Stock;
          (ii) the failure of the stockholders of CFC to approve the Merger Agreement, or the failure of the Meeting to be held, or the cancellation of the Meeting, or the CFC Board shall have withdrawn or modified in any manner adverse to FUNC the recommendation of the CFC Board with respect to the Merger Agreement, in each case after public announcement that a third party:
             (a) proposes to engage in an Acquisition Transaction; or
             (b) commences a tender offer, which upon consummation, would result in such third party owning 15 percent or more of the outstanding shares of CFC Common Stock; or
             (c) files an application under certain federal statutes relating to the regulation of banks and other financial institutions or their holding companies, to engage in an Acquisition Transaction;
                                       31

          (iii) the proposal by any third party to CFC or its stockholders, publicly or in any writing that becomes publicly disclosed, to engage in an Acquisition Transaction;
          (iv) after a proposal by a third party to CFC or its stockholders to engage in an Acquisition Transaction, the breach by CFC of any representation or covenant in the Merger Agreement which would entitle FUNC to terminate the Merger Agreement; or
          (v) the filing by any third party of an application with any federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.
     Upon the occurrence of certain events set forth in the Stock Option Agreement, at the election of FUNC the FUNC Option (or shares issued pursuant to the exercise thereof) must be repurchased by CFC or converted into, or exchanged for, an option of another corporation or CFC. In addition, the Stock Option Agreement grants certain registration rights to FUNC with respect to the shares purchaseable upon exercise of the FUNC Option.
     The Stock Option Agreement and the FUNC Option are intended to increase the likelihood that the Mergers will be consummated according to the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire CFC.
     To the knowledge of CFC and FUNC, no event giving rise to exercise of the FUNC Option has occurred as of the date of this Prospectus/Proxy Statement.
     A copy of the Stock Option Agreement is set forth in Exhibit A to the Merger Agreement which is set forth in ANNEX A to this Prospectus/Proxy Statement, and reference is made thereto for the complete terms of the Stock Option Agreement and the FUNC Option. The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement.
DISSENTERS' RIGHTS
     Any CFC stockholder who objects to the Mergers shall have the right to be paid the value of all shares of CFC Common Stock owned by such stockholder in accordance with the provisions of Section 33-374 of the CGSA ("Section 33-374"), a copy of which is set forth in ANNEX C to this Prospectus/Proxy Statement. The right to be paid the value of such shares shall be such stockholder's exclusive remedy as holder of such shares with respect to the Mergers, whether or not such stockholder proceeds as provided in Section 33-374. As used in this discussion, the term "corporation" includes, if the context so indicates, FUNC as the surviving corporation in the Corporate Merger, in addition to CFC.
     Any CFC stockholder may elect to exercise such right by giving written notice to the corporation of such stockholder's objection to the Mergers prior to voting on the proposal to approve the Merger Agreement. If the Merger Agreement is approved, any such stockholder so notifying the corporation, provided none of such stockholder's shares shall have been voted in favor thereof, may require the corporation to purchase such stockholder's shares at fair value by delivering to the corporation a written demand to that effect, within ten days after the date on which the vote was taken and stating thereon the number and class of shares of such stockholder. Except as described below, any stockholder making such demand shall thereafter be entitled only to payment as provided in Section 33-374 and shall not be entitled to vote, to receive dividends or to exercise any other rights of a stockholder in respect of such shares. No such demand may be withdrawn unless the corporation consents thereto. Any stockholder failing to make such demand as described above shall be bound by the terms of the Merger Agreement.
     At any time after the receipt of a notice by a stockholder objecting to the Mergers, but not later than ten days after receipt of the demand to purchase such stockholder's shares or ten days after the Merger Agreement is effective, whichever is later, the corporation shall make a written offer to each stockholder who makes such demand, to pay for such stockholder's shares at a specified price deemed by the corporation to be the fair value thereof as of the day prior to the date on which this Prospectus/Proxy Statement was mailed, exclusive of any element of value arising from the expectation or accomplishment of the Mergers.
     Within 20 days after demanding the purchase of such stockholder's shares, each such stockholder shall submit the certificate or certificates representing such stockholder's shares to the corporation for notation thereon that such demand has been made. Such stockholder's failure to do so shall, at the option of the corporation, terminate such stockholder's rights under Section 33-374 unless a court of competent jurisdiction otherwise directs. If shares represented by a certificate on which notation has been so made are transferred, each new certificate issued therefor shall bear a similar notation, together with the name of the stockholder of such shares who made such demand, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which such stockholder had after making such demand.
                                       32

     If the corporation and any stockholder making a demand to purchase shares as described above, agree in writing as to the value of the shares, the corporation shall pay such stockholder such value upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares, duly endorsed for transfer. If the corporation defaults in or refuses to make such payment, such stockholder may file a petition in the superior court for the judicial district where the principal office of the corporation is located, praying that judgment be entered for such amount, and such stockholder shall be entitled to judgment for such amount. If any such stockholder should be a party to a proceeding described below, the court in such proceeding shall upon motion of either the corporation or such stockholder dismiss the proceeding with respect to such stockholder.
     At any time during the period of 60 days after the date the corporation is obliged to make an offer as described above, the corporation, or any stockholder who has made a demand to purchase shares as described above and who has not accepted the offer made by the corporation and acting in the name of the corporation, may file a petition in the superior court for the judicial district where its principal office of the corporation is located, or before any judge thereof, praying that the value of the shares of such stockholder be found and determined. All stockholders making demand as described above, who have not accepted the offer made by the corporation, wherever residing, shall be made parties to the proceeding. A copy of the petition shall be served on each such stockholder who is a resident of Connecticut and shall be served by registered or certified mail on each such stockholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be exclusive. All stockholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares as of the day prior to the date on which this Prospectus/Proxy Statement was mailed, exclusive of any element of value arising from the expectation or accomplishment of the Mergers. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. The court shall determine the fair value of the shares of the stockholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto. The judgment may include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date this Prospectus/Proxy Statement was mailed to the date of payment. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all stockholders who are parties to the proceeding to whom the corporation has made an offer to pay for the shares if the court finds that the action of such stockholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any stockholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the stockholder in the proceeding.
     Any judgment entered shall be enforceable as other decrees of the superior court may be enforced and shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing the shares for which payment is due, duly endorsed for transfer. Upon payment of any such judgment, the stockholder shall cease to have any interest in such shares.
     If a demand to purchase shares as described above is withdrawn upon consent, or if the Mergers are abandoned or rescinded or the CFC stockholder revokes the authority to effect the same, or if no demand or petition for the determination of fair value by a court has been made or filed within the time described above, or if a court of competent jurisdiction determines that such stockholder is not entitled to the relief provided by Section 33-374, then the right of such stockholder to be paid the fair value of such stockholder's shares shall cease and such stockholder's status as a stockholder shall thereupon be restored.
     THE FOREGOING IS ONLY A SUMMARY OF THE RIGHTS OF AN OBJECTING HOLDER OF CFC COMMON STOCK. ANY HOLDER OF CFC COMMON STOCK WHO INTENDS TO OBJECT TO THE MERGERS SHOULD CAREFULLY REVIEW THE TEXT OF THE APPLICABLE PROVISIONS OF THE CGSA SET FORTH IN ANNEX C TO THIS PROSPECTUS/PROXY STATEMENT AND SHOULD ALSO CONSULT WITH SUCH HOLDER'S ATTORNEY. THE FAILURE OF A HOLDER OF CFC COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN ANNEX C MAY RESULT IN LOSS OF DISSENTERS' RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF CFC COMMON STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.
                                       33

     In general, any objecting stockholder who perfects such holder's right to be paid the fair value of such holder's CFC Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See " -- Certain Federal Income Tax Consequences".
MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock on the NYSE Tape (trading symbol, FTU), with respect to each quarterly period since January 1, 1994, (ii) the high and low last reported sale prices per share of CFC Common Stock on the Nasdaq National Market (trading symbol, CFCX) with respect to the period from July 7, 1995, (iii) the high and low last reported sale prices per share of Centerbank common stock on the Nasdaq National Market prior to July 7, 1995, and (iv) the equivalent pro forma market values per share of CFC Common Stock, based on the
 .4240 Exchange Ratio. The .4240 Exchange Ratio is based on the closing price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60.00), the date the Merger Agreement was executed, as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing
Price and may be greater or less than .4240. The pro forma information presented would be different if the Average Closing Price results in an Exchange Ratio different from .4240. Set forth on the cover page of this Prospectus/ Proxy Statement is the last reported sale price per share of FUNC Common Stock of the NYSE Tape on the most recent practicable date prior to the mailing hereof. CFC stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

                                                                      FUNC                                CFC
                                                                  COMMON STOCK                       COMMON STOCK
                                                            HIGH                LOW             HIGH               LOW
1994
First quarter.........................................   $    43 3/4             39 3/4          13 3/4             11 1/4
Second quarter........................................        47 5/8             41 1/4              18             11 5/8
Third quarter.........................................        47 1/4             43 1/4          17 1/2             13 1/2
Fourth quarter........................................        45 1/4             39 3/8          13 7/8              9 1/4
1995
First quarter.........................................        45 1/8             41 3/8          13 1/8              9 3/4
Second quarter........................................        49 3/4             42 7/8          15 1/8             12 1/8
Third quarter.........................................        51 3/8             45 1/4          19 5/8             14 1/4
Fourth quarter........................................        58 7/8             49 5/8          19 1/4                 17
1996
First quarter.........................................        62 7/8             51 1/2          20 1/8                 17
Second quarter........................................        64 5/8             57 1/2          24 3/8             16 1/8
Third quarter (through             , 1996)............   $
                                                             EQUIVALENT PRO FORMA
                                                               PER SHARE OF CFC
                                                               COMMON STOCK (1)
                                                           HIGH                LOW
1994
First quarter.........................................      18 1/2              16 3/4
Second quarter........................................      20 1/8              17 3/8
Third quarter.........................................          20              18 1/4
Fourth quarter........................................      19 1/8              16 5/8
1995
First quarter.........................................      19 1/8              17 1/2
Second quarter........................................          21              18 1/8
Third quarter.........................................      21 3/4              19 1/8
Fourth quarter........................................      24 7/8                  21
1996
First quarter.........................................      26 5/8              21 3/4
Second quarter........................................      27 3/8              24 3/8
Third quarter (through             , 1996)............

(1) Equivalent pro forma market values per share of CFC Common Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by a .4240 Exchange Ratio, rounded down to the nearest one-eighth.
     On June 14, 1996, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale prices per share of FUNC Common Stock on the NYSE Tape and of CFC Common Stock on the Nasdaq
National Market were $60.00 and $22.875, respectively. On             , 1996,
such prices were $       and $       , respectively.
     FUNC expects to repurchase in the open market a number of shares of FUNC Common Stock equal to (i) the 6.8 million FUNC Common Shares expected to be issued in the Corporate Merger, and (ii) the 6.0 million shares of FUNC Common Stock expected to be issued in connection with the pending HFC acquisition. In 1994, FUNC repurchased 4.9 million shares of FUNC Common Stock at a cost of $212 million; in 1995, 20 million shares at a cost of $965 million; and from January 1, 1996 to the most recent practicable date prior to the mailing of this
Prospectus/Proxy Statement,    million shares at a cost of $   million.
                                       34

     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Corporate Merger that the FUNC Common Shares be authorized for listing on the NYSE effective upon official notice of issuance. See " -- Conditions to Consummation; Termination".
DIVIDENDS
     The following table sets forth the cash dividends paid on FUNC Common Stock and CFC Common Stock (Centerbank common stock prior to July 7, 1995) with respect to each calendar quarter since January 1, 1994, and the equivalent pro forma cash dividends paid per share of CFC Common Stock, based on a .4240 Exchange Ratio. The .4240 Exchange Ratio is based on the closing price per share of FUNC Common Stock on the NYSE Tape on June 14, 1996 ($60.00), the date the Merger Agreement was executed, as if such closing price were the Average Closing Price. The actual Exchange Ratio will depend on the Average Closing Price and may be greater or less than .4240. The pro forma information presented would be different if the Average Closing Price results in an Exchange Ratio different from .4240. Set forth on the cover page of this Prospectus/ Proxy Statement is the last reported sale price per share of FUNC Common Stock of the NYSE Tape on the most recent practicable date prior to the mailing hereof. CFC stockholders are urged to obtain current quotations of the market price of FUNC Common Stock.

                                                                                                          EQUIVALENT PRO FORMA
                                                                              FUNC            CFC           PER SHARE OF CFC
                                                                          COMMON STOCK    COMMON STOCK      COMMON STOCK (1)
1994
First quarter..........................................................       $.40           --                   0.170
Second quarter.........................................................        .40           --                   0.170
Third quarter..........................................................        .46           --                   0.195
Fourth quarter.........................................................        .46           --                   0.195
1995
First quarter..........................................................        .46             .05                0.195
Second quarter.........................................................        .46             .05                0.195
Third quarter..........................................................        .52             .05                0.220
Fourth quarter.........................................................        .52             .05                0.220
1996
First quarter..........................................................        .52             .07                0.220
Second quarter.........................................................        .52             .07                0.220
Third quarter..........................................................       $.58             .07                0.245

(1) Equivalent pro forma cash dividends paid per share of CFC Common Stock amounts represent FUNC historical dividend rates per share multiplied by a .4240 Exchange Ratio, rounded up to the nearest one-half cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend of $.58 per share payable on September 16, 1996, would be $2.32. On an equivalent pro forma basis, such current annualized FUNC dividend per share of CFC Common Stock would be $.98, based on a .4240 Exchange Ratio, rounded up to the nearest cent. Any future FUNC and CFC dividends are dependent upon their respective earnings and financial condition, government regulations and policies and other factors.
     See "FUNC -- Certain Regulatory Considerations; PAYMENTS OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                       35

                                      CFC
GENERAL
     Financial and other information relating to CFC, including information about CFC's directors and executive officers, is set forth in CFC's 1995 Annual Report on Form 10-K, 1996 First and Second Quarter Reports on Form 10-Q, 1996 Annual Meeting Proxy Statement and 1996 Current Reports on Form 8-K, copies of which may be obtained from CFC as indicated under "AVAILABLE INFORMATION". HISTORY AND BUSINESS
     CFC is a bank holding company registered under the BHCA. It was organized under the laws of the State of Connecticut on December 19, 1988, and became a bank holding company on July 7, 1995, through the consummation of a plan of merger and reorganization between CFC and Centerbank, pursuant to which Centerbank became a wholly-owned subsidiary of CFC. Upon formation of CFC, each outstanding share of Centerbank common stock was exchanged for a share of CFC Common Stock. Stockholders electing not to effectively exchange their shares of Centerbank for shares of the new corporation had the right to receive cash equal to the value of Centerbank's common stock as of July 7, 1995.
     Centerbank was established in 1850 and is a Connecticut state-chartered, savings bank headquartered in Waterbury, Connecticut. Deposits of Centerbank are insured, up to applicable limits, by the Bank Insurance Fund, which is administered by the FDIC. Centerbank serves 61 Connecticut communities located in New Haven, Fairfield, Litchfield, Middlesex and Hartford counties through its network of 47 branch offices and 54 ATM locations. Centerbank offers an extensive line of retail and commercial deposit products and originates a variety of residential, commercial and consumer loans. Centerbank also offers customers access to alternative investment products, retirement planning services and life insurance through its branch network.
     In addition to its banking activities, Centerbank offers diversified lending and financing opportunities through its four principal wholly-owned subsidiaries. Centerbank Mortgage Company is a full-service mortgage banking company with a residential mortgage servicing portfolio of $7.3 billion as of March 31, 1996, including $1.6 billion serviced for Centerbank. Centerbank Mortgage Company operates through a nationwide network of 26 retail, wholesale and correspondent offices. Centerbank Mortgage Company established Center Credit Corporation, a wholly-owned subsidiary, to offer other consumer loans, such as nonconforming mortgages and home equity lines of credit and credit cards. Center Credit Corporation does not retain the loans originated, but sells the products to investors in the secondary market. Center Capital Corporation is an equipment leasing firm that provides lease financing services nationwide to manufacturers and end-users of capital equipment. Affiliated Business Credit Corporation is a commercial finance company serving the Northeast.
     CFC completed the merger of Great Country Bank of Ansonia, Connecticut, with and into Centerbank on December 15, 1995. Under the terms of the agreement, CFC exchanged one share of CFC Common Stock for each 3.1888 shares of Great Country common stock outstanding. The transaction was accounted for as a pooling of interests and 1,589,220 shares of CFC's Common Stock were issued in the exchange. CFC's assets increased by $322 million, consisting primarily of loans of $233 million and securities of $63 million, its deposits increased by $274 million, its borrowings increased by $14 million and its stockholders' equity increased by $18 million as a result of the Great Country Bank merger.
     CFC acquired specific assets and liabilities of Founders Bank of New Haven, Connecticut, from the FDIC in an assisted transaction accounted for as a purchase on July 28, 1995. As a result of this transaction, CFC obtained $75 million in insured deposits and $11 million in loans.
     CFC completed the acquisition of certain assets and liabilities of the Bank of Waterbury of Waterbury, Connecticut, in March 1994. As a result of the transaction, which was accounted for as a purchase, CFC increased its assets by $50 million and expanded its share of the Waterbury market. CFC issued 153,198 shares of CFC Common Stock, with a market value of $2 million, to the former stockholders of the Bank of Waterbury in accordance with the purchase and assumption agreement.
     See "RECENT DEVELOPMENTS -- Certain 1996 Completed and Pending Acquisitions; CFC".
                                       36

                                      FUNC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1995 Annual Report on Form 10-K, 1996 First and Second Quarter Reports on Form 10-Q, 1996 Annual Meeting Proxy Statement and 1996 Current Reports on Form 8-K, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION". HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, First Union National Bank of North Carolina ("FUNB-NC") and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC.
     In addition to Connecticut and North Carolina, FUNC also operates banks in South Carolina, Florida, Georgia, Tennessee, Virginia, Maryland, Delaware, New Jersey, Pennsylvania, New York and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, leasing, investment banking, insurance and securities' brokerage services, through other subsidiaries.
     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the eastern region of the United States. Since November 1985, FUNC has completed over 60 banking-related acquisitions, and currently has pending four banking-related acquisitions, including the more significant acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table.

                                                                     ASSETS/             CONSIDERATION/
                    NAME                         HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation......................   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial Corporation...........   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking Company of
  Georgia....................................   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of Florida, Inc.......   Florida              7.9 billion    cash and preferred          January 1990
                                                                                    stock/purchase
Southeast banks..............................   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                                    stock/
                                                                                    purchase
Resolution Trust Company ("RTC")                                     5.3 billion    cash/purchase               1991-1994
  acquisitions...............................   Florida,
                                                Georgia,
                                                Virginia
Dominion Bankshares Corporation..............   Virginia             8.9 billion    common stock and            March 1993
                                                                                    preferred stock/pooling
Georgia Federal Bank, FSB....................   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp....................   Virginia             4.6 billion    cash/purchase               June 1993
American Savings of Florida, F.S.B...........   Florida              3.3 billion    common stock/purchase       July 1995
FFB..........................................   New Jersey,
                                                Pennsylvania        35.4 billion    common stock and            January 1996
                                                                                    preferred stock/pooling
CFC..........................................   Connecticut       $  4.0 billion    common stock/purchase       pending

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the FDIC.
                                       37

(2) In addition, FUNC purchased Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994. Since such assets are not owned by Lieber, they are not reflected on FUNC's balance sheet.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See "RECENT DEVELOPMENTS -- Certain 1996 Completed and Pending Acquisitions; FUNC".
CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC.
  GENERAL
     FUNC is a bank holding company within the meaning of the BHCA and is registered as such with the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. See "THE MERGERS -- Regulatory Approvals". In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.
     The earnings of FUNC are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the Office of the Comptroller of the Currency (the "OCC") and the FDIC. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
  PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     In addition to its national bank subsidiaries, FUNC has two state-chartered bank subsidiaries each of which is subject to dividend limitations under applicable state laws.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of June 30, 1996, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $792 million to FUNC. In the first six months of 1996, FUNC's subsidiaries paid $427 million in cash dividends to FUNC.
     In addition, FUNC and its bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC (the appropriate agency with respect to FUNC's national bank subsidiaries) and the FDIC (the appropriate agency with respect to FUNC's state-chartered bank subsidiaries) have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
                                       38

  BORROWINGS
     There are also various legal restrictions on the extent to which each of FUNC and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
  CAPITAL
     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At June 30, 1996, FUNC's tier 1 and total capital ratios were 7.11 percent and 11.94 percent, respectively. On an FUNC and CFC combined basis, such ratios at June 30, 1996, would have been 6.75 percent and 11.51 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at June 30, 1996, was 5.60 percent. On an FUNC and CFC combined basis, such ratio at June 30, 1996, would have been 5.27 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of FUNC's subsidiary national banks is subject to similar capital requirements adopted by the OCC or the FDIC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.22 percent, as of June 30, 1996. The federal banking agencies have not advised any of the subsidiary national banks of any specific minimum leverage ratio applicable to it.
     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
  FIRREA
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary national banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  FDICIA
     The Federal Deposit Insurance Corporation Improvement Act of 1991 (as amended, "FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet
                                       39
minimum capital requirements. The FDICIA establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     The regulatory agencies adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be (i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of June 30, 1996, all of FUNC's deposit-taking subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations.
     FDICIA generally prohibits a FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.
  DEPOSITOR PREFERENCE STATUTE
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. The IBBEA further provides that states may enact laws permitting interstate merger transactions prior to June 1, 1997. A bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE NOVO branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through DE NOVO branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or DE NOVO.
                                       40

  FDIC INSURANCE ASSESSMENTS
     The FDIC has significantly reduced the insurance premiums it charges on federally insured bank deposits to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. Premiums related to savings and loan association deposits acquired by banks will continue to be assessed at the rate of 23 cents to 31 cents per $100.00 of deposits. Legislation has been proposed to merge the Bank Insurance Fund and the Savings Association Insurance Fund ("SAIF") and a provision to recapitalize SAIF through a one-time assessment. At June 30, 1996, FUNC had $24,1 billion in SAIF deposits that were subject to the potential one-time assessment. Based on certain of the legislation that has been proposed, the one-time assessment could be as high as $84 million after tax.
                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION SUPPLIED HEREIN OUTLINES CERTAIN PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share
("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of June 30, 1996, there were 281,947,670 shares of FUNC Common Stock, 2,174,705 shares of Series B Convertible Class A Preferred Stock ("Series B"), 350,000 shares of Series D Adjustable Rate Cumulative Class A Preferred Stock ("Series D"), 74,130 shares of Series F 10.64% Class A Preferred Stock ("Series F") and no shares of FUNC Preferred Stock and FUNC Class A Preferred Stock issued and outstanding. The
FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series, and with respect to any series, the FUNC Board, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued. On July 1, 1996, FUNC redeemed the Series D and Series F at an aggregate redemption price of $109 million.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the FUNC Board out of funds legally available therefor, and in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS".
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the FUNC Common Shares issuable to the stockholders of CFC upon consummation of the Corporate Merger will, upon issuance, be fully paid and nonassessable.
FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC
Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or
                                       41
winding up of FUNC. Subject to the foregoing and to the terms of any particular series of FUNC Class A Preferred Stock, each series of FUNC Class A Preferred Stock may vary as to priority.
  SERIES B
     The Series B bears a cumulative annual dividend of $2.15 per share, has a liquidation preference of $25.00 per share, is redeemable in whole or in part at the option of FUNC at $25.00 per share plus accrued but unpaid dividends to the redemption date, and is currently convertible at the option of the holder thereof into .52655 of a share of FUNC Common Stock per share, subject to adjustment in certain events. Holders of Series B are entitled to vote on all matters on which the holders of FUNC Common Stock vote, together with FUNC
Common Stock as a single class, and in such circumstances each holder of Series
B is entitled to such number of votes as is equal to one-half of the number of shares of FUNC Common Stock into which such holder's shares of Series B are then convertible. Holders of Series B are also entitled to vote as a separate class (with other similarly situated holders of preferred stock) (i) to elect directors in the event of extended dividend arrearages, (ii) with respect to any amendment of the FUNC Articles which adversely affects the rights of holders of Series B, (iii) for FUNC to redeem fewer than all shares of Series B at any time when any dividends thereon have not been paid for past periods, and (iv) in certain circumstances with respect to the authorization or creation of more than ten million shares of any FUNC preferred stock or the authorization or creation of any securities ranking prior to Series B.
FUNC RIGHTS PLAN
     Each outstanding share of FUNC Common Stock currently has attached to it one right (an "FUNC Right") issued pursuant to a Shareholder Protection Rights Agreement (as amended, the "FUNC Rights Agreement"). Accordingly, in the Corporate Merger, holders of CFC Common Stock would receive one FUNC Right with respect to each share of FUNC Common Stock they receive, which FUNC Right will be attached to the related shares of FUNC Common Stock, unless the Separation Time (as defined below) has occurred, in which case holders of CFC Common Stock would receive separate certificates with respect to such FUNC Rights. Each FUNC Right entitles its registered holder to purchase one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $110.00, subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in such person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock, or (y) is determined by the Federal Reserve Board to
"control" FUNC within the meaning of the BHCA (see " -- Other Provisions"
below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement that a person has become an Acquiring Person. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.
     The FUNC Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control-based test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls FUNC within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow FUNC to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control FUNC for purposes of the BHCA.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC has agreed to take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring
Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase, from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the FUNC Board may, at its option, at any time after a Flip-in Date and prior to the time that an Acquiring Person becomes the beneficial owner of more than 50 percent of the outstanding shares of FUNC
Common Stock, elect to exchange all of the then outstanding FUNC Rights for shares of
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FUNC Common Stock, at an exchange ratio of two shares of FUNC Common Stock per
FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the FUNC Board (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute for each such share of FUNC Common Stock one one-hundredth of a share of junior participating FUNC Class A Preferred Stock.
     The FUNC Rights are redeemable by FUNC at $.01 per right, subject to adjustment upon the occurrence of certain events, at any date prior to the date on which they become exercisable and, in certain events, may be canceled and terminated without any payment to the holders thereof. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock (or that acquires "control" of FUNC within the meaning of the BHCA) unless the FUNC Rights are first redeemed or terminated by the FUNC Board. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in its entirety by reference to such document. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154.
OTHER PROVISIONS
     The FUNC Articles and the FUNC Bylaws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC. These include provisions in the FUNC Articles: (i) classifying the FUNC Board into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the FUNC Board to fix the size of the FUNC Board between nine and 30 directors; (iii) authorizing directors to fill vacancies on the FUNC Board that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the FUNC Board, the Chairman of the FUNC Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The FUNC Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FUNC, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of FUNC Common Stock, or otherwise obtaining "control" over FUNC. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.
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     Two North Carolina "anti-takeover" statutes adopted in 1987, The North
Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the ability of the FUNC Board to issue authorized but theretofore unissued shares of FUNC Common Stock, FUNC Class A Preferred Stock or FUNC Preferred Stock may have an anti-takeover effect.
     The existence of the foregoing provisions could (i) result in FUNC being less attractive to a potential acquiror, or (ii) result in FUNC stockholders receiving less for their shares of FUNC Common Stock than otherwise might be available in the event of a take over attempt.
         CERTAIN DIFFERENCES IN THE RIGHTS OF CFC AND FUNC STOCKHOLDERS
GENERAL
     FUNC is a North Carolina corporation subject to the provisions of the
NCBCA, and CFC is a Connecticut corporation subject to the provisions of the CGSA. Stockholders of CFC will, upon consummation of the Corporate Merger, become stockholders of FUNC (unless they have perfected dissenters' rights with respect to their shares of CFC Common Stock as described in "THE
MERGERS -- Dissenters' Rights"). The rights of such stockholders as stockholders of FUNC will then be governed by the FUNC Articles and the FUNC Bylaws, in addition to the NCBCA.
     Set forth below are the material differences between the rights of a CFC stockholder under the CFC Articles and the CFC Bylaws, on the one hand, and the rights of an FUNC stockholder under the FUNC Articles and the FUNC Bylaws, on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF,
AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GOVERNING LAW AND THE ARTICLES OF INCORPORATION AND BYLAWS OF EACH CORPORATION.
AUTHORIZED CAPITAL
     CFC. CFC has authority to issue 75,000,000 shares of CFC Common Stock, with a par value of $1.00 per share, 1,000,000 shares of voting preferred stock, no par value, and 10,000,000 shares of nonvoting preferred stock, no par value. As of June 30, 1996, there were 15,039,740 shares of CFC Common Stock outstanding and held by approximately 7,250 holders of record. There are no shares of preferred stock outstanding.
     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS
     CFC. In general, approval of an amendment to the CFC Articles requires the approval of the holders of only a majority of the outstanding shares of CFC Common Stock entitled to vote thereon. However, Article Eighteenth of the CFC Articles requires that any amendment of the provisions of the CFC Articles relating to various board of director provisions, provisions relating to restrictions on the acquisition of ten percent or more of CFC's Common Stock, business combinations with Interested Stockholders (as hereinafter defined), the "anti-greenmail" provisions, meetings of stockholders, the removal of directors with cause, and the procedure for the amendment of the foregoing provisions be approved by at least 80 percent of the outstanding shares of CFC Common Stock entitled to vote thereon. If there is an Interested Stockholder, the amendment must also be approved by at least two-thirds of the CFC Common Stock entitled to vote thereon held by stockholders other than the Interested Stockholder.
     Portions of the CFC Bylaws may be amended by the affirmative vote of the holders of a majority of the outstanding shares of CFC Common stock entitled to vote thereon or by the affirmative vote of directors holding a majority of the number of positions on the CFC Board. However, certain provisions of the CFC Bylaws relating to the fixing of the number of directorships, stockholder nomination of candidates for director, the removal of directors with cause, the filling of vacancies on the CFC Board, the calling of special meetings of stockholders and the procedure for the amendment of the CFC Bylaws may be amended only by the affirmative vote of at least 80 percent of the outstanding shares of CFC Common Stock entitled to vote thereon. If there is an Interested Stockholder, the bylaw amendment must also be approved by at least two-thirds of the CFC Common Stock entitled to vote thereon held by stockholders other than the Interested Stockholder.
     FUNC. Under North Carolina law, an amendment to the FUNC Articles generally requires the recommendation of the FUNC Board and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the FUNC Board may condition
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
its submission of the proposed amendment on any basis. An amendment to the bylaws of FUNC generally requires the approval of either the stockholders or the FUNC Board. The FUNC Board generally may not amend any bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the FUNC Articles or the FUNC Bylaws require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".
SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     CFC. Certain provisions of the CFC Articles and the CFC Bylaws impede changes in majority control of the CFC Board. Article Sixth of the CFC Articles provides that the CFC Board will consist of not less than six members and will be divided into three classes, with directors in each class elected for three-year terms. The CFC Bylaws provide that the number of positions on the CFC Board will be fixed by resolution of the CFC Board, or in the absence of such resolution, will be the number of directors elected at the last annual meeting plus the number of incumbent directors whose terms did not expire at such annual meeting. The CFC Board may increase the number of directors by no more than two in each fiscal year, and may decrease the number of directors at any time (but to not less than six directors). No decrease in the number of directors will shorten the term of any incumbent director.
     Article Tenth of the CFC Articles and the CFC Bylaws provide that vacancies created by an increase in the number of directorships shall be filled for the unexpired term by the CFC Board. Vacancies occurring for any other reason, such as death or resignation, shall be filled by the remaining directors. The effect of these provisions is to prevent a new majority stockholder from increasing the size of the CFC Board and from then immediately filling the vacancies created by such increase. These provisions would also prevent a new majority stockholder from filling any vacancies on the CFC Board arising by resignation, death or other reason.
     No person is eligible for election as a director if he or she has reached age 70 at the time of such election. Any director who reaches age 70 at any subsequent time during his or her term of office is required to vacate office at the next subsequent annual meeting of stockholders.
     FUNC. The size of the FUNC Board is determined by the affirmative vote of a majority of the FUNC Board, provided that the FUNC Board may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 29. The FUNC Board is divided into three classes, each as nearly as possible equal in number as the others, with one class being elected annually. See "DESCRIPTION OF FUNC CAPITAL STOCK".
REMOVAL OF DIRECTORS
     CFC. Article Eleventh of the CFC Articles and the CFC Bylaws provide that any director of CFC may be removed from office at any time with cause by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of CFC Common Stock entitled to vote thereon. If there is an Interested Stockholder, such removal must also be approved by at least two-thirds of the
CFC Common Stock entitled to vote thereon held by stockholders other than the Interested Stockholder. The CFC Bylaws define "cause" as either conviction of a felony or negligence in the performance of a duty to CFC, as determined in good faith by a vote of not less than a majority of the CFC Board.
     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
DIRECTOR EXCULPATION
     CFC. The CFC Bylaws provide that CFC will indemnify its officers, directors, employees and other persons to the fullest extent permitted by the CSCA. Section 33-320a of the CSCA contains the indemnification provisions applicable to corporations. Under that statute, the amount of corporate indemnification differs, depending on whether or not liability arises as a result of an action brought by or in the right of a corporation. An action brought by or in the right of a corporation is called a "corporate suit", while an action not brought by or in the right of a corporation is called a "third party suit".
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     Connecticut law provides that a corporation shall indemnify a director or officer, and his legal representatives, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred with regard to any third party suit if: (i) the person is successful on the merits in defending the action; (ii) the board of directors, independent legal counsel or the stockholders conclude that the person acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation and that, with respect to a criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful; or (iii) the court, upon application, determines that it is fair and reasonable for the corporation to indemnify the person. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere does not, in and of itself, create a presumption that the person did not act in good faith or in a manner he reasonably believed to be in the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.
     The statutes also provide that a corporation shall indemnify a director or officer, and his legal representatives, for reasonable expenses incurred in connection with a corporate suit. However, the corporation may not provide indemnification unless such person is finally adjudged not to have breached his duty to the corporation or unless the court, upon application, determines that it is fair and reasonable for the corporation to so indemnify the person. Moreover, the corporation may not indemnify such person for any amounts paid to the corporation, to a plaintiff or to counsel for a plaintiff in settling or otherwise disposing of a corporate suit (whether with or without court approval), or for expenses incurred in defending a proceeding which is settled or otherwise disposed of without court approval.
     Article Seventeenth of the CFC Articles limits the personal liability of directors to CFC or to its stockholders for monetary damages arising due to the breach of the directors' duty of care. However, certain limitations apply: (i) a director's liability to CFC cannot be reduced to an amount less than the compensation received by the director for the year in which the violation occurred; and (ii) to be subject to the limitation on liability, the breach of duty: (a) cannot involve a knowing and culpable violation of law; (b) cannot enable the director or an associate to receive an improper personal gain; (c) cannot show a lack of good faith or a conscious disregard of duty under circumstances where the director was aware that his conduct created an unjustifiable risk of serious injury to CFC; (d) cannot constitute a sustained and unexcused pattern of inattention that amounted to an abdication of duty to CFC; and (e) cannot involve a violation or assent to a violation of the Connecticut law governing the liability of directors of a corporation.
     Recent changes in federal banking law have significantly increased the potential for lawsuits against directors by banking regulators and private parties. Under these changes, the FDIC is given express authority to regulate indemnification agreements which benefit directors and executive officers.
     FUNC. The FUNC Articles provide for the elimination of personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director knew or believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit.
DIRECTOR CONFLICT OF INTEREST TRANSACTIONS
     CFC. Connecticut law generally permits transactions between a corporation and a director (or a member of the director's immediate family or an entity in which the director has an interest) if any one of the following four criteria is satisfied: (i) the family relationship or the director's interest in the entity (if it is a substantial interest) is fully disclosed, the transaction is not unfair as to the corporation, and the transaction is authorized by the directors or other persons who do not have a substantial interest in the transaction; (ii) the family relationship or the director's interest in the entity (if it is a substantial interest) is fully disclosed and the transaction is authorized by the vote of a majority of the voting power of the shares entitled to vote thereon; (iii) the transaction is not with the director or a member of his immediate family but is with an entity in which the director has an interest, the director's interest in such entity is not substantial, and either the transaction is not manifestly unfair to the corporation or the transaction is approved by the vote of a majority of the voting power of the shares entitled to vote thereon; or (iv) the transaction is fair as to the corporation.
     For purposes of this statute, a member of a director's immediate family includes the director's spouse, parents and children. Moreover, a director's interest in an entity is not deemed to be substantial if: (i) the director owns less than ten percent of the entity; (ii) the interest of the director in the entity is merely that of a director, officer or employee; or (iii) the director's interest in the entity arises merely because the corporation has a debt or equity interest in the entity.
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     If a corporation makes a loan to a director and the loan either is not made in the usual course of business or is not made primarily for a legitimate business purpose of the corporation, then those directors who vote for the making of the loan will be jointly and severally liable to the corporation for the amount of the loan until it is repaid in full.
     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.
STOCKHOLDER MEETINGS
     CFC. The annual meeting of the stockholders of CFC is held during April or May or such date as is determined by the CFC Board in order to elect directors and transact any other business properly before the meeting. The presence in person or by proxy of holders of shares entitled to cast a majority of the votes of all outstanding shares of CFC Common Stock constitutes a quorum at any stockholders' meeting.
     Article Ninth of the CFC Articles and the CFC Bylaws provide that, unless a special meeting of stockholders is otherwise required by law, such a meeting can only be called by the Chairman of the CFC Board (if any), the President, the CFC Board, or upon the written request of holders of not less than one-third of the then-outstanding shares of voting stock of CFC.
     Moreover, Article Thirteenth of the CFC Articles permits the stockholders to act only at a duly called annual or special meeting and not by any written consent of the stockholders. Unless the holders of at least one-third of CFC's outstanding voting stock agree, this provision effectively prevents any stockholder action prior to the next annual meeting unless the Chairman of the CFC Board (if any), the President or the CFC Board agrees to call a stockholders' meeting prior to that date.
     FUNC. A special meeting of stockholders may be called for any purpose only by the FUNC Board, by the Chairman of the FUNC Board or the President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in the FUNC Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of FUNC.
DIRECTOR NOMINATIONS
     CFC. The CFC Articles and the CFC Bylaws impose restrictions on the ability of stockholders to nominate candidates for the CFC Board. Directors nominations which are not made by the CFC Board must be made in writing and must be delivered to the Secretary of CFC not less than 30 days nor more than 50 days prior to the annual meeting of stockholders at which directors are to be elected. However, if less than 30 days notice of the annual meeting is provided to the stockholders, such nomination must be delivered to the Secretary of CFC not later than the close of business on the fifth day following the day on which the notice of such meeting was mailed.
     The notification of the nomination must contain: (i) the name, age, business address and residence address of the proposed nominee; (ii) the principal occupation of the nominee; (iii) total number of shares of CFC Common Stock that will be voted for the proposed nominee; (iv) the name and address of the stockholder providing the notification; (v) the number of shares of CFC Common Stock owned by the stockholder providing the notification and by the proposed nominee; (vi) a representation by the notifying stockholder that he intends to appear in person or by proxy at the meeting to nominate and vote for the proposed nominee; and (vii) any other information relating to the proposed nominee which is required to be disclosed in proxy solicitations for the election of directors pursuant to Regulation 14A under the Exchange Act.
     Nominations not made in accordance with the required procedures may be disregarded by the chairman of the annual meeting, and upon his instructions, the vote tellers may disregard all votes cast for the nominee.
     FUNC. The FUNC Bylaws establish procedures that must be followed for stockholders to nominate persons for election to the FUNC Board. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60
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or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC Common Stock owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the FUNC Bylaws, and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
STOCKHOLDER PROPOSALS
     CFC. Except for nomination of directors, business is properly brought before an annual meeting if it is specified in the notice of annual meeting, is otherwise properly brought before the meeting by or at the direction of the CFC Board, or is otherwise properly brought before the meeting by a stockholder. The chairman of the annual meeting may disregard any business not properly brought before the meeting.
     For a stockholder to properly bring business before the annual meeting, the stockholder must give timely notice thereof in writing to the Secretary of CFC. The notice must be delivered to the Secretary of CFC not less than 30 days nor more than 50 days prior to the annual meeting. However, if less than 30 days notice or prior public disclosure of the date of the annual meeting is provided to the stockholders, such notice must be delivered to the secretary of CFC not later than the close of business on the fifth day following the earlier of the day on which the notice of such meeting was mailed or such public disclosure was made.
     The stockholder's notice must contain: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of CFC Common Stock owned by the stockholder proposing such business; and (iv) any material interest of the stockholder in the business.
     FUNC. The FUNC Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and
(iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the FUNC Bylaws, and the defective proposal will not be submitted to the meeting for a vote of the stockholders. STOCKHOLDER PROTECTION RIGHTS PLANS
     CFC. The CFC Board adopted a rights plan, effective as of July 7, 1995. Pursuant to the terms of the rights plan, each stockholder of record on July 7, l995, received a right (the "CFC Right") for each share of CFC Common Stock then held. Each holder of a CFC Right may purchase one one-thousandth share of a newly-issued class of preferred stock of CFC (the "Series A Voting Preferred Stock") per CFC Right. The CFC Rights will expire in ten years. The CFC Rights may also be redeemed by CFC at $.01 per CFC Right until the tenth business day after the date a public announcement is made that a person, together with its affiliates and associates, has become the beneficial owner of 20 percent or more of the shares of CFC Common Stock.
     Initially the CFC Rights are not exercisable. However, the CFC Rights will become exercisable ten business days after the first of three triggering events occurs: (i) a person or group acquires 20 percent or more of the shares of CFC Common
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Stock; (ii) a person or group announces a tender or exchange offer that would result in the person or group acquiring 25 percent or more of CFC Common Stock; or (iii) a person or group acquires ten percent or more of CFC Common Stock and the CFC Board determines that such acquisition involves improper self-dealing, will have a material adverse effect on CFC, or otherwise is not in the best interests of CFC and its stockholders.
     The character of the CFC Rights will change again in the event a person or group either: (i) acquires 25 percent or more of CFC Common Stock; or (ii) acquires ten percent or more of the CFC Common Stock in a transaction not approved by the CFC Board and the CFC Board determines it is not in the best interests of CFC or its stockholders. In such a case, the holder of a CFC Right will be entitled to purchase a certain number of shares of CFC Common Stock at a price equal to 50 percent of the then current market price of CFC Common Stock. However, CFC Rights in the hands of a beneficial owner of 20 percent or more of CFC Common Stock, or ten percent or more if the CFC Board determines that such ownership is not in the best interests of CFC or its stockholders, will be null and void and cannot be used to acquire shares of CFC Common Stock.
     Moreover, in the event that CFC merges with another entity and CFC is not the survivor, or in the event that 50 percent or more of CFC's assets are sold or transferred, then the holder of a CFC Right is entitled to purchase shares of the acquiring company's common stock at a price equal to 50 percent of the then current market price of the common stock of the acquiring company.
     Until a CFC Right is exercised, the holder, as such, will have no rights as a stockholder of CFC (including, without limitation, the right to vote or to receive dividends, if any).
     The CFC Board has amended the rights plan to provide that the consummation of the Corporate Merger between CFC and FUNC will not constitute a triggering event and will not cause the CFC Rights to become exercisable.
     FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC CAPITAL STOCK -- FUNC Rights Plan".
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     CFC. Connecticut law requires that a corporation maintain certain basic records, including books and records of account, minutes of meetings of stockholders and directors, and stock records reflecting the name and address of each stockholder and the number of shares held by each stockholder. In addition, a corporation must prepare, at least every 12 months, a balance sheet showing the financial condition of the corporation as of a date not more than four months prior thereto and a profit and loss statement respecting its operations for the 12 months preceding such date.
     The balance sheets and profit and loss statements prepared by a corporation are subject to inspection by any stockholder of record during business hours. In addition, a stockholder may inspect the bylaws of the corporation and minutes of stockholders meetings at any reasonable time, and may make copies thereof. However, a corporation does not have to honor a stockholder's request to inspect its bylaws and minutes of stockholders meetings unless the request is in writing and is for a specified, reasonable and proper purpose.
     Prior to each meeting of stockholders for which the corporation provides at least seven days prior notice, the corporation must prepare a stockholders list which sets forth the name and address of each stockholder and the number of shares of stock held by the stockholder. Such list must be kept on file in the office of the corporation for a period of five days prior to the meeting. The list is subject to inspection by any stockholder during usual business hours for any proper purpose in the interest of the stockholder as such or of the corporation, and not for speculative or trading purposes or for any purpose inimical to the interest of the corporation or its stockholders. Such list must also be produced and kept open at the meeting and is subject to inspection for any proper purpose during the meeting.
     At the request of a stockholder, the superior court may require the corporation to allow the stockholder to examine and make copies of such of the corporation's books and records of account, record of stockholders and minutes of meetings of the board of directors and committees thereof as the court determines to be justified under the circumstances. However, the stockholder has the burden of showing that the examination is in good faith in the interest of the stockholder as such or of the corporation and is not for speculative or trading purposes or for any purpose inimical to the interest of the corporation or its stockholders.
     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested
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records. The records must be directly connected with the stockholder's purpose.
The rights of inspection and copying extend not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournment thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list. Such list must be available at the stockholders' meeting, and any stockholder, his agent or attorney, may inspect such list at any time during the meeting or any adjournment thereof.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     CFC. Article Seventh of the CFC Articles requires that, unless otherwise required by law, certain "business combinations" with a holder of ten percent or more (an "Interested Stockholder") of CFC's capital stock entitled to vote in the election of directors ("CFC Voting Stock") must be approved by "super-majority" votes of stockholders. The purpose of this provision is to discourage "front load" or two-tier acquisitions. In this type of acquisition, one price is offered in a tender offer for a controlling block of stock and then a much lower price and/or less desirable form of consideration is offered for the remainder of the outstanding stock.
     Under the provisions of the CFC Articles, three votes are necessary before a business combination with an Interested Stockholder can occur. First, the CFC Board must approve the transaction. Second, the holders of at least 80 percent of the voting power of the outstanding CFC Voting Stock must approve the transaction. Third, the holders of at least two-thirds of the voting power of the outstanding CFC Voting Stock other than that controlled by the Interested Stockholder must approve the transaction.
     The term "business combination" encompasses six categories of transactions. The first includes any merger, consolidation or share exchange by CFC or any subsidiary with any Interested Stockholder or related persons. The second category includes any sale, lease, exchange, mortgage or other disposition of assets to an Interested Stockholder within any 12-month period which is not in the usual and regular course of business, if the assets have a book value of ten percent or more of either the total market value of the outstanding stock of CFC or CFC's net worth as of the end of the most recent fiscal quarter. The third category is the issuance or transfer to an Interested Stockholder, on a non-pro rata basis, of stock having a market value equal to five percent or more of the total market value of all shares of stock of CFC. The fourth category is a liquidation or dissolution proposed by or on behalf of an Interested Stockholder or related person. The fifth category is any reclassification of securities or recapitalization which increases an Interested Stockholder's proportionate ownership of CFC's equity or convertible securities. The sixth category is CFC's grant to an Interested Stockholder of any loan, advance, guarantee, pledge or other financial assistance.
     The CFC Articles exempt from the super-majority voting requirements described above any business combination with an Interested Stockholder if the transaction is approved by the CFC Board before the Interested Stockholder first becomes an Interested Stockholder.
     The CFC Articles also exempt from the foregoing super-majority voting requirements business combinations described in the first category set forth above (that is, mergers, consolidations and share exchanges) which satisfy certain "fair price" and procedural provisions. Four basic conditions must be met in order for this exemption to apply. The first condition requires that stockholders whose stock is acquired in the second or later stage of an acquisition must receive at least as much as the highest price the Interested Stockholder paid for shares within the prior two years, and in some cases a higher price, as determined by various formulas specified in the exemptive provision. These prices may bear no relation to the then-current market value of CFC's stock. The second condition is that the consideration in the business combination must be cash or the same form of consideration as the Interested Stockholder previously paid. This requirement prevents the use of cash in the "first tier" of an acquisition and less valuable securities in the "second tier". The third condition is designed to ensure that an Interested Stockholder has not, through the exercise of influence over CFC, enhanced his position or brought about actions
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detrimental to the other stockholders. Thus, any omission of preferred stock dividends, or the receipt by the Interested Stockholder of specified financial or tax benefits (such as loans, advances, pledges or guarantees provided by
CFC), will prevent the use of the "fair price" exemption. The fourth condition requires that a proxy or information statement complying with the provisions of the Exchange Act be mailed to CFC's stockholders at least 30 days prior to the consummation of the business combination, whether or not such proxy or information statement is required under the Exchange Act.
     In the event that the requisite approval of the CFC Board was given or the "fair price" and procedural requirements were met with respect to a particular business combination, the normal voting requirements of Connecticut law would apply. Under Connecticut law, a merger, consolidation, sale of substantially all of the assets of CFC or the adoption of a plan of dissolution of CFC would require the approval of at least two-thirds of the outstanding shares of CFC Common Stock. A reclassification of CFC's securities involving an amendment to its certificate of incorporation would require the approval of the holders of a majority of CFC's capital stock entitled to vote thereon. A sale of less than all of the assets of CFC, a merger of CFC with a company in which it owns at least 90 percent of the outstanding capital stock, or a reclassification of
CFC's securities not involving an amendment to its articles of incorporation would not require stockholder approval.
     The super-majority voting and other provisions of the CFC Articles are substantially similar to the provisions of Sections 33-374a, 33-374b and 33-374c of the CSCA, except that the fair price and procedural requirements contained in
Section 33-374c do not include the furnishing of proxy information to stockholders in connection with mergers, consolidations and share exchanges. The fair price provisions have been included in the CFC Articles to retain the super-majority voting requirements and other provisions set forth in Sections 33-374a, 33-374b and 33-374c in the event the Connecticut statutory provisions are repealed or amended by the Connecticut legislature. For example, if Sections 33-374a, 33-374b or 33-374c were repealed, the fair price provisions in the certificate of incorporation would govern business combinations with Interested Stockholders of CFC. If the percentage voting requirements set forth in Section 33-374b were lowered, the higher percentage voting requirements set forth in the fair price provisions would apply. However, if the percentage voting requirements of Section 33-374b were increased, the higher percentage voting requirements would govern combinations with respect to CFC and any Interested Stockholders.
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange to which FUNC is a party, would require adoption by the FUNC Board, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a simple majority of the outstanding shares. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the FUNC Board recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a simple majority of the outstanding shares. In accordance with North Carolina law, the submission by the FUNC Board of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     With respect to a plan of merger to which FUNC is a party, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) the FUNC Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     In addition, no vote of the stockholders of FUNC would be required to merge a subsidiary of which FUNC owns at least 90 percent of the outstanding shares of each class of subsidiary shares, into FUNC, as long as no amendment is made to the FUNC Articles that could not be made without approval of FUNC's stockholders.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the FUNC Board, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.
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ANTI-TAKEOVER PROVISIONS
     CFC. The CFC Articles have several provisions which are designed to make the accomplishment of certain mergers, tender offers and other extraordinary corporate transactions more difficult.
     RESTRICTIONS ON ACQUISITION OF TEN PERCENT OF STOCK. Article Fifteenth of the CFC Articles contains a provision that prohibits any person from acquiring control of ten percent or more of the voting stock of CFC unless all required state and federal bank regulatory approvals have been obtained (or, as applicable, the necessary notice or other required filings have been made with the requisite authority and a disapproval has not been received within the applicable time period). Moreover, no person may directly or indirectly offer to acquire or acquire control of ten percent or more of the voting stock of CFC unless it has obtained prior approval of the acquisition by the Federal Reserve Board and the Connecticut Commissioner (or, as applicable, with regard to each such agency, has filed any required filings with such regulator or agency in a timely manner and the action or proposed action set forth on such filing has not been disapproved within the applicable time period).
     The word "person" includes any individual, firm, corporation, partnership, association, joint stock company, trust, unincorporated organization, government or political subdivision or other entity, acting singly or in concert with any affiliates, associates or group of persons. However, offers made exclusively to CFC by underwriters or members of a selling group acting on CFC's behalf for resale to the general public are excepted. The foregoing provisions also state that any shares of CFC's voting stock acquired in violation of these requirements shall not be voted or treated as outstanding for any purposes involving stockholder action. So long as these provisions are in effect, such provisions would have the effect of preventing an acquisition of CFC without such requisite approval. The CFC Articles also state that, notwithstanding any provision thereof, nothing therein shall be construed to restrict any authority of the Connecticut Commissioner to authorize an acquisition as provided in the Connecticut Bank Holding Company and Bank Acquisition Act.
     BOARD OF DIRECTORS APPROVAL OF A BUSINESS COMBINATION OR STOCK PURCHASE. Article Eighth of the CFC Articles prevents an Interested Stockholder from engaging in any "business combination" with CFC for a period of five years following the date on which it first became an Interested Stockholder (i.e., the date on which it first acquired ten percent or more of the CFC Voting Stock). A "business combination" is defined in the same way as in the section entitled
" -- Required Stockholder Vote for Certain Actions" set forth above. Nevertheless, a business combination with an Interested Stockholder may occur before the termination of the five-year period if the CFC Board gives its approval, before the date on which the Interested Stockholder becomes an Interested Stockholder, to either the proposed business combination or the proposed acquisition of CFC Voting Stock. Moreover, the nonemployee members of the CFC Board (of which there must be at least two) must also give their prior approval. The purpose of this provision is to effectively require any potential acquiror of CFC to seek the approval of the CFC Board before launching a takeover attempt.
     In the event that the requisite prior board of director approval is obtained with respect to a particular business combination, the normal voting requirements of Connecticut law would apply. Under Connecticut law, a merger, consolidation, sale of substantially all of the assets of CFC or the adoption of a plan of dissolution of CFC would require the approval of at least two-thirds of the outstanding shares of CFC's capital stock. A reclassification of CFC's securities involving an amendment to its certificate of incorporation would require the approval of the holders of a majority of CFC's capital stock entitled to vote thereon. A sale of less than all the assets of CFC, a merger of CFC with a company in which it owns at least 90 percent of the outstanding capital stock, a reclassification of CFC's securities not involving an amendment to its certificate of incorporation, or the granting of loans, advances, guarantees, pledges or other financial assistance to a person, would not require stockholder approval.
     The requirement for the prior approval by the CFC Board of a business combination or stock purchase which is contained in the CFC Articles is substantially similar to the provisions of Section 33-374d et seq. of the CGSA. These provisions have been included in the CFC Articles in order to retain the requirement for prior board of director approval in the event the Connecticut statutory provisions are repealed or amended by the Connecticut legislature.
     ANTI-GREENMAIL PROVISIONS. Article Fourteenth of the CFC Articles requires, under certain circumstances, the affirmative vote of holders of not less than a majority of the outstanding shares of CFC's capital stock, voting together as a class, but excluding any stock owned by an Interested Securityholder (as hereinafter defined), before CFC may, directly or indirectly, purchase any of its equity securities from such Interested Securityholder who has beneficially owned such security less than two years prior to the date of said purchase. An Interested Securityholder is generally defined as the holder, directly or indirectly, of three percent or more of the class of CFC's securities to be acquired. No such vote is required, however, if CFC makes a transfer or exchange offer to the Interested Securityholder and to all other stockholders on the same terms and conditions and in compliance with the federal securities laws.
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     FUNC. North Carolina has two anti-takeover statutes in force, The North
Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.
DISSENTERS' RIGHTS
     CFC. For a description of the Connecticut statute governing dissenters' rights, see "THE MERGERS -- Dissenters' Rights".
     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.
DIVIDENDS AND OTHER DISTRIBUTIONS
     CFC. Holders of CFC Common Stock are entitled to receive dividends when, as and if declared by the CFC Board out of funds legally available therefor. Cash dividends may be paid out of current or accumulated net profits and not out of the capital surplus account.
     The principal source of funds for the payment of dividends on CFC Common Stock are dividends paid to CFC by Centerbank. Under Connecticut law, a Connecticut-chartered capital stock savings bank like Centerbank may not pay out in dividends in any calendar year an amount exceeding its current or accumulated net profits for the prior two complete fiscal years, unless the dividend is specifically approved by the Connecticut Commissioner. In addition, Centerbank may not pay dividends on its capital stock if the effect thereof would cause Centerbank's net worth to be reduced below the amount required for its liquidation account established in connection with its conversion from a mutual savings bank to a capital stock savings bank. Earnings appropriated to bad debt reserves for loan losses and deducted for federal income tax purposes also are not available for cash dividends without the payment of taxes at the then current income tax rates on the earnings so used. Further, Centerbank may not pay cash dividends if Centerbank's net worth would thereby be reduced below the amount required by the Connecticut Commissioner or the FDIC.
     The CFC Board has declared and paid cash dividends on a quarterly basis, taking into account such factors as CFC's net income, capital requirements, financial condition, alternative investment options, tax implications, prevailing economic conditions, industry practices, the needs of CFC, and other factors deemed relevant at the time.
     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
VOLUNTARY DISSOLUTION
     CFC. In the event of the dissolution of CFC, the holders of CFC Common
Stock would be entitled to receive, after payment of all of its debts, liabilities, and of all sums to which holders of any preferred stock may be entitled, all of the remaining assets of CFC. A voluntary dissolution of CFC may be effected by the affirmative vote of a majority of the outstanding CFC Common Stock.
     FUNC. North Carolina law provides that FUNC may be dissolved if the FUNC Board proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the FUNC Board may condition its submission of a proposal for dissolution on any basis.
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                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those holders of CFC Common Stock who receive such shares following consummation of the Corporate Merger and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of CFC or FUNC. It is a condition to consummation of the Mergers that each holder of CFC Common Stock who is deemed by CFC to be an affiliate has entered into an agreement with FUNC providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such affiliate in the Corporate Merger except in compliance with the Securities Act. This Prospectus/Proxy Statement does not cover any resales of FUNC Common Shares received by affiliates of CFC.
                         VALIDITY OF FUNC COMMON SHARES
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President,
Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
                                    EXPERTS
     The consolidated balance sheets of CFC as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, included in CFC's 1995 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering CFC's consolidated financial statements refers to a change in the method of accounting for mortgage servicing rights, securities, income taxes and postretirement benefits.
     The consolidated balance sheets of FUNC as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, included in FUNC's 1995 Supplemental Annual Report to Stockholders which is incorporated by reference in FUNC's 1995 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FUNC's consolidated financial statements refers to a change in the method of accounting for investments.
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                                                                         ANNEX A
                         AGREEMENT AND PLAN OF MERGERS
     AGREEMENT AND PLAN OF MERGERS, dated as of the 14th day of June, 1996 (this "Plan"), by and among CENTER FINANCIAL CORPORATION (the "Company"), CENTERBANK (the "Bank"), FIRST UNION CORPORATION ("First Union") and FIRST UNION BANK OF CONNECTICUT ("FUB-CT").
                                   RECITALS:
     (A) THE COMPANY. The Company is a corporation duly organized and existing in good standing under the laws of the State of Connecticut, with its principal executive offices located in Waterbury, Connecticut. The Company is a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of the date hereof, the Company has 75,000,000 authorized shares of common stock, each of $1.00 par value ("Company Common Stock"), 1,000,000 authorized shares of voting preferred stock, no par value and 10,000,000 authorized shares of nonvoting preferred stock, no par value, (of which 300,000 shares of such class are Series A Participating Preferred Stock, all of such Series A Participating Preferred Stock being reserved for issuance pursuant to the Rights Agreement, dated as of July 7, 1995 (the "Company Rights Agreement"), between the Company and Mellon Bank, N.A., as Rights Agent) (no other class of capital stock being authorized), of which 15,014,452 shares of Company Common Stock and no shares of voting or nonvoting preferred stock are issued and outstanding.
     (B) THE BANK. The Bank is a stock savings bank duly organized and existing in good standing under the laws of the State of Connecticut, with its principal executive offices located in Waterbury, Connecticut. As of the date hereof, the Bank has 75,000,000 authorized shares of common stock, each of $1.00 par value ("Bank Common Stock"); 1,000,000 authorized shares of voting preferred stock, no par value, and 10,000,000 authorized shares of nonvoting preferred stock, no par value (no other class of capital stock being authorized), all of which shares of Bank Common Stock are issued and outstanding and owned by the Company and no shares of voting or nonvoting preferred stock are issued and outstanding.
     (C) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. First Union is a registered bank holding company under the BHCA. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the rights ("First Union Rights") issued pursuant to a Shareholder Protection Rights Agreement, dated December 18, 1990 (as amended, the "First Union Rights Agreement")) attached thereto, "First Union Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of preferred stock, no-par value ("First Union Preferred Stock") (no other class of capital stock being authorized), of which 282,918,259 shares of First Union Common Stock, 2,174,705 shares of First Union Series B Convertible Class A Preferred Stock, 350,000 shares of First Union Series D Adjustable Rate Cumulative Class A Preferred Stock, 74,130 shares of First Union Series F 10.64% Class A Preferred Stock (represented by depositary shares, each representing a one one-fortieth interest in a share of First Union Series F 10.64% Class A Preferred Stock), and no shares of First Union Preferred Stock, were issued and outstanding as of May 31, 1996.
     (D) FUB-CT. FUB-CT is a bank duly organized and existing in good standing under the laws of the State of Connecticut, with its principal executive offices located in Stamford, Connecticut. As of the date hereof, FUB-CT has 6,000,000 authorized shares of common stock, each of $5.00 par value ("FUB-CT Common Stock") (no other class of capital stock being authorized), of which 2,884,736 shares are issued and outstanding and owned by Northeast Bancorp, Inc. ("Northeast"), a wholly-owned subsidiary of First Union Corporation of New
Jersey ("FUNC-NJ"), a wholly-owned subsidiary of First Union. As of March 31, 1996, FUB-CT had capital of $254,180,000, divided into common stock of $14,424,000, surplus of $200,511,000 and undivided profits, including capital reserves of $39,325,000, and net unrealized gains (loss) on investment securities of $120,000.
     (E) STOCK OPTION AGREEMENT. As a condition and inducement to First Union's and FUB-CT's willingness to enter into this Plan, the Company and First Union intend to enter into a Stock Option Agreement (the "Stock Option Agreement") in the form attached hereto as EXHIBIT A, pursuant to which the Company shall grant to First Union an option to purchase under certain circumstances, shares of Company Common Stock. The execution, delivery and performance of the Stock
Option Agreement in accordance with its terms shall be deemed to constitute transactions contemplated by this Plan.
                                      A-1

     (F) RIGHTS, ETC. Except as Previously Disclosed (as hereinafter defined) in
SCHEDULE 4.01(C), there are no shares of capital stock of the Company or the Bank authorized and reserved for issuance, neither the Company nor the Bank has any Rights (as defined below) issued or outstanding and neither the Company nor the Bank has any commitment to authorize, issue or sell any such shares or any Rights, except pursuant to this Plan. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock (and shall include stock appreciation rights). There are no preemptive rights in respect of the Company Common Stock.
     (G) APPROVALS. The Board of Directors of each of the Company, the Bank and First Union has approved, at meetings of each of such Boards of Directors, this Plan and has authorized the execution hereof in counterparts. First Union agrees promptly to cause the Board of Directors of FUB-CT to approve this Plan and authorize the execution hereof in counterparts, prior to the Effective Date.
     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions thereof and the manner and basis of carrying it into effect, which shall be as follows:
                                I. THE MERGERS.
     1.01. THE CORPORATE MERGER. Subject to the terms and conditions of this Plan and subject to SECTION 2.06, at the Effective Time (as hereinafter defined):
     (A) THE CONTINUING CORPORATION. The Company shall merge with and into First Union (the "Corporate Merger"), the separate existence of the Company shall cease and First Union (the "Continuing Corporation") shall survive and the name of the Continuing Corporation shall be "First Union Corporation".
     (B) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the merging corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the corporations so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such corporations, shall not revert or be in any way impaired by reason of the Corporate Merger.
     (C) LIABILITIES. The Continuing Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the corporations so merged, in accordance with applicable law.
     (D) CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Certificate of Incorporation and Bylaws of the Continuing Corporation shall be those of First Union, as in effect immediately prior to the Corporate Merger becoming effective. The directors and officers of First Union in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     1.02. THE BANK MERGER. Following the Corporate Merger on the Effective Date or as soon thereafter as First Union may deem appropriate:
     (A) CONTRIBUTION OF BANK COMMON STOCK. First Union shall contribute the Bank Common Stock to FUNC-NJ and shall cause FUNC-NJ to contribute the Bank Common Stock to Northeast.
     (B) THE CONTINUING BANK. Following the contribution of the Bank Common Stock to FUNC-NJ and from FUNC-NJ to Northeast and at least one day following the Effective Date, the Bank shall be merged with and into FUB-CT (the "Bank Merger" and together with the Corporate Merger, the "Mergers"), the separate existence of the Bank shall cease and FUB-CT (the "Continuing Bank") shall survive; the name of the Continuing Bank shall be "First Union Bank of Connecticut"; and the Continuing Bank shall continue to conduct the business of banking at the Bank's main office in Waterbury, Connecticut and at the legally established branches of the Bank and FUB-CT.
     (C) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the banks so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest, of or belonging to or due to each of the banks so merged, shall be deemed to be vested in the Continuing Bank without further act or deed, including appointments, designations and nominations and all other rights and interests in any fiduciary capacity; and the title
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to any real estate or any interest therein, vested in each of such banks, shall not revert or be in any way impaired by reason of the Bank Merger.
     (D) LIABILITIES, ETC. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the banks so merged (including liabilities arising out of the operation of any trust departments), in accordance with applicable law.
     (E) CHARTER; BYLAWS; DIRECTORS; OFFICERS. The Charter and Bylaws of the Continuing Bank shall be those of FUB-CT, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of FUB-CT in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     (F) OUTSTANDING STOCK OF THE CONTINUING BANK. The amount of the capital stock of the Continuing Bank shall be not less than $14,424,000 and shall consist of not less than 2,884,736 issued and outstanding shares of common stock, each of $5.00 par value, and the issued and outstanding shares shall remain issued and outstanding as shares of FUB- CT, each of $5.00 par value, and the holders thereof shall retain their rights therein.
     (G) OUTSTANDING STOCK OF THE BANK. Promptly after the Bank Merger becomes effective, Northeast shall deliver all of the issued and outstanding shares of the capital stock of the Bank to the Continuing Bank for cancellation.
                               II. CONSIDERATION.
     2.01. CORPORATE MERGER CONSIDERATION. Subject to the provisions of this Plan, on the Effective Date:
     (A) OUTSTANDING FIRST UNION COMMON STOCK. The shares of First Union Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of First Union Common Stock.
     (B) OUTSTANDING COMPANY COMMON STOCK. Each share (excluding (i) shares ("Dissenter's Shares") of Company Common Stock held by holders who take all of the steps required to be taken in order to entitle such holders to be paid in accordance with Sections 33-373 and 33-374 of the CGSA (as hereinafter defined) or (ii) shares held by the Company or any of its subsidiaries or by First Union or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Excluded Shares")) of Company Common Stock including each attached right (a "Company Right") issued pursuant to the Company Rights Agreement issued and outstanding immediately prior to the Effective Time shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive the number of shares of First Union Common Stock (the "Exchange Ratio") equal to the result of dividing $25.44 by the average of the daily closing sales prices of First Union Common Stock as reported on the Composite Transactions tape of the New York Stock Exchange, Inc. (the "NYSE") reporting system for the ten consecutive trading days on which such shares are traded on the NYSE ending on the last trading day prior to the Effective Date (as reported in THE WALL STREET JOURNAL).
     2.02. STOCKHOLDER RIGHTS; STOCK TRANSFERS. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive the consideration provided under this ARTICLE II, without interest. After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Continuing Corporation of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time.
     2.03. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger; instead, First Union shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the NYSE Composite Transactions Tape (as reported in THE WALL STREET JOURNAL).
     2.04. EXCHANGE PROCEDURES. As promptly as practicable after the Effective Date, First Union will send or cause to be sent to each former stockholder of the Company of record immediately prior to the Effective Time, transmittal materials for
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use in exchanging such stockholder's certificates for Company Common Stock for the consideration set forth in this ARTICLE II. The certificates representing the shares of First Union Common Stock into which shares of such stockholder's Company Common Stock are converted on the Effective Date, any fractional share check which such stockholder shall be entitled to receive, and any dividends paid on such shares of First Union Common Stock for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date, will be delivered to such stockholder only upon delivery to First Union National Bank of North Carolina (the "Exchange Agent") of the certificates representing all of such shares of Company Common Stock (or indemnity satisfactory to First Union and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share check or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an Affiliate (as hereinafter defined) of the Company, shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in SECTION 5.10.
     2.05. EXCLUDED SHARES; DISSENTER'S SHARES. Each of the Excluded Shares shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor. Dissenter's Shares shall be purchased and paid for in accordance with Section 33-374 of CGSA. If requested by First Union, prior to the Effective Time, the Company will establish an escrow to pay for such Dissenter's Shares.
     2.06. RESERVATION OF RIGHT TO REVISE TRANSACTION. First Union may at any time change the method of effecting the acquisition of the Company and the Bank (including without limitation the provisions of this ARTICLE II) if and to the extent it deems such change to be desirable; PROVIDED, HOWEVER, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock as provided for in this Plan, (B) adversely affect the intended tax-free treatment to the Company's stockholders as a result of receiving such consideration, or (C) materially impede or delay receipt of any approval referred to in SECTION 6.02 or the consummation of the transactions contemplated by this Plan.
     2.07. OPTIONS. From and after the Effective Time, all employee and director stock options to purchase shares of Company Common Stock ("Options"), which are then outstanding and unexercised, shall be converted into and become the right to purchase shares of First Union Common Stock, and First Union shall assume each such Option in accordance with the terms of the plan and agreement by which it is evidenced; PROVIDED, HOWEVER, that from and after the Effective Time (i) each such Option assumed by First Union may be exercised solely to purchase shares of First Union Common Stock, (ii) the number of shares of First Union Common Stock purchasable upon exercise of such Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such Option shall be adjusted by dividing the per share exercise price of each such Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to First Union Common Stock on or subsequent to the Effective Date. The Company represents and warrants that the number of shares of Company Common Stock which are issuable upon exercise of Options as of the date hereof are Previously Disclosed in SCHEDULE 2.07.
     2.08. EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Mergers as set forth in ARTICLE VI, the effective date of the Corporate Merger (the "Effective Date") shall be such date as First Union and the Company shall mutually agree upon following the satisfaction of the conditions set forth in SECTIONS 6.01 and 6.02 or if such parties do not so agree, shall be such date as First Union shall notify the Company in writing not less than five days prior thereto. The time on the Effective Date at which the Corporate Merger shall become effective is referred to as the "Effective Time".
                       III. ACTIONS PENDING CONSUMMATION.
     Without the prior written consent of First Union, the Company shall conduct its and each of the Company Subsidiaries' (as hereinafter defined) business in the ordinary and usual course consistent with past practice and shall use its reasonable best efforts to maintain and preserve its and each of the Company Subsidiaries' business organization, employees and advantageous business relationships and to retain the services of its and each of the Company Subsidiaries' officers and key employees, and the Company will not, and will cause each of the Company Subsidiaries (as hereinafter defined) not to, agree to:
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     3.01. CAPITAL STOCK. Except as Previously Disclosed in SCHEDULE 4.01(C),
issue, sell or otherwise permit to become outstanding any additional shares of capital stock of the Company or the Company Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Company Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock based employee compensation rights or take any action that permits the acceleration of Options.
     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend on or in respect of (other than dividends payable on Company Common Stock in a quarterly amount not to exceed $0.07 per share, and dividends from Company Subsidiaries to the Company or the Bank, as applicable) (provided, however, that the Company will not declare or pay any dividend during the calendar quarter in which the Effective Date occurs unless the record date for the dividend payable on First Union Common Stock for such quarter precedes the Effective Date), or declare or make any distribution on, or directly or indirectly combine, split, redeem, reclassify, purchase or otherwise acquire, any shares of the capital stock of the Company or the Company Subsidiaries or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of such capital stock or any Rights with respect thereto.
     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become liable for the obligations of any other individual or corporation, bank, partnership, joint venture, business trust, association or other organization (each, a "Business Entity").
     3.04. OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC. Except as may be directed by any regulatory agency, (A) change its or any of the Company Subsidiaries' lending, investment, liability management or other material banking or other policies in any material respect, except such changes as are in accordance and in an effort to comply with SECTION 5.11, (B) incur or commit to incur any capital expenditures beyond those Previously Disclosed in SCHEDULE 3.04, other than in the ordinary course of business and not exceeding the Company's current budget for such expenditure as set forth on SCHEDULE 3.04, or
(C) implement or adopt any change in accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
     3.05. LIENS. Impose, or permit or suffer the imposition, on any shares of capital stock of any of the Company Subsidiaries, or on any of its or the Company Subsidiaries' other assets, any Liens (as hereinafter defined), other than Liens on such other assets that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect (as hereinafter defined) on the Company, or permit any such Lien to exist.
     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed in SCHEDULE 3.06, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers, employees or consultants, or grant any salary or wage increase, amend the terms of any Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.
     3.07. BENEFIT PLANS. Except as Previously Disclosed in SCHEDULE 3.07, enter into or modify (except as may be required by applicable law) any employment, pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.
     3.08. CONTINUANCE OF BUSINESS. (A) Dispose of any portion of its assets, deposits, business or properties, except any such disposition that is in the ordinary course of business and is not material to the Company and the Company Subsidiaries taken as a whole, or discontinue or terminate any existing line of business, or make any bulk sales of mortgage servicing, (B) merge or consolidate with, or acquire all or any portion of the business or property of, any other entity, except any such transaction that is in the ordinary course of business and is not material to the Company and the Company Subsidiaries taken as a whole (except foreclosures or acquisitions by the Bank in a fiduciary capacity, in each case in the ordinary course of business consistent with past practice) or
(C) make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any person or Business Entity other than from wholly-owned Company Subsidiaries and other than the purchase or sale of loans or marketable securities in the ordinary course of business consistent with past practices.
     3.09. AMENDMENTS. Amend its Certificate of Incorporation, Charter or
Bylaws.
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     3.10. CLAIMS. Settle any claim, action or proceeding involving liability for any material money damages in an amount greater than $100,000 or any restrictions upon the operations of the Company or any of the Company Subsidiaries, or forgive or compromise any material amount of debt of any person or Business Entity, other than wholly-owned Company Subsidiaries.
     3.11. CONTRACTS. Enter into, terminate or make any change in any material contract, agreement or lease, except in the ordinary course of business consistent with past practice with respect to such contracts, agreements and leases that are terminable by it without penalty on not more than 60 days prior written notice.
     3.12. OTHER ACTIONS. Take any actions that would (A) materially impede or delay the receipt of any approval referred to in SECTION 6.02 without the imposition of a condition or restriction of the type referred to in the proviso to such SECTION or (B) adversely affect the ability of any party to timely perform its obligations under this Plan.
     3.13. AGREEMENTS. Authorize, commit to or enter into any agreement to take any of the actions referred to in SECTIONS 3.01 through 3.12.
                      IV. REPRESENTATIONS AND WARRANTIES.
     4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE BANK. Each of the Company and the Bank hereby represents and warrants to First Union and FUB-CT as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.
     (C) SHARES. The outstanding shares of it are validly issued and outstanding, fully paid and nonassessable, and subject to no, and have not been issued in violation of, preemptive rights. Except as Previously Disclosed in
SCHEDULE 4.01(C), and except as provided in the Stock Option Agreement, there are no shares of capital stock or other equity securities of the Company or the Bank outstanding and no outstanding Rights with respect thereto.
     (D) COMPANY SUBSIDIARIES. The Company has Previously Disclosed in SCHEDULE 4.01(D) a list of all Business Entities five percent or more of the equity interests of which are owned directly or indirectly by the Company. Each of the Company Subsidiaries that is a savings bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. No equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a wholly-owned Company Subsidiary) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of the Company Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of the Company or the Bank, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each Company Subsidiary held by the Company or a Company Subsidiary are fully paid and nonassessable and subject to no, and have not been issued in violation of, preemptive rights and are owned by the Company or a Company Subsidiary free and clear of any Liens. Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as Previously Disclosed in
SCHEDULE 4.01(D), the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Business Entity. The deposits of the Bank are insured by the Bank Insurance Fund (the "BIF") of the Federal Deposit Insurance Corporation (the "FDIC"). The Bank is a member in good standing of the Federal Home Loan Bank of Boston (the "FHL Bank"). The term "Company Subsidiary" means any Business Entity (including the Bank) which the Company "controls", as defined in Section 225.2(e) of Regulation Y of the Federal Reserve Board (other than Branford Savings Bank, so long as the option that the Company holds to acquire voting securities remains unexercised).
                                      A-6

     (E) CORPORATE POWER. It and each of the Company Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.
     (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its stockholders referred to in SECTION 6.01, this Plan and the transactions contemplated hereby have been authorized by all necessary corporate action of it and this Plan is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Upon execution and delivery, the Stock Option Agreement will be a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (G) NO DEFAULTS. Subject to the approval by its stockholders referred to in
SECTION 6.01, the required regulatory approvals referred to in SECTION 6.02, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.01(G), the execution, delivery and performance of this Plan and the consummation by it of the transactions contemplated hereby, does not and will not (1) constitute a breach or violation of, or a default under, or the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or agreement, indenture or instrument of it or of any of the Company Subsidiaries or to which it or any of the Company Subsidiaries or its or their properties is subject or bound, which breach, violation, default or Lien is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, (2) constitute a breach or violation of, or a default under, its Certificate of Incorporation, Charter or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.
     (H) FINANCIAL REPORTS. As to (1) the Company, its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all other documents filed or to be filed subsequent to December 31, 1995 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the Securities and Exchange Commission (the "SEC") (in each such case, the "Company Financial Reports"), and (2) the Bank, its Call Reports for the fiscal year ended December 31, 1995, and all other call reports filed or to be filed subsequent to December 31, 1995, in the form filed with the FDIC (in each case, the "Bank Financial Reports" and together with the Company Financial Reports, the "Company/Bank Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Company/Bank Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company/Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (I) ABSENCE OF UNDISCLOSED LIABILITIES. None of the Company or the Company Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.
     (J) NO EVENTS. No events have occurred, or circumstances have arisen, since March 31, 1996, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company.
     (K) PROPERTIES. Except as specifically reserved against or otherwise disclosed in the Company Financial Reports (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, and except as Previously Disclosed in SCHEDULE 4.01(K), the Company and the Company Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults or equities of any character or claims or third party rights of whatever nature (collectively "Liens"), to all of the properties and assets, tangible and intangible, reflected in the Company Financial Reports as being owned by the Company or the Company Subsidiaries as of the dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse
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
Effect on the Company. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or the Company Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms.
     (L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
SCHEDULE 4.01(L), no litigation, proceeding or controversy before any court or governmental agency is pending which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company or which alleges claims under any fair lending law or other law relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.01(L), neither it nor any of the Company Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment or supervisory letter or similar submission to or from, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (together with any and all agencies or departments of federal, state or local government (including, without limitation the FHL Bank, the Federal Reserve Board, the FDIC and any other federal or state bank, thrift or other financial institution, insurance or securities regulatory authorities (including the SEC), the "Regulatory Authorities")) and neither it nor any of the Company Subsidiaries has been advised by any of the Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment or supervisory letter or similar submission.
     (M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in SCHEDULE 4.01(M), each of the Company and the Company Subsidiaries:
          (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to conduct its business as presently conducted and that are material to the business of the Company and the Company Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;
          (2) has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that any of the Company or the Company Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, or (c) requiring any of the Company or the Company Subsidiaries (or any of their officers, directors or controlling persons) to enter into any order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any material resolution or policy);
          (3) with respect to the Bank is "well capitalized" for purposes of
     Section 38 of the Federal Deposit Insurance Act and regulations thereunder; and
          (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including, without limitation, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act and similar federal and state laws and regulations, except where, individually or in the aggregate, any events of noncompliance are not reasonably likely to have a Material Adverse Effect on the Company.
     (N) MATERIAL CONTRACTS. Except as Previously Disclosed in SCHEDULE 4.01(N), none of the Company or the Company Subsidiaries, nor any of its respective assets, business or operations, is a party to, or is bound or affected by, or receives benefits under, any contract or agreement or amendment thereto that in each case (1) is required to be filed as an exhibit to an Annual Report on Form 10-K filed by the Company that has not been filed as an exhibit to the Company's Annual Report on Form 10-K filed for the fiscal year ended December 31, 1995, or
(2) which provides for annual payments by the Company or a Company Subsidiary of $100,000 or more. True and correct copies of such contracts, and any agreements or amendments thereto, have been made available to First Union. None of the Company or the Company Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business
                                      A-8
or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, and there has not occurred any event that, with lapse of time or giving of notice or both, would constitute such a default. Except as Previously Disclosed in SCHEDULE 4.01(N), neither the Company nor any Company Subsidiary is subject to, or bound by, any contract containing covenants which (i) limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person, or (ii) involve any restriction of geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or any applicable Regulatory Authority).
     (O) REPORTS. Since January 1, 1993, each of the Company and the Company Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the SEC, (2) the Connecticut Banking Commission, FDIC, the FHL Bank and the Federal Home Financing Board, and (3) any other applicable Regulatory Authorities. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (P) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding a fee Previously Disclosed to First Union to be paid to Keefe, Bruyette & Woods, Inc.
     (Q) EMPLOYEE BENEFIT PLANS.
          (1) SCHEDULE 4.01(Q) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of the Company Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or made available to First Union.
          (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified, under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation relating to the ERISA Plans which, if determined adversely to the Company is reasonably likely, individually or in the aggregate, to result in material liability. Neither it nor any of the Company Subsidiaries has engaged in a transaction with respect to any ERISA Plan that would subject it or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 (i) of ERISA in an amount which would be material.
          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of the Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or
     Section 414 of the Code (an "ERISA Affiliate") which have not been satisfied. Neither it nor any of the Company Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
                                      A-9

          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of the Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.
          (6) Neither it nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
     SCHEDULE 4.01(Q). There are no restrictions on the rights of it or any of the Company Subsidiaries to amend or terminate any such plan without incurring any liability thereunder, except to the extent the participants in such plan who are receiving the benefits thereunder or who have satisfied the eligibility requirements thereunder and may have accrued vested rights to such benefits.
          (7) Except as Previously Disclosed in SCHEDULE 4.01(Q), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of the Company Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.
     (R) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.02.
     (S) LABOR AGREEMENTS. Neither it nor any of the Company Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of the Company Subsidiaries the subject of a proceeding asserting that it or any such Company Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of the Company Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (T) ASSET CLASSIFICATION. It has Previously Disclosed in SCHEDULE 4.01(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of the Company and the Company Subsidiaries that have been classified by it as of March 31, 1996 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of March 31, 1996 by any regulatory examiner as "Other Loans Specially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by the Company or a Company Subsidiary prior to March 31, 1996.
     (U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the consolidated balance sheets of the Company included in the Company's Form 10-Q for the quarter ended March 31, 1996 was, and the allowance for possible loan losses to be shown on subsequent Company Financial Reports, will be, adequate, in the opinion of the Board of Directors and management of the Company, determined in accordance with generally accepted accounting principles, to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivables) as of the date thereof.
     (V) INSURANCE. Each of Company and the Company Subsidiaries has taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to it, except for such matters which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. Set forth in SCHEDULE 4.01(V) is a list of all insurance policies maintained by or for the benefit of the Company or the Company Subsidiaries or their directors, officers, employees or agents.
                                      A-10

     (W) AFFILIATES. Except as Previously Disclosed in SCHEDULE 4.01(W), there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of the Company (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act").
     (X) STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION. It has taken all necessary action to exempt this Plan and the transactions contemplated hereby from, and this Plan, and the transactions contemplated hereby are exempt from,
(1) any applicable state takeover laws, including, without limitation, the provisions of Section 33-374b of the Connecticut General Statutes Annotated (the "CGSA"), (2) any applicable takeover provisions in the Company's Certificate of Incorporation, or in the Bank's charter, and (3) any takeover provisions set forth in any agreement to which the Company is a party or may be bound.
     (Y) NO FURTHER ACTION. It has taken all action so that the entering into of this Plan, and the consummation of the transactions contemplated hereby or any other action or combination of actions, or any other transactions, contemplated hereby do not and will not (1) require a vote of stockholders (other than the affirmative vote of the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to be cast on this Plan or on any other actions necessary to facilitate the transactions contemplated hereby and the approval of the Company in its capacity as sole stockholder of the Bank, which approval has been given), or (2) result in the grant of any rights to any person under the Certificate of Incorporation, Charter or Bylaws of the Company or any Company Subsidiary or under any agreement to which the Company or any of the Company Subsidiaries is a party, or (3) restrict or impair in any way the ability of First Union or FUB-CT, to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement.
     (Z) ENVIRONMENTAL MATTERS.
          (1) To its knowledge, it and each of the Company Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below), except for instances of noncompliance which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.
          (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of the Company Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or
     (b) relating to the release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of the Company Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of the Company Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in subsections (2) or (3) above, except as has been Previously Disclosed in SCHEDULE 4.01(Z).
          (5) To its knowledge, during the period of (a) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (b) its or any of the Company Subsidiaries' participation in the management of any Participation Facility, or (c) its or any of the Company Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (6) To its knowledge, prior to the period of (a) its or any of the Company Subsidiaries' ownership or operation of any of their respective current properties, (b) its or any of the Company Subsidiaries' participation in the management of
                                      A-11
     any Participation Facility, or (c) its or any of the Company Subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or have been Previously Disclosed in SCHEDULE 4.01(Z).
          (7) The following definitions apply for purposes of this SECTION 4.01(Z): "Loan/Fiduciary Property" means any property owned or controlled by the Company or any of the Company Subsidiaries or in which it or any of the Company Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Company or any of the Company Subsidiaries constitutes the owner or operator of such property, but only with respect to such property; "Participation Facility" means any facility in which it or any of the Company Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property; "Environmental Law"means (a) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, approval, order, judgment, decree, injunction, or agreement with any governmental entity, relating to (i) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal and the federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as now in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.
          (8) For purposes of this SECTION 4.01(Z), the term "knowledge" means that of the directors and officers of the Company and the Company Subsidiaries and includes their actual knowledge as well as that which could have been obtained by a reasonable person in the exercise of reasonable inquiry.
     (AA) TAXES. Except as Previously Disclosed in SCHEDULE 4.01(AA), (1) all reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to the Company or the Company Subsidiaries, including without limitation consolidated federal income tax returns of the Company and the Company Subsidiaries (collectively, the "Company Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on the Company, and such Company Tax Returns were true, complete and accurate in all material respects, (2) all taxes (which shall mean federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto, imposed on the income, properties or operations of the Company or the Company Subsidiaries, together with any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Company Tax Returns or otherwise imposed on the income, properties or operations of the Company or Company Subsidiaries have been paid in full, (3) the Company Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Company Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Company Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on the Company, except as reserved against in the Company Financial Reports filed prior to the date of this Plan, and (6) no waivers of
                                      A-12
statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of the Company or the Company Subsidiaries.
     (BB) ACCURACY OF INFORMATION. The statements with respect to the Company and the Company Subsidiaries contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this Plan do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (CC) DERIVATIVES CONTRACTS; STRUCTURAL NOTES; ETC. None of the Company or the Company Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract not included on the balance sheet which is a derivative contract (including various combinations thereof) (each a "Derivatives Contract") or owns securities that (1) are referred to as "structured notes", "high risk mortgage derivatives", "capped floating rate notes," or "capped floating rate mortgage derivatives," or (2) are likely to have changes in value as a result of interest rate changes that significantly exceed normal changes in value attributable to interest rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business and Previously Disclosed in SCHEDULE 4.01(CC), including a list, as applicable, of any Company or Company Subsidiary assets pledged as security for each such instrument.
     (DD) ACCOUNTING CONTROLS. Each of the Company and the Company Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the reasonable judgment of the Board of Directors of the Company, that (1) all material transactions are executed in accordance with management's general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to thrifts or any other criteria applicable to such statements; (3) access to the material property and assets of the Company and the Company Subsidiaries is permitted only in accordance with management's general or specific authorization; (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences; and (5) there are no violations of applicable laws, including the Bank Secrecy Act.
     (EE) COMMITMENTS AND CONTRACTS. Neither the Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):
          (1) except as Previously Disclosed in SCHEDULE 4.01(EE), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by the Company or such Company Subsidiary without any obligation on the part of the Company or such Company Subsidiary to make any payment in connection with such termination);
          (2) except as Previously Disclosed in SCHEDULE 4.01(EE), any real property lease with annual rental payments aggregating $100,000 or more; or
          (3) except as Previously Disclosed in SCHEDULE 4.01(EE), any material contract with any Affiliate.
     (FF) OPTION SHARES. As to the Company, the Option Shares (as defined in the Stock Option Agreement), when issued in accordance with the terms of the Stock Option Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive Rights.
     4.02. FIRST UNION AND FUB-CT REPRESENTATIONS AND WARRANTIES. Each of First Union and FUB-CT hereby represents and warrants to the Company, as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to it are true and correct.
     (B) CORPORATE AUTHORITY. Subject to the required regulatory approvals referred to in SECTION 6.02 and approval by the Board of Directors of FUB-CT as contemplated by Recital (G), this Plan has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
     (C) NO DEFAULTS. Subject to the required regulatory approvals referred to in SECTION 6.02, and the required filings under federal and state securities' laws, the execution, delivery and performance of this Plan, and the consummation of the transactions contemplated hereby by it, does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of
                                      A-13
any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on First Union, (2) constitute a breach or violation of, or a default under, its Certificate of Incorporation, Charter or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on First Union.
     (D) FINANCIAL REPORTS. In the case of First Union, its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all other documents filed or to be filed subsequent to December 31, 1995 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the First Union Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (E) NO EVENTS. No events have occurred, or circumstances have arisen, since March 31, 1996, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on First Union.
     (F) NO BROKERS. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.
     (G) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.02 should not be obtained without the imposition of any condition of the type referred to in the proviso following such SECTION 6.02.
     (H) SHARES AUTHORIZED. In the case of First Union, the shares of First Union Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Corporate Merger have been duly authorized and, when issued in accordance with the terms of this Plan, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.
     (I) ORGANIZATION, STANDING AND AUTHORITY. It is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union. Each of First Union and its subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union.
     (J) CORPORATE POWER. First Union and FUB-CT each has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets.
     (K) ACCURACY OF INFORMATION. The statements with respect to First Union and FUB-CT contained in this Plan, the Stock Option Agreement, the Schedules and any other written documents executed and delivered by or on behalf of First Union or FUB-CT pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
     (L) LITIGATION; REGULATORY ACTION. Neither First Union nor any of its subsidiaries is a party to any litigation, proceeding or controversy before any court or governmental agency which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and neither it nor any of its subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is the subject of any order, decree, agreement, memorandum of understanding
                                      A-14
or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authorities, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on First Union and neither it nor any of its subsidiaries has been advised by any Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.
     (M) ABSENCE OF UNDISCLOSED LIABILITIES. None of First Union or its subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on First Union, except as reflected in the First Union Financial Reports prior to the date of this Plan.
                                 V. COVENANTS.
     Each of the Company and the Bank hereby covenants to First Union and FUB-CT, and each of First Union and FUB-CT hereby covenants to the Company and the Bank, that:
     5.01. EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Plan, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Corporate Merger on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end (it being understood that any amendments to the Registration Statement (as hereinafter defined) or a resolicitation of proxies as a consequence of an acquisition agreement by First Union or any of its subsidiaries shall not violate this covenant), including cooperating in developing and implementing a plan relating to data processing and any other systems conversions.
     5.02. COMPANY PROXY/REGISTRATION STATEMENT. The Company and First Union shall prepare a proxy statement/prospectus (the "Proxy Statement") to be mailed to the holders of Company Common Stock in connection with the transactions contemplated hereby and to be filed by First Union (after providing drafts in advance to the Company and its counsel for review and comment) in a registration statement (the "Registration Statement") with the SEC as provided in SECTION 5.08, which shall conform to all applicable legal requirements. The Company shall call a special meeting (the "Meeting") of the holders of Company Common Stock to be held as soon as practicable for purposes of voting upon the approval of this Plan and the Company shall use its best efforts to solicit and obtain votes of the holders of Company Common Stock in favor of the approval of this Plan, and, subject to the exercise of its fiduciary duties under applicable law (based upon the written advice of outside counsel), the Board of Directors of the Company shall recommend approval of this Plan by such holders.
     5.03. REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of the Company relating to the Company or the Company Subsidiaries and by or on behalf of First Union relating to First Union or its subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.
     5.04. REGISTRATION STATEMENT EFFECTIVENESS. First Union will advise the Company, promptly after First Union receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed (after providing drafts in advance to the Company and its counsel for review and comment), of the issuance of any stop order or the suspension of the qualification of the First Union Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     5.05. PRESS RELEASES. Neither the Company nor the Bank will, without the prior approval of First Union (which approval shall not be unreasonably withheld or delayed), and neither First Union nor FUB-CT will, without the prior approval of the Company (which approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.
                                      A-15

     5.06. ACCESS; INFORMATION. Upon reasonable notice, the Company shall afford First Union and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its and the Company Subsidiaries' properties, books, contracts, data processing system files, commitments and records and, during such period, the Company shall furnish promptly to First Union (1) a copy of each material report, schedule and other document filed by the Company and the Company Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of the Company and the Company Subsidiaries as First Union may reasonably request, PROVIDED THAT no investigation pursuant to this SECTION 5.06 shall affect or be deemed to modify or waive any representation or warranty made by the Company or the Bank or the conditions to the obligations of the Company or the Bank to consummate the transactions contemplated by this Plan; and (B) First Union will not use any information obtained pursuant to this SECTION 5.06 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in SECTION 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by First Union or as it is advised by counsel in writing that any such information or document is required by law or applicable published stock exchange rule to be disclosed, and in the event of the termination of this Plan, First Union will, upon request by the Company, deliver to the Company all documents so obtained by First Union or destroy such documents and, in the case of destruction, will certify such fact to the Company.
     5.07. ACQUISITION PROPOSALS. In the case of the Company, without the prior written consent of First Union, it shall not, and it shall cause the Company Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets or deposits of, or a substantial equity interest in, the Company or any of the Company Subsidiaries or any merger or other business combination with the Company or any of the Company Subsidiaries other than as contemplated by this Plan, PROVIDED, HOWEVER, that the Company may so furnish such nonpublic information if, in the judgment of the Board of Directors of the Company, with the written advice of such Board's outside counsel, such furnishing of information is required under applicable law; it shall instruct its and the Company Subsidiaries' officers, directors, agents, advisors and affiliates to refrain from taking any action that would violate or conflict with any of the foregoing; and it shall notify First Union immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Company or any of the Company Subsidiaries.
     5.08. REGISTRATION STATEMENT PREPARATION. In the case of First Union, it shall, as promptly as practicable following the date of this Plan, and subject to the cooperation of the Company, prepare and file the Registration Statement with the SEC, and shall use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof.
     5.09. BLUE-SKY FILINGS. In the case of First Union, it shall use its reasonable best efforts to obtain all necessary state securities laws or "blue sky" permits and approvals, PROVIDED that First Union shall not be required by virtue thereof to submit to general jurisdiction in any state.
     5.10. AFFILIATE AGREEMENTS. In the case of the Company, it will cause each person who may be deemed to be an Affiliate of the Company to execute and deliver to First Union on or before the mailing of the Proxy Statement for the Meeting an agreement in the form attached hereto as EXHIBIT B restricting the disposition of the shares of First Union Common Stock to be received by such Affiliate in exchange for such Affiliate's shares of Company Common Stock.
     5.11. CERTAIN POLICIES OF THE COMPANY. In the case of the Company, it shall, consistent with generally accepted accounting principles and regulatory accounting principles, use its best efforts to record any accounting adjustments required to conform its and the Company Subsidiaries' loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to reflect consistently on a mutually satisfactory basis the policies and practices of First Union; PROVIDED, HOWEVER, that the Company shall not be obligated to record any such accounting adjustments pursuant to this SECTION 5.11 (A) unless and until the Company shall be reasonably satisfied that the conditions to the obligation of the parties to consummate the Mergers will be satisfied or waived on or before the Effective Time, and (B) in no event until the day prior to the Effective Date.
     5.12. STATE TAKEOVER LAWS; CERTIFICATE OF INCORPORATION. In the case of the Company, it shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from (A) any applicable state takeover law, as now or hereafter in effect, including, without limitation, Sections 33-374b
                                      A-16
and 33-374e of the CGSA, (B) any applicable takeover provisions in the Company's Certificate of Incorporation or in the Bank's charter, and (C) any takeover provisions set forth in any agreement to which the Company is a party or may be bound.
     5.13. NO RIGHTS TRIGGERED. In the case of the Company, it shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby or thereby do not and will not, (A) result in the grant of any rights to any person (including directors, officers and employees of the Company or any Company Subsidiary) under the Certificate of Incorporation or Bylaws of the Company or any Company Subsidiary or under any agreement to which the Company or any of the Company Subsidiaries is a party, including the Company Rights Agreement, or (B) restrict or impair in any way the ability of First Union or FUB-CT to exercise the rights granted hereunder or, as to First Union, under the Stock Option Agreement. In addition, in the case of the Company, it shall not declare First Union or any subsidiary of First Union an "Adverse Person" pursuant to the Company Rights Agreement or take action that would cause First Union to be an "Acquiring Person" as a result of the Stock Option Agreement. The shareholder rights plan of the Bank pursuant to which a dividend was declared on February 2, 1990 has been duly terminated, and no shareholder rights exist thereunder.
     5.14. SHARES LISTED. In the case of First Union, it shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of First Union Common Stock to be issued to the holders of Company Common Stock pursuant to this Plan.
     5.15. REGULATORY APPLICATIONS. In the case of First Union and FUB-CT, subject to the cooperation of the Company and the Bank, (A) it shall promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Mergers by First Union and FUB-CT. First Union will provide copies of such applications and responses to the Company and its counsel prior to submitting such applications and responses to the applicable Regulatory Authorities. In the case of the Company, it agrees, upon request, to furnish First Union with information concerning itself, the Company Subsidiaries, its and their directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any filing, notice or application made by or on behalf of First Union or any of its subsidiaries in connection with the Mergers and the other transactions contemplated in this Plan.
     5.16. REGULATORY DIVESTITURES. In the case of the Company, effective on or before the Effective Date (to the extent required by any Regulatory Authority), the Company and the Company Subsidiaries shall cease engaging in such activities as First Union shall advise the Company in writing are not permitted to be engaged in by First Union under applicable law following the Effective Date, and to the extent required by any Regulatory Authority as a conditional approval of the transactions contemplated by this Plan, the Company shall divest any Company Subsidiary engaged in activities or holding assets that are impermissible for a bank holding company, on terms and conditions agreed to by First Union.
     5.17. INDEMNIFICATION/LIABILITY COVERAGE.
     (A) For six years after the Effective Date, First Union shall, and shall cause the Continuing Corporation to, indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and the Company Subsidiaries (each, an "Indemnified Party") against all liabilities arising out of actions or omissions occurring at or prior to the Effective Date (including, without limitation, the transactions contemplated by this Plan) to the extent such persons are indemnified under the CGSA and the Company's Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any litigation.
     (B) First Union shall use its reasonable best efforts to maintain the Company's existing directors' and officers' liability insurance policy (or a policy, including First Union's existing policy, providing comparable coverage amount on terms no less favorable) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; PROVIDED, that First Union shall not be obligated to make a premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to the Company's directors and officers, 150% of the annual premium payment on the Company's current policy in effect as of the date of this Plan; PROVIDED, FURTHER, that if such coverage can only be obtained upon the payment of a premium in excess of 150% of the annual premium payment of the Company's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of the Company's current policy in effect as of the date of this Plan.
     (C) Any Indemnified Party wishing to claim indemnification under SECTION 5.17(A), upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify First Union thereof; PROVIDED, that the failure to so notify shall not affect the obligations of First Union and the Continuing Corporation under SECTION 5.17(A) (unless such failure materially increases First Union's liability under such Section). In the event of any such claim, action, suit, proceeding or investigation
                                      A-17

(whether arising before or after the Effective Date), (1) First Union or the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and First Union or the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that First Union shall be obligated pursuant to this subsection (C) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) First Union shall not be liable for any settlement effected without its prior written consent.
     (D) If First Union or the Continuing Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Union or the Continuing Corporation shall assume the obligations set forth in this SECTION 5.17.
     5.18. CURRENT INFORMATION.
     (A) During the period from the date of this Plan to the Effective Date, each of the Company and First Union shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.
     (B) The Company shall promptly notify First Union of (1) any material change in the business or operations of the Company or any Company Subsidiary,
(2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to the Company or any Company Subsidiary, (3) the institution or the threat of material litigation involving or relating to the Company or any Company Subsidiary, or (4) any event or condition that might be reasonably expected to cause any of the Company's or the Bank's representations or warranties set forth herein not to be true and correct as of the Effective Time or prevent the Company or the Bank from fulfilling its obligations hereunder; and in each case shall keep First Union informed with respect thereto.
     (C) First Union shall (1) promptly notify the Company of any event or condition that might reasonably be expected to cause any of First Union's and FUB-CT's representations or warranties set forth herein not to be true and correct as of the Effective Date and (2) notify the Company immediately of any denial of any application filed by First Union or FUB-CT with any Regulatory Authority with respect to this Plan, and in each case shall keep the Company informed with respect thereto.
     5.19 EMPLOYEE CONTRACTS. Following the Effective Time, First Union shall assume and honor in accordance with their terms all employment, severance and other compensation contracts, plans and arrangments between the Company and any director, officer or employee that are set forth on SCHEDULE 5.19; PROVIDED, HOWEVER, that nothing herein shall prevent First Union from terminating any such contract, plan or arrangement in accordance with its terms.
     5.20 EMPLOYEES.
     (A) To the extent that a Company Employee (as defined below) participates in pension, benefit and similar plans of First Union or its subsidiaries, First Union shall cause such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee of the Company and its affiliates at the Effective Time ("Company Employees") as service rendered to First Union or its affiliate, as the case may be, for purposes of eligibility to participate and vesting.
     (B) Each person employed by the Company and its affiliates prior to the Effective Time who remains an employee of First Union or its affiliates following the Effective Time (each a "Continued Employee") shall be generally entitled, as soon as administratively practicable after the Effective Time, as an employee of First Union or its affiliates, to participate in the pension, benefit and similar plans, of First Union and its subsidiaries that are generally available to employees of First Union and its affiliates. All such participation shall be subject to such terms of such plans as may be in effect from time to time.
               VI. CONDITIONS TO CONSUMMATION OF THE ACQUISITION.
     Consummation of the Mergers is conditioned upon:
     6.01. SHAREHOLDER VOTE. Approval of this Plan by the requisite vote of the stockholders of the Company.
     6.02. REGULATORY APPROVALS. Procurement by First Union and FUB-CT, as applicable, of all required regulatory consents and approvals by the appropriate Regulatory Authorities and the expiration of the statutory waiting period relating thereto;
                                      A-18

PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement which, in the reasonable opinion of First Union, would so materially and adversely impact the economic or business benefits to First Union of the transactions contemplated by this Plan so as to render inadvisable the consummation of the Mergers.
     6.03. NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated hereby.
     6.04. ACCOUNTANTS' LETTERS. The Company shall cause KPMG Peat Marwick LLP to deliver to First Union letters, dated the date of or shortly prior to (A) the mailing of the Proxy Statement, and (B) the Effective Date, in form and substance reasonably satisfactory to First Union, with respect to the Company's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm in accordance with the Statement on Financial Accounting Standards No. 72.
     6.05. LEGAL OPINION. The Company shall have received an opinion, dated the Effective Date, of Marion A. Cowell, Jr., counsel for First Union in form reasonably satisfactory to the Company, which shall cover the matters contained in the first sentence in RECITAL (C), the first sentence in RECITAL (D) SECTION 4.02(B), (C), (H), (I), the first sentence in 4.02(L) and SECTION 5.03.
     6.06. LEGAL OPINION. First Union shall have received an opinion or opinions, dated the Effective Date, of Gager & Peterson and/or Wachtell, Lipton, Rosen & Katz, counsel for the Company, in form reasonably satisfactory to First Union which shall cover the matters referred to in the first sentence in RECITAL
(A), THE FIRST SENTENCE IN RECITAL (B), SECTION 4.01(B), 4.01(C), the fifth sentence and the sixth sentence in SECTION 4.01(D), SECTION 4.01(F) and (G), the first sentence in SECTION 4.01(L), SECTION 4.01(W), (X), (Y) and (FF).
     6.07. OFFICERS' CERTIFICATE. (A) Each of the representations and warranties contained herein of First Union and FUB-CT shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (B) each and all of the agreements and covenants of First Union and FUB-CT to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company and the Board shall have received a certificate signed by an executive officer of each of First Union and FUB-CT, dated the Effective Date, to such effect.
     6.08. OFFICERS' CERTIFICATE. (A) Each of the representations and warranties contained herein of the Company and the Bank shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, and (B) each and all of the agreements and covenants of the Company and the Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and First Union and FUB-CT shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officers of the Company and the Bank, dated the Effective Date, to such effect.
     6.09. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop or other order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.
     6.10. BLUE-SKY PERMITS. First Union shall have received all state securities laws and "blue sky" permits necessary to consummate the Acquisition.
     6.11. TAX OPINIONS. First Union shall have received an opinion from Sullivan & Cromwell, and the Company shall have received an opinion from Wachtell, Lipton, Rosen & Katz, to the effect that (A) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (B) no gain or loss will be recognized by stockholders of the Company who receive shares of First Union Common Stock in exchange for their shares of Company Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering their opinions, Sullivan & Cromwell and Wachtell, Lipton, Rosen & Katz may require and rely upon representations and agreements contained in documents executed by officers of First Union, the Company and others.
     6.12. NYSE LISTING. The shares of First Union Common Stock issuable pursuant to this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
                                      A-19

     6.13. RECEIPT OF AFFILIATE AGREEMENTS. First Union shall have received from each Affiliate of the Company the agreement referred to in SECTION 5.10. PROVIDED, HOWEVER, that a failure to satisfy any of the conditions set forth in the proviso following SECTION 6.02 or in SECTIONS 6.04, 6.06, 6.08 OR 6.13 shall only constitute conditions if asserted by First Union, and a failure to satisfy any of the conditions set forth in SECTION 6.05 or 6.07 shall only constitute conditions if asserted by the Company.
                               VII. TERMINATION.
     This Plan may be terminated prior to the Effective Date, either before or after receipt of required stockholder approvals:
     7.01. MUTUAL CONSENT. By the mutual consent of First Union and the Company.
     7.02. BREACH. By First Union or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach, or (B) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty
(30) days after the giving of written notice to the breaching party of such breach.
     7.03. DELAY. By First Union or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by May 1, 1997.
     7.04. NO STOCKHOLDER OR REGULATORY APPROVAL. By the Company or First Union, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that any stockholder approval contemplated by
SECTION 6.01 is not obtained at the Meeting, including any adjournment or adjournments thereof, or in the event that written notice is received which states that any required regulatory approval contemplated by SECTION 6.02 has not been approved or has been denied.
     7.05. STOCK OPTION AGREEMENT EXECUTION. By First Union, if the Company does not execute and deliver to First Union the Stock Option Agreement on June 15, 1996.
                              VIII. OTHER MATTERS.
     8.01. SURVIVAL. If the Effective Date occurs, all representations, warranties, agreements and covenants contained in this Plan, except for SECTIONS 5.17, 8.01, 8.04 AND 8.09, shall not survive the Effective Date. If this Plan is terminated prior to the Effective Date, the agreements and representations of the parties in SECTIONS 4.01(P), 4.01(FF) AND 4.02(F), SECTIONS 5.03, 5.06(2),
5.12 AND 5.13 AND SECTIONS 8.01, 8.03, 8.04, 8.05, 8.06, 8.07 AND 8.09 shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the party benefitting by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the stockholders of the Company, the consideration to be received by the stockholders of the Company for each share of Company Common Stock shall not thereby be decreased.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina.
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except printing expenses which shall be shared equally between the Company and First Union.
     8.06. CONFIDENTIALITY. Except as otherwise provided in SECTION 5.06, each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.
                                      A-20

     8.07. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to First Union   First Union Corporation
or FUB-CT, to:      One First Union Center
                    Charlotte, North Carolina 28288-0013
                    Telecopy Number: (704)374-3425
                    Attention: Marion A. Cowell, Jr.
                               General Counsel
If to the Company   Center Financial Corporation
or the Bank, to:    60 North Main Street
                    Waterbury, Connecticut 06702
                    Attention: Robert J. Narkis
                               President, Chief Executive
                               Officer and Treasurer

     8.08. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:
     (A) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation, any breach of a representation or warranty contained herein by such party) which (1) has a material adverse effect on the financial condition, results of operations, business or prospects of such party and its consolidated subsidiaries, taken as a whole, or (2) would materially impair such party's, or any affiliated party's (which includes, as to the Company, the Bank, and as to First Union, FUB-CT), ability to timely perform its obligations under this Plan or the consummation of any of the transactions contemplated hereby; PROVIDED, that a Material Adverse Effect with respect to a party shall not include effects resulting from general economic conditions, changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated financial institutions;
     (B) the term "individually or in the aggregate" as used in ARTICLE IV of this Plan includes all events, occurrences and circumstances described in any paragraph of ARTICLE IV, and is not linked to any specific paragraph; and
     (C) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by such party to the other party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan.
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for SECTION 5.17, nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.
     8.10. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
                                      A-21

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         FIRST UNION BANK OF CONNECTICUT
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         CENTER FINANCIAL CORPORATION
                                         By: /s/ R. J. NARKIS
                                           NAME: ROBERT J. NARKIS
                                           TITLE: PRESIDENT, CHIEF EXECUTIVE
                                         OFFICER AND TREASURER
                                         CENTERBANK
                                         By: /s/  R. J. NARKIS
                                           NAME: ROBERT J. NARKIS
                                           TITLE: CHAIRMAN AND CHIEF EXECUTIVE
                                         OFFICER
                                      A-22

                                                                       EXHIBIT A
     STOCK OPTION AGREEMENT, dated as of June 15, 1996 (this "Agreement"), by and between Center Financial Corporation, a Connecticut corporation ("Issuer"), and First Union Corporation, a North Carolina corporation ("Grantee").
     WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Mergers, dated as of June 14, 1996 (the "Plan"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee being the surviving corporation; and
     WHEREAS, as a condition and inducement to Grantee's execution of the Plan, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as hereinafter defined);
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Plan, and intending to be legally bound hereby, Issuer and Grantee agree as follows:
     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Plan.
     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 2,987,875 shares (as adjusted as set forth herein, the "Option Shares", which shall include the Option Shares before and after any transfer of such Option Shares, but in no event shall the number of Option Shares for which this Option is exercisable exceed 19.9% of the issued and outstanding shares of common stock, par value $1.00 per share ("Issuer Common Stock"), of Issuer) at a purchase price per Option Share (as adjusted as set forth herein, the "Purchase Price") equal to the closing price per share of Issuer Common Stock on June 14, 1996, as reported by the Nasdaq National Market reporting system (as reported in THE WALL STREET JOURNAL or, if not reported therein, another authoritative source). Each Option Share issued upon exercise of the Option shall be accompanied by Company Rights as provided in the Company Rights Agreement.
     3. EXERCISE OF OPTION.
     (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of the agreements or covenants contained in this Agreement or the Plan, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, the Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined); PROVIDED that the Option shall terminate and be of no further force or effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Plan in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event other than a termination thereof by Grantee pursuant to SECTION 7.02 of the Plan (but only if the breach of Issuer giving rise to such termination was willful) (a termination of the Plan by Grantee pursuant to SECTION 7.02 thereof as a result of a willful breach by Issuer being referred to herein as a "Default Termination"), (C) 18 months after a Default Termination, or (D) 18 months after termination of the Plan (other than a Default Termination) following the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a Preliminary Purchase Event referred to in Section 3(c)(iv), in which case such 18 month period shall be reduced to a 12 month period); PROVIDED, HOWEVER, that any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is Grantee. The rights set forth in SECTION 8 hereof shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.
     (b) As used herein, a "Purchase Event" means any of the following events:
        (i) without Grantee's prior written consent, Issuer shall have recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any subsidiary of Grantee) to effect an Acquisition Transaction. As used herein, an "Acquisition Transaction" shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its significant subsidiaries (other than transactions solely between Issuer's subsidiaries that are not violative of the Plan), (B) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Issuer or any of its significant subsidiaries representing in either case 20% or more of the consolidated assets or deposits of Issuer and its subsidiaries or (C) the issuance, sale or other disposition by Issuer of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Issuer or any of its significant subsidiaries; or
                                      A-23

          (ii) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined in Section 13(d)(3) of the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the voting power of Issuer or any of its significant subsidiaries.
     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:
          (i) any person (other than Grantee or any subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or
          (ii) the holders of Issuer Common Stock shall not have approved the Plan by the requisite vote at the Meeting, the Meeting shall not have been held or shall have been canceled prior to termination of the Plan, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Plan, in each case after it shall have been publicly announced that any person (other than Grantee or any subsidiary of Grantee) shall have (A) made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (C) filed an application (or given a notice), whether in draft or final form, under the Home Owners' Loan Act, as amended ("HOLA"), the BHCA, the Bank Merger Act, as amended (the "BMA") or the Change in Bank Control Act of 1978, as amended (the "CBCA"), for approval to engage in an Acquisition Transaction; or
          (iii) any person (other than Grantee or any subsidiary of Grantee) shall have made a bona fide proposal to Issuer or its stockholders by public announcement, or written communication that is or becomes the subject of public disclosure, to engage in an Acquisition Transaction; or
          (iv) after a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, or such third party states its intention to the Issuer to make such a proposal if the Plan terminates, Issuer shall have breached any representation, warranty, covenant or agreement contained in the Plan and such breach would entitle Grantee to terminate the Plan under SECTION 7.02 thereof (without regard to the cure period provided for therein unless such cure is promptly effected without jeopardizing consummation of the Mergers pursuant to the terms of the Plan); or
          (v) any person (other than Grantee or any subsidiary of Grantee) other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with any Regulatory Authority for approval to engage in an Acquisition Transaction. As used in this Agreement, "person" shall have the meaning specified in
Sections 3(a)(9) and 13(d)(3) of the Exchange Act.
     (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Preliminary Purchase Event or Purchase Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Holder to exercise the Option.
     (e) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior notification to or approval of any Regulatory Authority is required in connection with such purchase, Issuer shall cooperate with the Holder in the filing of the required notice of application for approval and the obtaining of such approval and the Closing shall occur immediately following such regulatory approvals (and any mandatory waiting periods). Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.
                                      A-24

     4. PAYMENT AND DELIVERY OF CERTIFICATES.
     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in SECTION 12(F).
     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in SECTION 4(A), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens and subject to no preemptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.
     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:
     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT
     TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
     AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF JUNE
     15, 1996. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER
     HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.
It is understood and agreed that the portion of the above legend relating to the Securities Act shall be removed by delivery of substitute certificate(s) without such legend if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act.
     (d) Upon the giving by Holder to Issuer of the written notice of exercise of the Option provided for under SECTION 3(E), the tender of the applicable purchase price in immediately available funds and the tender of this Agreement to Issuer, Holder shall be deemed to be the holder of record of the shares of Issuer Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Issuer Common Stock shall not then be actually delivered to Holder. Issuer shall pay all expenses, and any and all United States federal, state, and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section in the name of Holder or its assignee, transferee, or designee.
     (e) Issuer agrees (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Issuer Common Stock so that the Option may be exercised without additional authorization of Issuer Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Issuer Common Stock, (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer, (iii) promptly to take all action as may from time to time be required (including (A) complying with all premerger notification, reporting and waiting period requirements and (B) in the event prior approval of or notice to any Regulatory Authority is necessary before the Option may be exercised, cooperating fully with Holder in preparing such applications or notices and providing such information to such Regulatory Authority as it may require) in order to permit Holder to exercise the Option and Issuer duly and effectively to issue shares of the Issuer Common Stock pursuant hereto, and (iv) promptly to take all action provided herein to protect the rights of Holder against dilution.
     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee (and Holder, if different than Grantee) as follows:
     (a) CORPORATE AUTHORITY. Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated; this Agreement has been duly and validly executed and delivered by Issuer.
                                      A-25

     (b) SHARES RESERVED FOR ISSUANCE; CAPITAL STOCK. Issuer has taken all necessary corporate action to authorize and reserve and permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms, will have reserved for issuance upon the exercise of the Option, that number of shares of Issuer Common Stock equal to the maximum number of shares of Issuer Common Stock at any time and from time to time purchasable upon exercise of the Option, and all such shares, upon issuance pursuant to the Option, will be duly authorized, validly issued, fully paid and nonassessable, and will be delivered free and clear of all Liens (other than those created by this Agreement) and not subject to any preemptive Rights.
     (c) NO VIOLATIONS. The execution, delivery and performance of this Agreement does not or will not, and the consummation by Issuer of any of the transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its articles of incorporation or bylaws, or the comparable governing instruments of any of its subsidiaries, or (B) a breach or violation of, or a default under, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation of it or any of its subsidiaries (with or without the giving of notice, the lapse of time or both) or under any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which it or any of its subsidiaries is subject, that would, in any case give any other person the ability to prevent or enjoin Issuer's performance under this Agreement in any material respect.
     (d) RIGHTS AGREEMENT. Prior to termination of this Agreement in accordance with its terms, Issuer agrees not to take any action that would cause First Union to be an "Acquiring Person" or an "Adverse Person" as a result of this Agreement.
     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that Grantee has full corporate power and authority to enter into this Agreement and, subject to obtaining the approvals referred to in this Agreement, to consummate the transactions contemplated by this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee; and this Agreement has been duly executed and delivered by Grantee.
     7. ADJUSTMENT. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, exercise of the Company Rights or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this SECTION 7(A), upon exercise of any option to purchase Issuer Common Stock outstanding on the date hereof or upon conversion into Issuer Common Stock of any convertible security of Issuer outstanding on the date hereof), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option. No provision of this SECTION 7 shall be deemed to affect or change, or constitute authorization for any violation of, any of the covenants or representations in the Plan.
     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets or deposits to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Holder, of either (x) the Acquiring Corporation (as hereinafter defined), (y) any person that controls the Acquiring Corporation, or (z) in the case of a merger described in clause (ii), Issuer (such person being referred to as "Substitute Option Issuer").
                                      A-26

     (c) The Substitute Option shall have the same terms as the Option, provided, that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Holder. Substitute Option Issuer shall also enter into an agreement with Holder in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.
     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of Substitute Option per share of Substitute Common Stock (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of the Substitute Common Stock for which the Substitute Option is exercisable.
     (e) The following terms have the meanings indicated:
          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, or (iii) the transferee of all or substantially all of Issuer's assets (or a substantial part of the assets of its subsidiaries taken as a whole).
          (2) "Substitute Common Stock" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.
          (3) "Assigned Value" shall mean the highest of (w) the price per share of Issuer Common Stock at which a Tender Offer or an Exchange Offer therefor has been made, (x) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (y) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the consolidation, merger, or sale in question and (z) in the event of a sale of all or substantially all of Issuer's assets or deposits an amount equal to (i) the sum of the price paid in such sale for such assets (and/or deposits) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Holder divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a Tender Offer or an Exchange Offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Holder.
          (4) "Average Price" shall mean the average closing price of a share of Substitute Common Stock for the one year immediately preceding the consolidation, merger, or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Holder may elect.
     (f) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for the limitation in the first sentence of this SECTION 7(F), Substitute Option Issuer shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this SECTION 7(F) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this SECTION 7(F). This difference in value shall be determined by a nationally-recognized investment banking firm selected by Holder.
     (g) Issuer shall not enter into any transaction described in SECTION 7(B) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this SECTION 7 are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value (other than any diminution in value resulting from the fact that the Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision) than other shares of common stock issued by Substitute Option Issuer).
                                      A-27

     8. REPURCHASE AT THE OPTION OF HOLDER. (a) Subject to the last sentence of
SECTION 3(A), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in SECTION 8(D)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder (i) the Option and (ii) all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this SECTION 8 is referred to as the "Request Date". Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:
          (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired pursuant to the Option with respect to which Holder then has beneficial ownership;
          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to SECTION 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and
          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to SECTION 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.
     (b) If Holder exercises its rights under this SECTION 8, Issuer shall, within 10 business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment, Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all Liens. Notwithstanding the foregoing, to the extent that prior notification to or approval of any Regulatory Authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to SECTION 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for approval and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such approval). If any Regulatory Authority disapproves of any part of Issuer's proposed repurchase pursuant to this SECTION 8, Issuer shall promptly give notice of such fact to Holder. If any Regulatory Authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such Regulatory Authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to SECTION 8(A) (II) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five (5) business days of receipt of notice of disapproval of the repurchase.
     Notwithstanding anything herein to the contrary, all of Holder's rights under this SECTION 8 shall terminate on the date of termination of this Option pursuant to SECTION 3(A).
     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in SECTION 8(D)(I), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in SECTION 7(B)(I), 7(B)(II) OR 7(B)(III), or (iii) the highest closing sales price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on the Nasdaq National Market, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 40 business days preceding the Request Date; PROVIDED, HOWEVER, that in the event of a sale of less than all of Issuer's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Holder, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.
                                      A-28

     (d) As used herein, "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership of (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the then outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in SECTION 7(B)(I), 7(B)(II) or 7(B)(III) shall be consummated.
     9. REGISTRATION RIGHTS.
     (a) DEMAND REGISTRATION RIGHTS. Issuer shall, subject to the conditions of
SECTION 9(C) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Shareholder"), as expeditiously as possible prepare and file a registration statement under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to the Selling Shareholder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Selling Shareholder in such request, including without limitation a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws.
     (b) ADDITIONAL REGISTRATION RIGHTS. If Issuer at any time after the exercise of the Option proposes to register any shares of Issuer Common Stock under the Securities Act in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to the Selling Shareholders of its intention to do so and, upon the written request of any Selling Shareholder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by the Selling Shareholder), Issuer will cause all such shares for which a Selling Shareholder requests participation in such registration, to be so registered and included in such underwritten public offering; PROVIDED, HOWEVER, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith object for valid business reasons, or (ii) in the case of a registration solely to implement an employee benefit plan or a registration filed on Form S-4 of the Securities Act or any successor Form; PROVIDED, FURTHER, HOWEVER, that such election pursuant to (i) may only be made two times. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this SECTION 9(B), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among the Selling Shareholders desiring to register their shares pro rata in the proportion that the number of shares requested to be registered by each such Selling Shareholder bears to the total number of shares requested to be registered by all such Selling Shareholders then desiring to have Issuer Common Stock registered for sale.
     (c) CONDITIONS TO REQUIRED REGISTRATION. Issuer shall use all reasonable efforts to cause each registration statement referred to in SECTION 9(A) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, PROVIDED, HOWEVER, that Issuer may delay any registration of Option Shares required pursuant to SECTION 9(A) above for a period not exceeding 90 days provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer, and Issuer shall not be required to register Option Shares under the Securities Act pursuant to SECTION 9(A) above:
          (i) prior to the earliest of (a) termination of the Plan pursuant to
     ARTICLE VII thereof, (b) failure to obtain the requisite stockholder approval pursuant to SECTION 6.01 of ARTICLE VI of the Plan, and (c) a Purchase Event or a Preliminary Purchase Event;
          (ii) on more than one occasion during any calendar year;
          (iii) within 90 days after the effective date of a registration referred to in SECTION 9(B) above pursuant to which the Selling Shareholder or Selling Shareholders concerned were afforded the opportunity to register such shares under the Securities Act and such shares were registered as requested; and
          (iv) unless a request therefor is made to Issuer by Selling Shareholders that hold at least 25% or more of the aggregate number of Option Shares (including shares of Issuer Common Stock issuable upon exercise of the Option) then outstanding.
     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of nine months from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares;
                                      A-29

PROVIDED, HOWEVER, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.
     (d) EXPENSES. Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of counsel), legal expenses, including the reasonable fees and expenses of one counsel to the holders whose Option Shares are being registered, printing expenses and the costs of special audits or "cold comfort" letters, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to SECTION 9(A) or 9(B) above (including the related offerings and sales by holders of Option Shares) and all other qualifications, notifications or exemptions pursuant to SECTION 9(A) or 9(B) above.
     (e) INDEMNIFICATION. In connection with any registration under SECTION 9(A) or 9(B) above Issuer hereby indemnifies the Selling Shareholders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement of a material fact contained in any registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Shareholders, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement, that was included by Issuer in any such registration statement or prospectus or notification or offering circular (including any amendments or supplements thereto) in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.
     Promptly upon receipt by a party indemnified under this SECTION 9(E) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this SECTION 9(E), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this
SECTION 9(E). In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.
     If the indemnification provided for in this SECTION 9(E) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, the Selling Shareholders and the underwriters from the offering of the securities and also the relative fault of Issuer, the Selling Shareholders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; PROVIDED, HOWEVER, that in no case shall any Selling Shareholder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act)
                                      A-30
shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.
     In connection with any registration pursuant to SECTION 9(A) or 9(B) above, Issuer and each Selling Shareholder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this SECTION 9(E).
     (f) MISCELLANEOUS REPORTING. Issuer shall comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by the Selling Shareholders thereof in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rule 144A. Issuer shall at its expense provide the Selling Shareholders with any information necessary in connection with the completion and filing of any reports or forms required to be filed by them under the Securities Act or the Exchange Act, or required pursuant to any state securities laws or the rules of any stock exchange.
     (g) ISSUE TAXES. Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save the Selling Shareholders harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.
     10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired in connection with the exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq National Market or any securities exchange, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq National Market or such other securities exchange and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.
     11. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.
     12. MISCELLANEOUS.
     (a) EXPENSES. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.
     (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.
     (c) ENTIRE AGREEMENT: NO THIRD-PARTY BENEFICIARIES; SEVERABILITY. This Agreement, together with the Plan and the other documents and instruments referred to herein and therein, between Grantee and Issuer (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (other than the indemnified parties under SECTION 9(E) and any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to
SECTION 12(H)) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or Regulatory Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or Regulatory Authority determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in
SECTION 2 (as may be adjusted herein), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.
     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law rules.
                                      A-31

     (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
     (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Plan (or at such other address for a party as shall be specified by like notice).
     (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.
     (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Holder may assign this Agreement to a wholly-owned subsidiary of Holder and Holder may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by the Holder, Issuer and the Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.
     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.
     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.
                                         CENTER FINANCIAL CORPORATION
                                         By:
                                           NAME:
                                           TITLE:
                                         FIRST UNION CORPORATION
                                         By:
                                           NAME:
                                           TITLE:
                                      A-32

                                                                         ANNEX B
                                     DRAFT
                                                                          , 1996
Board of Directors
Center Financial Corp.
60 North Main Street
Waterbury, CT 06702
Gentlemen:
     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Center Financial Corp. ("Center") of the consideration in the proposed merger (the "Merger") of Center with and into First Union Corporation ("First Union"), pursuant to the Agreement and Plan of Merger dated as of June 14, 1996 between Center and First Union (the "Agreement"). Under the terms of the Merger, each outstanding share of common stock, $1.00 par value, of Center will be exchanged for $25.44 (the "Consideration") worth of First Union Common Stock, $3.33 1/3 par value. It is our understanding that the Merger will be structured as a purchase accounting transaction under generally accepted accounting practices.
     Keefe, Bruyette & Woods, Inc. as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Center and First Union and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Center and First Union for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Center. We have acted exclusively for the Board of Directors of Center in rendering this fairness opinion and will receive a fee from Center for our services.
     IN CONNECTION WITH THIS OPINION, WE HAVE RECEIVED, AMONG OTHER THINGS, THE AGREEMENT; THE REGISTRATION STATEMENT ON FORM S-4, INCLUDING THE PROXY STATEMENT-PROSPECTUS RELATING TO THE SPECIAL MEETING OF CENTER STOCKHOLDERS AT WHICH HOLDERS OF THE SHARES WILL BE ASKED TO APPROVE THE MERGER; ANNUAL REPORTS TO STOCKHOLDERS AND ANNUAL REPORTS ON FORM 10-K OF CENTER AND FIRST UNION FOR THE FOUR YEARS ENDED DECEMBER 31, 1995; CERTAIN INTERIM REPORTS TO STOCKHOLDERS AND QUARTERLY REPORTS ON FORM 10-Q OF CENTER AND FIRST UNION, AND CERTAIN INTERNAL FINANCIAL ANALYSES AND FORECASTS FOR CENTER PREPARED BY MANAGEMENT. WE ALSO HAVE HELD DISCUSSIONS WITH MEMBERS OF THE SENIOR MANAGEMENT OF CENTER AND FIRST UNION REGARDING THE PAST AND CURRENT BUSINESS OPERATIONS, REGULATORY RELATIONSHIPS, FINANCIAL CONDITION AND FUTURE PROSPECTS OF THEIR RESPECTIVE COMPANIES. IN ADDITION, WE HAVE COMPARED CERTAIN FINANCIAL AND STOCK MARKET INFORMATION FOR CENTER AND FIRST UNION WITH SIMILAR INFORMATION FOR CERTAIN OTHER COMPANIES THE SECURITIES OF WHICH ARE PUBLICLY TRADED, REVIEWED THE FINANCIAL TERMS OF CERTAIN RECENT BUSINESS COMBINATIONS IN THE BANKING INDUSTRY AND PERFORMED SUCH OTHER STUDIES AND ANALYSES AS WE CONSIDERED APPROPRIATE.
     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Center as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Center and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for Center and First Union are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Center or First Union, nor have we examined any individual credit files.
     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Center and First Union; (ii) the assets and liabilities of Center and First Union; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic,
                                      B-1
market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.
     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the Merger is fair, from a financial point of view, to the common shareholders of Center.
                                         Very truly yours,
                                         KEEFE, BRUYETTE & WOODS, INC.
                                      B-2

                                                                         ANNEX C
(SECTION MARK)33-373. RIGHTS OF OBJECTING SHAREHOLDERS
     (a) Any objecting holder of preferred shares shall have the right to be paid the value of all shares of such class owned by him in accordance with the provisions of section 33-374 if an amendment to the certificate of incorporation is effected which would: (1) Cancel or otherwise affect the right to accrued dividends or other arrearages in respect of such class of shares; (2) reduce the dividend preference thereof; (3) make noncumulative, in whole or in part, dividends thereof, which had theretofore been cumulative; (4) reduce the redemption price thereof or make such shares subject to redemption when not otherwise redeemable; (5) reduce any preferential amount payable thereon upon voluntary or involuntary liquidation.
     (b) If an offer is made by the corporation to holders of its shares of any class having accrued dividends or other arrearages to exchange such shares for other securities of the corporation which would be entitled to preference in the receipt of any periodical payment or dividend over such shares, and if the offer is accepted by, and such exchange is effected with, any holder of such shares, then any other holder of such shares who objects to the terms of the offer shall have the right to be paid the value of all shares of such class owned by him in accordance with the provisions of section 33-374.
     (c) Any shareholder of a merging or consolidating domestic corporation who objects to the merger or consolidation shall have the right to be paid the value of all shares of such corporation owned by him in accordance with the provisions of section 33-374, except that a shareholder of a merging domestic corporation which is to be the surviving corporation shall have such right only: (1) If and to the extent that the plan of merger will effect an amendment to the certificate of incorporation of the surviving corporation which would entitle the shareholder to such right pursuant to the provisions of subsection (a) of this section, or (2) if the plan of merger provides for the distribution to shareholders of the surviving corporation of cash, securities or other property in lieu of or in exchange for or upon conversion of outstanding shares of the surviving corporation.
     (d) If a corporation sells all or substantially all its assets primarily in consideration for securities of another corporation, domestic or foreign, and such transaction is part of a general plan of liquidation and distribution substantially equivalent to a merger, any shareholder of such corporation objecting to such sale shall have the right to be paid the value of all shares of such corporation owned by him in accordance with the provisions of section 33-374.
     (e) If a distribution to shareholders, by dividend, liquidating distribution or otherwise, is effected by transfer of assets in kind to shareholders collectively as co-owners, any objecting shareholder who would otherwise receive such distribution shall have the right to be paid the value of all shares of such corporation owned by him in accordance with the provisions of section 33-374.
     (f) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be his exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not he proceeds as provided in section 33-374.
(SECTION MARK)33-374. PROCEDURE FOR OBJECTING SHAREHOLDER
     (a) As used in this section, the term (1) "corporation" includes, if the context so indicates, the successor, surviving or new corporation which acquires the property of a predecessor corporation upon a sale of assets for securities, merger or consolidation; (2) "the date on which the exchange was effective" means the date on which the corporation first actually consummated an exchange of shares or, if it reserved the right to postpone the operation or effectiveness of all acceptances of its offer of exchange, the date on which it declared the acceptance operative or effective; (3) "sale of assets for securities" means a sale of assets entitling objecting shareholders to be paid the value of shares pursuant to subsection (d) of section 33-373; (4) "shares" of shareholder means those shares owned by him as to which he is entitled to be paid the value pursuant to the provisions of section 33-373.
     (b) Any shareholder designated in section 33-373 as having the right to be paid the value of shares as provided in this section may elect to exercise such right by giving notice to the corporation, in writing, objecting to the proposed corporate transaction giving rise to such right. (1) In the case of a shareholder so designated in subsections (a), (c) and (d) of section 33-373 such notice shall be delivered to the corporation prior to the meeting of shareholders called for the purpose of voting on such transactions, or at such meeting prior to voting on such transaction, or prior to the time action taken by consents as provided in section 33-330 shall become effective. If such transaction is approved, any such shareholders so notifying the corporation, provided none of his shares shall have been voted in favor thereof, may require the corporation to purchase his shares at fair value by delivering to the corporation a demand to that effect in writing, within ten days after the date on which
                                      C-1
the vote was taken or action taken by consents as provided in section 33-330 became effective. (2) In the case of a shareholder so designated in subsection
(b) of section 33-373, such notice shall be delivered to the corporation within fifteen days after the date of mailing the offer. If an exchange is effected with any shareholder, any such shareholder so notifying the corporation, provided none of his shares shall have been so exchanged, may require the corporation to purchase his shares at fair value by delivering to the corporation a demand to that effect in writing, within ten days after the date on which the exchange was effective if the corporation shall give notice of such date to such shareholder or within sixty days after delivering the written notice to the corporation, whichever is the earlier. (3) A shareholder so designated in subsection (e) of section 33-373 may require the corporation to purchase his shares at fair value by delivering such notice to the corporation within fifteen days after the date of mailing the distribution or any notice thereof from the corporation, whichever is earlier, accompanied by a demand to that effect in writing, provided such shareholder shall not have accepted such distribution. (4) In the case of a shareholder so designated in subsection (c) of section 33-373, where a merger has been effected as provided in section 33-370, such notice shall be delivered to the corporation within fifteen days after the date of mailing the plan of merger, and be accompanied by a demand in writing that the corporation purchase his shares at fair value.
     (c) Any demand to purchase shares under subsection (b) of this section shall state the number and classes of shares of the shareholder making the demand. Except as provided in subsection (i) of this section, any shareholder making such demand shall thereafter be entitled only to payment as in this section provided and shall not be entitled to vote, to receive dividends or to exercise any other rights of a shareholder in respect of such shares. No such demand may be withdrawn unless the corporation consents thereto. Any shareholder failing to make demand as provided in subsection (b) of this section shall be bound by the corporate transaction involved in accordance with its terms.
     (d) At any time after the receipt of a notice by a shareholder objecting to the proposed corporate transaction giving rise to rights under this section, but not later than ten days after receipt of a demand to purchase shares or ten days after the corporate transaction is effective, whichever is later, the corporation shall make a written offer, to each shareholder who makes demand as provided in this section, to pay for his shares at a specified price deemed by such corporation to be the fair value thereof as of the day prior to the date on which notice of the proposed corporate transaction was mailed, exclusive of any element of value arising from the expectation or accomplishment of such corporate transaction.
     (e) Within twenty days after demanding the purchase of his shares, each shareholder so demanding shall submit the certificate or certificates representing his shares to the corporation for notation thereon that such demand has been made. His failure to do so shall, at the option of the corporation, terminate his rights under this section unless a court of competent jurisdiction, for good and sufficient cause shown, otherwise directs. If shares represented by a certificate on which notation has been so made are transferred, each new certificate issued therefor shall bear similar notation, together with the name of the shareholder of such shares who made such demand, and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which such shareholder had after making such demand.
     (f) If the corporation and any shareholder making a demand to purchase shares under subsection (b) of this section agree in writing as to the value of the shares, the corporation shall pay such shareholder such value upon and concurrently with the surrender to the corporation of the certificate or certificates representing such shares duly endorsed for transfer. If the corporation defaults in or refuses to make such payment, such shareholder may file a petition in the superior court for the judicial district where the principal office of the corporation is located, praying that judgment be entered for such amount, and such shareholder shall be entitled to judgment for such amount. If any such shareholder should be a party to a proceeding under subsection (g) of this section, the court in such proceeding shall upon motion of either the corporation or such shareholder dismiss the proceeding with respect to such shareholder.
     (g) At any time during the period of sixty days after the date the corporation is obliged to make an offer under subsection (d) of this section, the corporation, or any shareholder who has made a demand to purchase shares under subsection (b) of this section and who has not accepted the offer made by the corporation and acting in the name of the corporation, may file a petition in the superior court for the judicial district where its principal office is located, or before any judge thereof, praying that the value of the shares of such shareholders be found and determined. All shareholders making demand under subsection (b) of this section who have not accepted the offer made by the corporation, wherever residing, shall be made parties to the proceeding as an action against their shares quasi in rem. A copy of the petition shall be served on each such shareholder who is a resident of this state and shall be served by registered or certified mail on each such shareholder who is a nonresident. Service on nonresidents shall also be made by publication as provided by law. The jurisdiction of the court shall be plenary and exclusive. All shareholders who are parties to the proceeding shall be entitled to judgment against the corporation for the amount of the fair value of their shares as of the day prior to the date on which notice of the proposed corporate transaction was mailed, exclusive of any element of value arising from the expectation or accomplishment of such
                                      C-2
corporate transaction. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment therefor and shall direct the payment of such value, together with interest, if any, as hereinafter provided, to the shareholders entitled thereto. The judgment may include an allowance for interest at such rate as the court may find to be fair and equitable in all the circumstances, from the date notice of the proposed corporate transaction was mailed to the date of payment. The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all shareholders who are parties to the proceeding to whom the corporation has made an offer to pay for the shares if the court finds that the action of such shareholders in failing to accept such offer was arbitrary or vexatious or not in good faith. Such expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party; but if the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay therefor, or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation to any expert or experts employed by the shareholder in the proceeding.
     (h) Any judgment entered under subsection (f) or (g) of this section shall be enforceable as other decrees of the superior court may be enforced and shall be payable only upon and concurrently with the surrender to the corporation of the certificate or certificates representing the shares for which payment is due, duly endorsed for transfer. Upon payment of any such judgment, the shareholder shall cease to have any interest in such shares. The liability to pay for shares or to pay damages imposed by this section on a corporation extends to the successor corporation which acquires the assets of the predecessor, whether by merger, consolidation or sale of assets for securities. Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this section provided, may be held and disposed of by such corporation as in the case of other treasury shares, unless in the case of a merger or consolidation the plan of merger or consolidation otherwise provides.
     (i) If a demand to purchase shares under subsection (b) of this section is withdrawn upon consent, or if the proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action, or if no demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section, or if a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section, then the right of such shareholder to be paid the fair value of his shares shall cease and his status as a shareholder shall thereupon be restored.
                                      C-3

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Sections 55-8-50 through 55-8-58 of the NCBCA contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director or officer meets a certain standard of conduct, provided when a director or officer is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by contract or resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.
     FUNC's bylaws provide for the indemnification of FUNC's directors and executive officers by FUNC against liabilities arising out of his status as such, excluding any liability relating to activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of FUNC.
     The FUNC Articles provide for the elimination of the personal liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may from time to time be in effect.
     FUNC maintains directors and officers liability insurance, which provides coverage of up to $80,000,000, subject to certain deductible amounts. In general, the policy insures (i) FUNC's directors and officers against loss by reason of any of their wrongful acts, and/or (ii) FUNC against loss arising from claims against the directors and officers by reason of their wrongful acts, all subject to the terms and conditions contained in the policy.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT NO.                                                     DESCRIPTION
  (2)           The Merger Agreement, including the Stock Option Agreement as Exhibit A thereto. (Incorporated by reference to
                ANNEX A to the Prospectus/Proxy Statement included in this Registration Statement.)*
  (3)(a)        Articles of Incorporation of FUNC, as amended. (Incorporated by reference to Exhibit (4) to FUNC's 1990 First
                Quarter Report on Form 10-Q, to Exhibit (99)(a) to FUNC's 1993 First Quarter Report on Form 10-Q and to Exhibit
                (4)(a) to FUNC's Current Report on Form 8-K dated January 10, 1996.)
  (3)(b)        Bylaws of FUNC, as amended. (Incorporated by reference to Exhibit (3)(b) to FUNC's 1995 Annual Report on Form
                10-K.)
  (4)(a)        Shareholder Protection Rights Agreement, as amended. (Incorporated by reference to Exhibits (4)(b) to FUNC's
                Forms 8-K dated December 18, 1990 and October 20, 1992, and to Exhibit (99) to FUNC's Current Reports on Form
                8-K dated June 20, 1995 and June 21, 1995.)
  (4)(b)        All instruments defining the rights of holders of long-term debt of FUNC and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the Commission.)
  (5)           Opinion of Marion A. Cowell, Jr., Esq.
  (8)(a)        Tax opinion of Sullivan & Cromwell.
  (8)(b)        Tax opinion of Wachtell, Lipton, Rosen & Katz.
  (12)(a)       Computations of Consolidated Ratios of Earnings to Fixed Charges. (Incorporated by reference to Exhibit (12)(a)
                to FUNC's 1996 Second Quarter Report on Form 10-Q.)
  (12)(b)       Computations of Consolidated Ratios of Earnings to Fixed Charges and Preferred Stock Dividends. (Incorporated by
                reference to Exhibit (12)(b) to FUNC's 1996 Second Quarter Report on Form 10-Q.)
  (23)(a)       Consent of KPMG Peat Marwick LLP.
  (23)(b)       Consent of KPMG Peat Marwick LLP.
  (23)(c)       Consent of Marion A. Cowell, Jr., Esq. (Included in Exhibit (5).)
  (23)(d)       Consent of Sullivan & Cromwell. (Included in Exhibit (8)(a).)
  (23)(e)       Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit (8)(b).)
  (23)(f)       Consent of Keefe, Bruyette & Woods, Inc.
  (24)          Power of Attorney.
  (27)          FUNC's Financial Data Schedule. (Incorporated by reference to Exhibit (27) to FUNC's 1996 Second Quarter Report
                on Form 10-Q.)
  (99)          Form of proxy for the Special Meeting of Stockholders of CFC.

* Omitted exhibits to be furnished upon request of the Commission.
                                      II-1

ITEM 22. UNDERTAKINGS.
     (a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (as amended and the rules and regulations thereunder, the "Securities Act"), each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (as amended and the rules and regulations thereunder, the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) promulgated pursuant to the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
     (3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 promulgated pursuant to the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions of this Item 22, or otherwise (other than insurance), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
     (d) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
             (i) To include any prospectus required by Section 10(a) (3) of the Securities Act;
             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
                                      II-2

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                                      II-3

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Charlotte, State of North Carolina, on August 14, 1996.
                                         FIRST UNION CORPORATION
                                         By:        MARION A. COWELL, JR.
                                                   MARION A. COWELL, JR.
                                                 EXECUTIVE VICE PRESIDENT,
                                               SECRETARY AND GENERAL COUNSEL
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                                      CAPACITY
                      *EDWARD E. CRUTCHFIELD            Chairman, and Chief Executive Officer and Director
                EDWARD E. CRUTCHFIELD
                          *ROBERT T. ATWOOD             Executive Vice President and Chief Financial Officer
                   ROBERT T. ATWOOD
                            *JAMES H. HATCH             Senior Vice President and Corporate Controller (Principal
                                                          Accounting Officer)
                    JAMES H. HATCH
                            *EDWARD E. BARR             Director
                    EDWARD E. BARR
                         *G. ALEX BERNHARDT             Director
                  G. ALEX BERNHARDT
                          *W. WALDO BRADLEY             Director
                   W. WALDO BRADLEY
                           *ROBERT J. BROWN             Director
                   ROBERT J. BROWN
                           *ROBERT D. DAVIS             Director
                   ROBERT D. DAVIS
                          *R. STUART DICKSON            Director
                  R. STUART DICKSON
                               *B.F. DOLAN              Director
                      B.F. DOLAN

                                      II-4

                      SIGNATURE                                                      CAPACITY
                          *RODDEY DOWD, SR.             Director
                   RODDEY DOWD, SR.
                          *JOHN R. GEORGIUS             Director
                   JOHN R. GEORGIUS
                        *ARTHUR M. GOLDBERG             Director
                  ARTHUR M. GOLDBERG
                     *WILLIAM N. GOODWIN, JR.           Director
               WILLIAM N. GOODWIN, JR.
                         *BRENTON S. HALSEY             Director
                  BRENTON S. HALSEY
                         *HOWARD H. HAWORTH             Director
                  HOWARD H. HAWORTH
                            *FRANK M. HENRY             Director
                    FRANK M. HENRY
                                                        Director
                  LEONARD G. HERRING
                     *JUAN RODRIGUEZ INCIARTE           Director
               JUAN RODRIGUEZ INCIARTE
                          *JACK A. LAUGHERY             Director
                   JACK A. LAUGHERY
                               *MAX LENNON              Director
                      MAX LENNON
                         *RADFORD D. LOVETT             Director
                  RADFORD D. LOVETT
                           *JOSEPH NEUBAUER             Director
                   JOSEPH NEUBAUER
                                                        Director
                 HENRY D. PERRY, JR.
                       *RANDOLPH N. REYNOLDS            Director
                 RANDOLPH N. REYNOLDS

                                      II-5

                      SIGNATURE                                                      CAPACITY
                             *RUTH G. SHAW              Director
                     RUTH G. SHAW
                            *LANTY L. SMITH             Director
                    LANTY L. SMITH
                     *ANTHONY P. TERRACCIANO            Director
                ANTHONY P. TERRACCIANO
                          *DEWEY L. TROGDON             Director
                   DEWEY L. TROGDON
                             *JOHN D. UIBLE             Director
                    JOHN D. UIBLE
                              *B. J. WALKER             Director
                     B. J. WALKER
*By Marion A. Cowell, Jr., Attorney-in-Fact
                       MARION A. COWELL, JR.
                MARION A. COWELL, JR.

Date: August 14, 1996
                                      II-6

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                               LOCATION
  (2)         The Merger Agreement, including the Stock Option        Incorporated by reference to ANNEX A to the
              Agreement as Exhibit A thereto.                         Prospectus/Proxy Statement included in this
                                                                      Registration Statement.*
  (3)(a)      Articles of Incorporation of FUNC, as amended.          Incorporated by reference to Exhibit (4) to FUNC's
                                                                      1990 First Quarter Report on Form 10-Q, to Exhibit
                                                                      (99)(a) to FUNC's 1993 First Quarter Report on Form
                                                                      10-Q and to Exhibit (4)(a) to FUNC's Current Report on
                                                                      Form 8-K dated January 10, 1996.
  (3)(b)      Bylaws of FUNC, as amended.                             Incorporated by reference to Exhibit (3)(b) to FUNC's
                                                                      1995 Annual Report on Form 10-K.
  (4)(a)      Shareholder Protection Rights Agreement, as amended.    Incorporated by reference to Exhibits (4)(b) to FUNC's
                                                                      Forms 8-K dated December 18, 1990 and October 20,
                                                                      1992, and to Exhibit (99) to FUNC's Current Reports on
                                                                      Form 8-K dated June 20, 1995 and June 21, 1995.
  (4)(b)      All instruments defining the rights of holders of       Not filed pursuant to (4)(iii) of Item 601(b) of
              long-term debt of FUNC and its subsidiaries.            Regulation S-K; to be furnished upon request of the
                                                                      Commission.
  (5)         Opinion of Marion A. Cowell, Jr., Esq.                  Filed herewith.
  (8)(a)      Tax opinion of Sullivan & Cromwell.                     Filed herewith.
  (8)(b)      Tax opinion of Wachtell, Lipton, Rosen & Katz.          Filed herewith.
  (12)(a)     Computations of Consolidated Ratios of Earnings to      Incorporated by reference to Exhibit (12)(a) to FUNC's
              Fixed Charges.                                          1996 Second Quarter on Form 10-Q.
  (12)(b)     Computations of Consolidated Ratios of Earnings to      Incorporated by reference to Exhibit (12)(b) to FUNC's
              Fixed Charges and Preferred Stock Dividends.            1996 Second Quarter Report on Form 10-Q.
  (23)(a)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(b)     Consent of KPMG Peat Marwick LLP.                       Filed herewith.
  (23)(c)     Consent of Marion A. Cowell, Jr., Esq.                  Included in Exhibit (5).
  (23)(d)     Consent of Sullivan & Cromwell.                         Included in Exhibit (8)(a).
  (23)(e)     Consent of Wachtell, Lipton, Rosen & Katz.              Included in Exhibit (8)(b).
  (23)(f)     Consent of Keefe, Bruyette & Woods, Inc.                Filed herewith.
  (24)        Power of Attorney.                                      Filed herewith.
  (27)        FUNC's Financial Data Schedule.                         Incorporated by reference to Exhibit (27) to FUNC's
                                                                      1996 Second Quarter Report on
                                                                      Form 10-Q.
  (99)        Form of proxy for the Special Meeting of Stockholders   Filed herewith.
              of CFC.

  * Omitted exhibits to be furnished upon request of the Commission.